Form 10KSB, Exhibit 13
period 2005-06-30
HOME FEDERAL BANCORP, INC. OF LOUISIANA
filed 2005-10-12
CIK 1302901

                                                                    Exhibit 13.0

                               (HOME FEDERAL LOGO)
                           BANCORP, INC. OF LOUISIANA

                               2005 ANNUAL REPORT

                                 TO SHAREHOLDERS

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
President's Letter.......................................................     1
Selected Consolidated Financial and Other Data...........................     2
Management's Discussion and Analysis of Financial Condition and
   Results of Operations.................................................     4
Report of Independent Registered Public Accounting Firm..................    14
Consolidated Balance Sheets..............................................    15
Consolidated Statements of Income........................................    16
Consolidated Statements of Comprehensive Income (Loss)...................    17
Consolidated Statements of Changes in Stockholders' Equity...............    18
Consolidated Statements of Cash Flows....................................    19
Notes to Consolidated Financial Statements...............................    21
Market Price of Home Federal Bancorp, Inc. Common Shares and Related
   Shareholder Matters...................................................    49
Directors and Executive Officers.........................................    50
Banking Locations and Shareholder Information............................    50

                                                              PRESIDENT'S LETTER

To Our Shareholders,

We are pleased to present our first Annual Report of Home Federal Bancorp, Inc. of Louisiana and wish to extend our welcome to you as shareholders. Less than a year ago we converted Home Federal Savings and Loan Association from a federally chartered mutual savings association to a federally chartered stock savings association and established a mid-tier holding company, Home Federal Bancorp, Inc. We undertook this transition in order to modernize our charter form which we believe will provide us with opportunities for growth in the years ahead while also enhancing our ability to expand the products and services we provide our customers.

On January 18, 2005, we completed our successful reorganization and initial public offering having sold 1,423,583 shares of our common stock in a subscription and community offering which increased our capital to $26.9 million at June 30, 2006. Given our strong capital position, we were able and pleased to have paid our first quarterly cash dividend of $.05 per share for the quarter ended June 30, 2005. It is our goal to continue paying dividends on a regular quarterly basis in the future.

We also recognize that we continue to operate in a difficult interest rate environment. For the year ended June 30, 2005, we recognized net income of $850,000, a modest increase of $29,000, or 3.5%, over net income for the year ended June 30, 2004. The increase in net income was primarily due to gains on sales of securities during fiscal 2005 as we continued to experience interest rate compression on our interest-earning assets. We expect that the Federal Reserve Board will continue to tighten interest rates for at least several more quarters and we are trying to manage our balance sheet accordingly.

As you are aware, areas of Louisiana have recently seen the devastating impacts of Hurricanes Katrina and Rita. As community bankers, we are endeavoring to extend our help and support to those who have been affected. Fortunately, to a large extent, we and our customers were not seriously impacted by the storms.

As we continue to grow, we pledge to do our best to maintain your trust. Our goal has been to maintain a stable and secure financial institution that provides quality service to our customers while offering competitive rates on our loans and deposits. The key to meeting that goal is, as it always has been, our employees, and we are pleased to have been able to align the interests of our employees with our shareholders through the adoption of our equity compensation program.

I wish to thank our directors, officers and employees for their support, personally, and their continued service and dedication to Home Federal Bancorp and Home Federal Savings and Loan. I would also like to thank you as our investors for your support and confidence in our stock.

                                        Sincerely,


                                        /s/ Daniel R. Herndon
                                        ----------------------------------------
                                        Daniel R. Herndon
                                        President and Chief Executive Officer

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

          The following selected consolidated financial and other data does not purport to be complete and is qualified in its entirety by the more detailed financial information contained elsewhere herein. You should read the consolidated financial statements and related notes contained in this Annual Report.

                                         AT JUNE 30,
                                     ------------------
                                       2005       2004
                                     --------   -------
                                         (Dollars in
                                         Thousands)
SELECTED FINANCIAL AND OTHER DATA:
Total assets                         $111,331   $95,663
Cash and cash equivalents               9,292     4,342
Securities available for sale          75,760    64,254
Securities to be held to maturity       1,613     2,516
Loans receivable, net                  23,645    22,786
Deposits                               69,995    68,134
FHLB advances                           8,224     9,748
Equity                                 32,431    17,309
Full service offices                        3         3

                                               YEAR ENDED JUNE 30,
                                               -------------------
                                                  2005      2004
                                                -------   -------
                                                   (Dollars in
                                                    Thousands)
SELECTED OPERATING DATA:
Total interest income                           $ 5,064   $ 5,154
Total interest expense                            2,030     2,163
                                                -------   -------
Net interest income                               3,034     2,991
Provision for loan losses                            --        --
                                                -------   -------
   Net interest income after provision for
      loan losses                                 3,034     2,991
Total non-interest income                           387       321
Total non-interest expense                        2,119     2,080
                                                -------   -------
Income before income taxes                        1,302     1,232
Income taxes                                        452       411
                                                -------   -------
Net income                                      $   850   $   821
                                                =======   =======
SELECTED OPERATING RATIOS(1):
Average yield on interest-earning assets           5.09%     5.33%
Average rate on interest-bearing liabilities       2.62      2.74
Average interest rate spread(2)                    2.47      2.59
Net interest margin(2)                             3.05      3.09
Average interest-earning assets to
   average interest-bearing liabilities          128.60    122.54
Net interest income after provision
   for loan losses to non-interest expense       143.18    143.80
Total non-interest expense to average assets       2.02      2.12
Efficiency ratio(3)                               61.94     62.80
Return on average assets                            .81       .84
Return on average equity                           3.17      4.40
Average equity to average assets                  25.57     19.00

----------
                                                   (Footnotes on following page)

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                 AT OR FOR THE
                                              YEAR ENDED JUNE 30,
                                              -------------------
                                                2005      2004
                                               -----   ---------
ASSET QUALITY RATIOS(4):
Non-performing loans as a percent of
   total loans receivable(5)                      --%         --%
Non-performing assets as a percent of
   total assets(5)                                --          --
Allowance for loan losses as a percent of
   non-performing loans                           --   11,750.00
Allowance for loan losses as a percent of
   total loans receivable                        .98        1.02
Net charge-offs to average loans receivable       --          --

ASSOCIATION CAPITAL RATIOS(4):
Tangible capital ratio                         24.20%      19.45%
Core capital ratio                             24.20       19.45
Total capital ratio                            91.56       71.21

----------
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5) Non-performing assets consist of non-performing loans at June 30, 2005 and 2004. Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due. Home Federal Savings and Loan did not have any real estate owned or troubled debt restructurings at June 30, 2005 or 2004.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

          Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Dallas. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Our profitability also depends, to a lesser extent, on non-interest income, provision for loan losses, non-interest expenses and federal income taxes. The Company had net income of $850,000 in fiscal 2005 and $821,000 in fiscal 2004.

          Historically, our business has consisted primarily of originating single-family real estate loans secured by property in our market area. Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction, commercial business and consumer loans. Our loans are primarily funded by certificates of deposit, which typically have a higher interest rate than passbook accounts. The combination of these factors has resulted in low interest rate spreads and returns on equity. Due to the low interest rate environment, a significant amount of our loans have been refinanced in recent years. Rather than re-invest the proceeds from these refinancings in long-term, low yielding loans, we have invested in marketable securities in order to position ourselves more favorably for a rising interest rate environment. Because investment securities generally yield less than loans, however, our net interest margin has been further pressured and our net interest income has remained stable at $3.0 million for both fiscal 2005 and fiscal 2004. Although we may attempt to diversify into consumer and commercial lending in the future in order to improve the yield on our portfolio, we presently anticipate that our lending business will continue to consist primarily of originating single-family mortgages funded through deposits.

          The Company's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond our control.

FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CHANGE

          We make certain statements in this document as to what we expect may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they are based on our current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. You should be aware that our current expectations and beliefs as to future events are subject to change at any time, and we can give you no assurances that the future events will actually occur.

CRITICAL ACCOUNTING POLICIES

          In reviewing and understanding financial information for Home Federal Bancorp, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements. These policies are described in Note A of the notes to our consolidated financial statements included in this Annual Report. Our accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

          Allowance for Loan Losses. We have identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our commercial and residential loan portfolios and general amounts for historical loss experience. All of these estimates may be susceptible to significant change.

          While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan loss have not required significant adjustments from management's initial estimates. In addition, the Office of Thrift Supervision, as an integral part of their examination processes, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management's estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

CHANGES IN FINANCIAL CONDITION

          Home Federal Bancorp's total assets increased $15.7 million, or 16.4%, to $111.3 million at June 30, 2005 compared to $95.7 million at June 30, 2004. This increase was primarily due to the increases in cash and cash equivalents of $5.0 million, or 114.0%, and an increase of $11.5 million, or 17.9%, in securities available for sale compared to the prior year period.

          Loans receivable, net increased $896,000, or 3.9%, from $22.7 million at June 30, 2004 to $23.6 million at June 30, 2005. The increase in loans receivable, net was attributable primarily an increase in home equity and second mortgage loans of $1.7 million, partially offset by a decrease in first mortgage loans of $866,000.

          Cash and cash equivalents increased $5.0 million, or 114.0%, to $9.3 million at June 30, 2005 as a result of the net proceeds from our reorganization completed in January 2005.

          Securities available for sale increased $11.5 million, or 17.9%, to $75.8 million at June 30, 2005. This increase was due primarily to the investment in such assets of the net proceeds from the

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

reorganization as well as the investment of loan sale proceeds, and excess funds from loan payments and prepayments. During the past two years, we have experienced significant loan prepayments due to the heavy volume of loan refinancing. However, when interest rates were at their cyclical lows, management was reluctant to invest in long-term, fixed rate mortgage loans for portfolio and instead sold the majority of the long-term, fixed rate mortgage loan production. We have attempted to strengthen our interest-rate risk position and favorably structure our balance sheet to take advantage of a rising rate environment by purchasing investment securities classified as available for sale.

          Total liabilities increased $500,000, or 0.6%, to $78.9 million at June 30, 2005 due primarily to an increase in deposits of $1.9 million over the prior year period. This increase was partially offset by a decrease of $1.5 million, or 15.6%, in FHLB advances. The increase in deposits was attributable primarily to increases in our NOW accounts and Certificates of Deposit, partially offset by decreases in money market and passbook savings accounts. NOW Accounts increased $800,000, or 13.6%, to $6.8 million at June 30, 2005, and Certificates of Deposit increased $2.3 million, or 4.3%, to $54.5 million at June 30, 2005.

          Shareholders' equity increased $15.1 million, or 87.3%, to $32.4 million at June 30, 2005 due primarily to the $13.4 million of net proceeds from our initial public offering and reorganization completed on January 18, 2005 and to a lesser extent, accumulated other comprehensive income of $309,000 at June 30, 2005 compared to accumulated other comprehensive losses of $1.7 million at June 30, 2004. This change in accumulated other comprehensive income was primarily due to the change in net unrealized gain (loss) on securities available for sale due to recent decreases in interest rates. The net unrealized
(loss) or gain on securities available for sale is affected by interest rate fluctuations. Generally, an increase in interest rates will have an adverse impact while a decrease in interest rates will have a positive impact.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

          AVERAGE BALANCES, NET INTEREST INCOME, AND YIELDS EARNED AND RATES PAID. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

                                                                                     YEAR ENDED JUNE 30,
                                                             ------------------------------------------------------------------
                                                                           2005                               2004
                                                             --------------------------------   -------------------------------
                                             YIELD/RATE AT    AVERAGE                AVERAGE    AVERAGE                AVERAGE
                                             JUNE 30, 2005    BALANCE   INTEREST   YIELD/RATE   BALANCE   INTEREST   YIELD/RATE
                                             -------------   --------   --------   ----------   -------   --------   ----------
                                                                           (Dollars in Thousands)
Interest-earning assets:
   Investment securities                          4.78%      $ 71,088    $3,358        4.72%    $63,902    $3,094        4.84%
   Loans receivable                               6.51         22,973     1,568        6.83      27,277     2,003        7.34
   Interest-earning deposits                      3.20          5,406       137        2.54       5,505        57        1.03
                                                  ----       --------    ------      ------     -------    ------      ------
      Total interest-earning assets               5.08         99,467     5,063        5.09      96,684     5,154        5.33
                                                  ----                   ------      ------                ------      ------
Non-interest-earning assets                                     5,323                             1,558
                                                             --------                           -------
      Total assets                                           $104,790                           $98,242
                                                             ========                           =======
Interest-bearing liabilities:
   Savings accounts                                .50       $  5,368        27         .50     $ 5,387        27         .49
   NOW accounts                                    .14          6,041        13         .22       5,557        12         .22
   Money market accounts                           .40          4,129        17         .41       4,531        18         .41
   Certificate accounts                           3.36         53,335     1,710        3.21      53,899     1,811        3.36
                                                  ----       --------    ------      ------     -------    ------      ------
         Total deposits                           2.69         68,873     1,767        2.57      69,374     1,868        2.69
FHLB advances                                     3.24          8,471       262        3.10       9,527       295        3.09
                                                  ----       --------    ------      ------     -------    ------      ------
      Total interest-bearing liabilities          2.75         77,344     2,029        2.62      78,901     2,163        2.74
                                                  ----                   ------      ------                ------      ------
Non-interest-bearing liabilities                                  649                               679
                                                             --------                           -------
      Total liabilities                                        77,993                            79,580
Equity(1)                                                      26,797                            18,662
                                                             --------                           -------
      Total liabilities and equity                           $104,790                           $98,242
                                                             ========                           =======
   Net interest-earning assets                               $ 22,123                           $17,783
                                                             ========                           =======
   Net interest income; average interest
      Rate spread(2)                                                     $3,034        2.47%               $2,991        2.59%
                                                                         ======      ======                ======      ======
   Net interest margin(3)                                                              3.05%                             3.09%
                                                                                     ======                            ======
   Average interest-earning assets to
      average interest-bearing liabilities                                           128.60%                           122.54%
                                                                                     ======                            ======

----------
(1)  Includes retained earnings and accumulated other comprehensive income
     (loss).

(2) Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(3) Net interest margin is net interest income divided by net average interest-earning assets.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND RESULTS OPERATIONS

          RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Home Federal Savings and Loan's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                        2005 VS. 2004                             2004 VS. 2003
                                           ---------------------------------------   ---------------------------------------
                                           INCREASE (DECREASE) DUE TO      TOTAL     INCREASE (DECREASE) DUE TO      TOTAL
                                           --------------------------    INCREASE    --------------------------    INCREASE
                                                  RATE   VOLUME         (DECREASE)          RATE    VOLUME        (DECREASE)
                                                 -----   ------         ----------         -----   -------        ----------
                                                                             (In Thousands)
Interest income:
   Investment securities                         $ (85)  $ 348             $ 263           $(350)  $   937         $   587
   Loans receivable, net                          (117)   (316)             (433)           (159)   (1,317)         (1,476)
   Interest-earning deposits                        82      (1)               81             (15)      (58)            (73)
                                                 -----   -----             -----           -----   -------         -------
      Total interest-earning assets               (120)     31               (89)           (524)     (438)           (962)
                                                 -----   -----             -----           -----   -------         -------
Interest expense:
   Savings accounts                                  1      --                 1              (8)        3              (5)
   NOW accounts                                     --       1                 1              (4)        1              (3)
   Money market accounts                            --      (2)               (2)             (8)        1              (7)
   Certificate accounts                            (80)    (19)              (99)           (329)     (257)           (586)
                                                 -----   -----             -----           -----   -------         -------
      Total deposits                               (79)    (20)              (99)           (349)     (252)           (601)
   FHLB advances                                     1     (33)              (32)            (13)       67              54
                                                 -----   -----             -----           -----   -------         -------
      Total interest-bearing liabilities           (78)    (53)             (131)           (362)     (185)           (547)
                                                 -----   -----             -----           -----   -------         -------
Increase (decrease) in net interest
   income                                        $ (42)  $  84             $  42           $(162)  $  (253)        $  (415)
                                                 =====   =====             =====           =====   =======         =======

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 2005 AND 2004

          GENERAL. Net income amounted to $850,000 for the year ended June 30, 2005, an increase of $29,000, or 3.5%, compared to net income of $821,000 for the year ended June 30, 2004. This increase was due to an increase in non-interest income, partially offset by an increase in non-interest expense.

          NET INTEREST INCOME. Net interest income remained stable at $3.0 million for both fiscal 2005 and fiscal 2004.

          The average interest rate spread declined from 2.59% for fiscal 2004 to 2.47% for fiscal 2005 while the average balances of net interest-earning assets increased from $17.8 million to $22.1 million during the same periods. The percentage of average interest-earning assets to average interest-bearing liabilities increased to 128.60% for fiscal 2005 compared to 122.54% for fiscal 2004. The decrease in the interest rate spread reflects the low interest rate environment and management's decision to temporarily invest in lower rate securities available for sale rather than long-term, fixed rate residential mortgage loans. Net interest margin amounted to 3.05% and 3.09% for fiscal 2005 and 2004, respectively.

          Interest income decreased $90,000, or 1.7%, to $5.1 million for fiscal 2005 compared to fiscal 2004. Such decrease was primarily due to a decrease in the average yield on investment securities and loans and a decrease in the average balance of loans. These decreases were partially offset by an increase in the average balance of investment securities. The decrease in the average yield on investment securities and loans from 4.84% and 7.34%, respectively, in fiscal 2004 to 4.72% and 6.83%, respectively, in fiscal 2005 reflects the low interest rate environment and, with respect to loans, the

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND RESULTS OPERATIONS

significant refinancing activity as higher yielding loans were refinanced at lower rates. The decrease in the average balance of loans and the corresponding increase in the average balance of investment securities was due to the payment and prepayment of loans, largely as a result of refinancing and loan sales, and the investment of such funds in investment securities classified as available for sale.

          Interest expense decreased $133,000, or 6.1%, to $2.0 million for fiscal 2005 compared to fiscal 2004 primarily as a result of a decrease in the average rate and average balance of certificate accounts due to the low interest rate environment which caused customers to seek alternative investment vehicles.

          PROVISION FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses charged to earnings as losses are estimated to have occurred in our loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of the underlying collateral and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          A loan is considered impaired when, based on current information or events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. When a loan is impaired, the measurement of such impairment is based upon the fair value of the collateral of the loan. If the fair value of the collateral is less than the recorded investment in the loan, we will recognize the impairment by creating a valuation allowance with a corresponding charge against earnings.

          An allowance is also established for uncollectible interest on loans classified as substandard. Substandard loans are those loans which are in excess of ninety days delinquent. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received. When, in management's judgment, the borrower's ability to make interest and principal payments is back to normal, the loan is returned to accrual status.

          No provision was made to the allowance in fiscal 2005 or fiscal 2004 because the allowance was maintained at a level believed, to the best of management's knowledge, to cover all known and inherent losses in the loan portfolio, both probable and reasonable.

          NON-INTEREST INCOME. Non-interest income amounted to $387,000 for the year ended June 30, 2005, an increase of $66,000, or 20.1%, compared to non-interest income of $321,000 for the year ended June 30, 2004. Such increase was due to a $106,000 increase in gain on sale of securities, partially offset by a $44,000 decrease in gain on sale of loans. The increase in gain on sale of securities was due primarily to the gain recognized on the sale of stock of the Company's former third-party data processing company. The decrease in gain on sale of loans was due to decreased originations of long-term, fixed rate residential loans.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND RESULTS OPERATIONS

          NON-INTEREST EXPENSE. Non-interest expense increased $39,000, or 1.9% due primarily to increases in advertising costs and professional fees, partially offset by decreases in compensation, benefits, and data processing costs.

          PROVISION FOR INCOME TAX EXPENSE. The provision for income taxes amounted to $452,000 and $412,000 for the fiscal years ended June 30, 2005 and 2004, respectively. The Company's effective tax rates were 34.7% and 33.4% for fiscal 2005 and 2004, respectively.

EXPOSURE TO CHANGES IN INTEREST RATES

          The Company's ability to maintain net interest income depends upon our ability to earn a higher yield on assets than the rates we pay on deposits and borrowings. The Company's interest-earning assets consist primarily of long-term residential mortgage loans which have fixed rates of interest. Consequently, our ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. Although long-term, fixed-rate mortgage loans make up a significant portion of our interest-earning assets at June 30, 2005, we sold a substantial amount of our loans and maintained a significant portfolio of securities available-for-sale during the past few years in order to position the Company for a rising rate environment. At June 30, 2005 and 2004, securities available-for-sale amounted to $75.8 million and $64.3 million, respectively, or 68.1% and 67.2%, respectively, of total assets at such dates. Although this asset/liability management strategy has adversely impacted short-term net income, it provides us with greater flexibility to reinvest such assets in higher-yielding single-family, consumer and commercial business loans in a rising interest rate environment.

          QUANTITATIVE ANALYSIS. The Office of Thrift Supervision provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the Office of Thrift Supervision which show the impact of changing interest rates on net portfolio value. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts.

          NET PORTFOLIO VALUE. Our interest rate sensitivity is monitored by management through the use of a model which internally generates estimates of the change in our net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth our NPV as of June 30, 2005.

   CHANGE IN                                      NPV AS % OF PORTFOLIO
 INTEREST RATES        NET PORTFOLIO VALUE           VALUE OF ASSETS
IN BASIS POINTS   -----------------------------   ---------------------
  (RATE SHOCK)     AMOUNT   $ CHANGE   % CHANGE     NPV RATIO    CHANGE
---------------   -------   --------   --------     ---------   -------
                         (Dollars in Thousands)
      300         $19,289   $(9,865)    -33.84%       19.56%     -6.59%
      200          22,572    (6,582)    -22.58        21.94      -4.21
      100          25,968    (3,185)    -10.92        24.21      -1.94
     Static        29,154                             26.15
     (100)         30,864     1,710      +5.86        27.02       +.86
     (200)         29,894       741      +2.54        26.14       +.01

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

          QUALITATIVE ANALYSIS. Our ability to maintain a positive "spread" between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Our fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed our cost of funds. If interest rates increase, however, we would have to pay more on our deposits and new borrowings, which would adversely affect our interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, we have underwritten our mortgage loans to allow for their sale in the secondary market. Total loan originations amounted to $11.2 million and $6.8 million for fiscal 2005 and 2004, respectively, while loans sold amounted to $2.1 million and $6.3 million during the same respective periods. More significantly, we have invested excess funds from loan payments and prepayments and loan sales in investment securities classified as available for sale. As a result, the Company is not as susceptible to rising interest rates as it would be if its interest-earning assets were primarily comprised of long-term fixed rate mortgage loans. With respect to its floating or adjustable rate loans, the Company writes interest rate floors and caps into such loan documents. Interest rate floors limit our interest rate risk by limiting potential decreases in the interest yield on an adjustable rate loan to a certain level. As a result, we receive a minimum yield even if rates decline farther and the interest rate on the particular loan would otherwise adjust to a lower amount. Conversely, interest rate ceilings limit the amount by which the yield on an adjustable rate loan may increase to no more than six percentage points over the rate at the time of origination. Finally, we intend to place a greater emphasis on shorter-term consumer loans and commercial business loans in the future.

LIQUIDITY AND CAPITAL RESOURCES

          The Company maintains levels of liquid assets deemed adequate by management. Its liquidity ratio averaged 100.4% for the quarter ended June 30, 2005. We adjust our liquidity levels to fund deposit outflows, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

          Our primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, loan sales and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning accounts and other assets, which provide liquidity to meet lending requirements. Our deposit accounts with the Federal Home Loan Bank of Dallas amounted to $2,020,000 and $370,000 at June 30, 2005 and 2004, respectively.

          A significant portion of our liquidity consists of securities classified as available for sale and cash and cash equivalents. Our primary sources of cash are net income, principal repayments on loans and mortgage-backed securities and increases in deposit accounts. If we require funds beyond our ability to generate them internally, we have borrowing agreements with the Federal Home Loan Bank of Dallas which provide an additional source of funds. At June 30, 2005, Home Federal Savings and Loan had $8.2 million in advances from the Federal Home Loan Bank of Dallas and had $76.8 million in additional borrowing capacity.

          At June 30, 2005, the Company had outstanding loan commitments of $2,430,000 to originate loans. At June 30, 2005, certificates of deposit scheduled to mature in less than one year, totaled $27.1 million. Based on prior experience, management believes that a significant portion of such deposits will

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

remain with us, although there can be no assurance that this will be the case. In addition, the cost of such deposits could be significantly higher upon renewal, in a rising interest rate environment. We intend to utilize our high levels of liquidity to fund our lending activities. If additional funds are required to fund lending activities, we intend to sell our securities classified as available-for-sale as needed.

          Home Federal Savings and Loan is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At June 30, 2005, Home Federal Savings and Loan exceeded each of its capital requirements with ratios of 24.2%, 24.2% and 91.6%, respectively.

OFF-BALANCE SHEET ARRANGEMENTS

          We do not have any off-balance sheet arrangements, as defined by Securities and Exchange Commission rules, and have not had any such arrangements during the two years ended June 30, 2005. See Notes I and N to the Notes to Consolidated Financial Statements contained in this Annual Report.

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related financial data presented herein regarding the Company have been prepared in accordance with accounting principles generally accepted in the United States of America which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Company's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

RECENT ACCOUNTING STANDARDS

          On December 16, 2004, FASB issued Statement No. 123 (revised 2004), Share-Based Payment (Statement No. 123(R)). Statement No. 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement No. 123(R) establishes standards for which an entity exchanges its equity instruments for good or services. It also addresses transactions in which an entity incurs liabilities in exchange for good and services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments.

         Under Statement No. 123(R), all forms of share-based payments to employees, including stock options, would be treated the same as other forms of compensation by recognizing the related cost in the income statement. The expense of the award requires the entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award ("vesting period"). Fair value of that award will be re-measured subsequently at each reporting date through the settlement date. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

          All public entities that use the fair-value based method for either recognition or disclosure under Statement No. 123(R) will apply this Statement using a modified version of prospective application. Under the transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement No. 123(R) for either recognition or pro forma disclosure. For periods before the required effective date, those entities may elect to apply a modified version of retrospective application under which the financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement No. 123(R).

          Statement No. 123(R) is effective for public companies that are small business issuers at the beginning of the first annual period beginning after December 15, 2005. This Statement applies to all awards that vest after the required effective date and to awards modified, repurchased, or canceled after that date. The Company is currently evaluating the impact of Statement No. 123(R) will have on its financial statements.

          On June 23, 2004, FASB published an Exposure Draft of the proposed Statement, Fair Value Measurements. The proposed statement would provide guidance for how to measure fair value and would apply broadly to financial and non-financial assets and liabilities that are measured at fair value under other authoritative accounting pronouncements. FASB plans to use the fair value framework developed in this project as a basis for addressing fair value measurements in other projects. FASB's longer-term objective is to improve its conceptual framework, developing conceptual guidance for its use in determining "when" to measure fair value that will focus on how the qualitative characteristics of relevance and reliability should be applied in making the determination.

          The Exposure Draft provides that the proposed statement would be applied to public entities.

          In March 2004, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance regarding the measurement of loan commitments recognized at fair value under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 had no material effect on the Company's consolidated financial statements.

To the Board of Directors
HOME FEDERAL BANCORP, INC.
OF LOUISIANA AND SUBSIDIARY
Shreveport, Louisiana

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We have audited the accompanying consolidated balance sheets of HOME FEDERAL BANCORP, INC. OF LOUISIANA and its wholly-owned subsidiary as of June 30, 2005 and 2004, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HOME FEDERAL BANCORP, INC. OF LOUISIANA and its wholly-owned subsidiary, HOME FEDERAL SAVINGS AND LOAN ASSOCIATION, as of June 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ LaPorte, Sehrt, Romig & Hand
                                        ----------------------------------------
                                        A Professional Accounting Corporation

July 15, 2005, except for Note U as
to which the date is August 18, 2005
Metairie, Louisiana

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                                                           June 30,
                                                                  --------------------------
                                                                      2005           2004
                                                                  ------------   -----------
                             ASSETS

Cash and Cash Equivalents (Includes Interest-Bearing
   Deposits with Other Banks of $8,570,838 and
   $3,658,469 for 2005 and 2004)                                  $  9,292,489   $ 4,342,125
Securities Available-for-Sale                                       75,760,424    64,253,764
Securities Held-to-Maturity                                          1,612,657     2,515,557
Loans Held-for-Sale                                                     70,000       107,500
Loans Receivable, Net                                               23,575,037    22,678,740
Accrued Interest Receivable                                            435,534       405,812
Premises and Equipment, Net                                            524,755       467,783
Deferred Tax Asset                                                          --       832,752
Other Assets                                                            59,936        58,555
                                                                  ------------   -----------
      Total Assets                                                $111,330,832   $95,662,588
                                                                  ============   ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits                                                       $ 69,995,056   $68,133,506
   Advances from Borrowers for Taxes and Insurance                     170,037       232,947
   Advances from Federal Home Loan Bank of Dallas                    8,224,459     9,748,316
   Deferred Tax Liability                                              186,118            --
   Other Accrued Expenses and Liabilities                              323,688       238,666
                                                                  ------------   -----------
      Total Liabilities                                             78,899,358    78,353,435
                                                                  ------------   -----------
COMMITMENTS

STOCKHOLDERS' EQUITY
   Preferred Stock - No Par Value; 2,000,000 Shares Authorized;
      None Issued and Outstanding                                           --            --
   Common Stock - $.01 Par Value; 8,000,000 Shares Authorized;
      3,558,958 Shares Issued                                           14,236            --
   Additional Paid-in Capital                                       13,391,061            --
   Unearned ESOP Stock                                              (1,110,683)           --
   Retained Earnings - Partially Restricted                         19,827,439    18,977,541
   Accumulated Other Comprehensive Income (Loss)                       309,421    (1,668,388)
                                                                  ------------   -----------
      Total Stockholders' Equity                                    32,431,474    17,309,153
                                                                  ------------   -----------
      Total Liabilities and Stockholders' Equity                  $111,330,832   $95,662,588
                                                                  ============   ===========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                         For The Years Ended
                                               June 30,
                                       -----------------------
                                          2005         2004
                                       ----------   ----------
INTEREST INCOME
   Loans, Including Fees               $1,568,239   $2,003,082
   Investment Securities                  146,154       78,768
   Mortgage-Backed Securities           3,211,922    3,015,568
   Other Interest-Earning Assets          137,232       56,624
                                       ----------   ----------
      Total Interest Income             5,063,547    5,154,042
                                       ----------   ----------

INTEREST EXPENSE
   Deposits                             1,767,403    1,868,155
   Federal Home Loan Bank Borrowings      262,340      294,709
                                       ----------   ----------
      Total Interest Expense            2,029,743    2,162,864
                                       ----------   ----------
      Net Interest Income               3,033,804    2,991,178
                                       ----------   ----------
PROVISION FOR LOAN LOSSES                      --           --
                                       ----------   ----------
      Net Interest Income after
         Provision for Loan Losses      3,033,804    2,991,178
                                       ----------   ----------

NON-INTEREST INCOME
   Gain on Sale of Loans                   17,882       61,704
   Gain on Sale of Securities             328,880      223,200
   Other Income                            40,403       36,413
                                       ----------   ----------
         Total Non-Interest Income        387,165      321,317
                                       ----------   ----------

NON-INTEREST EXPENSE
   Compensation and Benefits            1,363,091    1,455,909
   Occupancy and Equipment                182,806      170,998
   Data Processing                         66,337      114,394
   Audit and Examination Fees             113,527       54,960
   Advertising                             81,873       24,126
   Deposit Insurance Premiums              10,366       10,909
   Other Expense                          300,840      248,732
                                       ----------   ----------
         Total Non-Interest Expense     2,118,840    2,080,028
                                       ----------   ----------
         Income Before Income Taxes     1,302,129    1,232,467
PROVISION FOR INCOME TAX EXPENSE          452,231      411,726
                                       ----------   ----------
NET INCOME                             $  849,898   $  820,741
                                       ==========   ==========

EARNINGS PER SHARE:
   Basic                               $     0.25          N/A
   Diluted                             $     0.25          N/A

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                       For The Years Ended
                                                                             June 30,
                                                                    -------------------------
                                                                        2005          2004
                                                                    -----------   -----------
NET INCOME                                                          $  849,898    $   820,741

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
   Unrealized Holding Gains (Losses) Arising During the Period       2,001,553     (2,458,413)
   Reclassification Adjustment for (Gains) included in Net Income      (23,744)      (202,325)
                                                                    ----------    -----------
      Total Other Comprehensive Income (Loss)                        1,977,809     (2,660,738)
                                                                    ----------    -----------
TOTAL COMPREHENSIVE INCOME (LOSS)                                   $2,827,707    $(1,839,997)
                                                                    ==========    ===========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 2005 AND 2004

                                                                                              Accumulated
                                                    Additional     Unearned                      Other           Total
                                          Common     Paid-in         ESOP        Retained    Comprehensive   Stockholders'
                                          Stock      Capital        Stock        Earnings    Income (Loss)       Equity
                                         -------   -----------   -----------   -----------   -------------   -------------
BALANCE - JUNE 30, 2003                  $    --   $        --   $        --   $18,156,800    $   992,350     $ 9,149,150
Net Income                                    --            --            --       820,741             --         820,741
Other Comprehensive Income, Net
   of Applicable Deferred Income Taxes        --            --            --            --     (2,660,738)     (2,660,738)
                                         -------   -----------   -----------   -----------    -----------     -----------
BALANCE - JUNE 30, 2004                       --            --            --    18,977,541     (1,668,388)      7,309,153
Issuance of Common Stock                  14,236    13,391,560    (1,138,870)           --             --       2,266,926
ESOP Compensation Earned                      --          (499)       28,187            --             --          27,688
Net Income                                    --            --            --       849,898             --         849,898
Other Comprehensive Income, Net
   of Applicable Deferred Income Taxes        --            --            --            --      1,977,809       1,977,809
                                         -------   -----------   -----------   -----------    -----------     -----------
BALANCE - JUNE 30, 2005                  $14,236   $13,391,061   $(1,110,683)  $19,827,439    $   309,421     $32,431,474
                                         =======   ===========   ===========   ===========    ===========     ===========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       For The Years Ended
                                                                             June 30,
                                                                   ---------------------------
                                                                       2005           2004
                                                                   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                      $    849,898   $    820,741
   Adjustments to Reconcile Net Income to Net
      Cash Provided by (Used in) Operating Activities
         Net Amortization and Accretion on Securities                   (37,932)       (88,593)
         Amortization of Deferred Loan Fees                             (50,118)      (110,172)
         Depreciation of Premises and Equipment                          62,261         58,873
         Loss on Disposal of Premises and Equipment                       4,584             --
         Gain on Sale of Securities                                    (328,880)      (223,200)
         ESOP Compensation Expense                                       27,688             --
         Changes in Assets and Liabilities
            Origination and Purchase of Loans Held-for-Sale          (2,108,200)    (5,214,550)
            Sale and Principal Repayments of Loans Held-for-Sale      2,145,700      6,334,850
            Accrued Interest Receivable                                 (29,722)        35,626
            Other Operating Assets                                       15,935         38,843
            Other Operating Liabilities                                  67,705       (102,964)
                                                                   ------------   ------------
               Net Cash Provided by Operating Activities                618,919      1,549,454
                                                                   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Loan Originations and Principal Collections, Net                   1,210,229     10,439,445
   Purchases of Loans                                                (2,085,658)    (1,044,175)
   Deferred Loan Fees Collected                                          29,250         27,389
   Acquisition of Premises and Equipment                               (123,818)       (23,817)
   Activity in Available-for-Sale Securities
      Proceeds from Sales of Securities                                      --      8,346,061
      Proceeds from Maturities                                               --         75,000
      Principal Payments on Mortgage-Backed Securities                9,419,057     12,657,502
      Purchases                                                     (17,891,105)   (36,097,644)
   Activity in Held-to-Maturity Securities
      Redemption or Maturity Proceeds                                   885,480        545,000
      Principal Payments on Mortgage-Backed Securities                  346,301      1,012,779
                                                                   ------------   ------------
               Net Cash Used in Investing Activities                 (8,210,264)    (4,062,460)
                                                                   ------------   ------------

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                              For The Years Ended
                                                                    June 30,
                                                           -------------------------
                                                               2005          2004
                                                           -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net Increase (Decrease) in Deposits                       1,861,550    (3,256,308)
   Proceeds from Advances from Federal Home Loan Bank        1,000,000     2,900,000
   Repayment of Advances from Federal Home Loan Bank        (2,523,857)   (2,159,647)
   Net Proceeds from Issuance of Common Stock               12,266,926            --
   Repayment of Borrowings                                          --       (20,414)
   Net Decrease in Mortgage-Escrow Funds                       (62,910)      (79,093)
                                                           -----------   -----------
      Net Cash Provided by (Used in)
         Financing Activities                               12,541,709    (2,615,462)
                                                           -----------   -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         4,950,364    (5,128,468)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                4,342,125     9,470,593
                                                           -----------   -----------
CASH AND CASH EQUIVALENTS - END OF YEAR                    $ 9,292,489   $ 4,342,125
                                                           ===========   ===========

SUPPLEMENTARY CASH FLOW INFORMATION
   Interest Paid on Deposits and Borrowed Funds            $ 2,028,665   $ 2,168,599
   Income Taxes Paid                                           445,000       368,000
   Market Value Adjustment for Gain (Loss) on Securities
      Available-for-Sale                                     2,996,679    (4,031,419)

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

     SUMMARY OF ACCOUNTING POLICIES

     NATURE OF OPERATIONS

          On January 18, 2005, Home Federal Savings and Loan Association (Association), completed its reorganization to the mutual holding company form of organization and formed Home Federal Bancorp, Inc. of Louisiana (Company) to serve as the stock holding company for the Association. In connection with the reorganization, the Company sold 1,423,583 shares of its common stock in a subscription and community offering at a price of $10.00 per share. The Company also issued 60% of its outstanding common stock in the reorganization to Home Federal Mutual Holding Company of Louisiana, or 2,135,375 shares.

          The Association is a federally chartered, stock savings and loan association and is subject to federal regulation by the Federal Deposit Insurance Corporation and the Office of Thrift Supervision. The Association provides financial services to individuals, corporate entities and other organizations through the origination of loans and the acceptance of deposits in the form of passbook savings, certificates of deposit, and demand deposit accounts. Services are provided by three offices, all of which are located in the City of Shreveport, Louisiana.

          The Association is subject to competition from other financial institutions, and is also subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by those regulatory authorities.

     BASIS OF PRESENTATION AND CONSOLIDATION

          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Home Federal Savings and Loan Association. All significant intercompany balances and transactions have been eliminated.

     USE OF ESTIMATES

          In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the Consolidated Balance Sheets and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses.

     SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

          Most of the Company's activities are provided to customers of the Association by three offices, all of which are located in the City of Shreveport, Louisiana. The area served by the Association is primarily the Shreveport-Bossier City metropolitan area; however, loan and deposit customers are found dispersed in a wider geographical area covering much of northwest Louisiana.

     CASH AND CASH EQUIVALENTS

          For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand, balances due from banks, and federal funds sold, all of which mature within ninety days.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

     SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

     SECURITIES

          The Company classifies its debt and equity investment securities into one of three categories: held-to-maturity, available-for-sale, or trading. Investments in nonmarketable equity securities and debt securities, in which the Company has the positive intent and ability to hold to maturity, are classified as held-to-maturity and carried at amortized cost. Investments in debt securities that are not classified as held-to-maturity and marketable equity securities that have readily determinable fair values are classified as either trading or available-for-sale securities.

          Securities that are acquired and held principally for the purpose of selling in the near term are classified as trading securities. Investments in securities not classified as trading or held-to-maturity are classified as available-for-sale.

          Trading account and available-for-sale securities are carried at fair value. Unrealized holding gains and losses on trading securities are included in earnings while net unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the term of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

     LOANS HELD FOR SALE

          Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

     LOANS

          Loans receivable are stated at unpaid principal balances, less allowances for loan losses and unamortized deferred loan fees. Net nonrefundable fees (loan origination fees, commitment fees, discount points) and costs associated with lending activities are being deferred and subsequently amortized into income as an adjustment of yield on the related interest earning assets using the interest method. Interest income on contractual loans receivable is recognized on the accrual method. Unearned discount on property improvement and automobile loans is deferred and amortized on the interest method over the life of the loan.

     ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

     SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

     ALLOWANCE FOR LOAN LOSSES (CONTINUED)

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of the underlying collateral and prevailing economic conditions. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

          A loan is considered impaired when, based on current information or events, it is probable that the Association will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. When a loan is impaired, the measurement of such impairment is based upon the fair value of the collateral of the loan. If the fair value of the collateral is less than the recorded investment in the loan, the Association will recognize the impairment by creating a valuation allowance with a corresponding charge against earnings.

          An allowance is also established for uncollectible interest on loans classified as substandard. Substandard loans are those which are in excess of ninety days delinquent. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received. When, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, the loan is returned to accrual status.

     OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS

          In the ordinary course of business, the Association has entered into commitments to extend credit. Such financial instruments are recorded when they are funded.

     FORECLOSED ASSETS

          Assets acquired through, or in lieu of, loan foreclosure are held for sale and are carried at the lower of cost or current fair value minus estimated cost to sell as of the date of foreclosure. Cost is defined as the lower of the fair value of the property or the recorded investment in the loan. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.

     PREMISES AND EQUIPMENT

          Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

     INCOME TAXES

          The Company and its wholly-owned subsidiary will file a consolidated income tax return for the fiscal year ended June 30, 2005. Each entity will pay its pro-rata share of income taxes in accordance with a written tax-sharing agreement.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

     SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

     INCOME TAXES (CONTINUED)

          Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various assets and liabilities and gives current recognition to changes in tax rates and laws.

          While the Association is exempt from Louisiana income tax, it will be subject to the Louisiana Ad Valorem Tax, commonly referred to as the Louisiana Shares Tax, that is based on stockholders' equity and net income.

     EARNINGS PER SHARE

          Earnings per share is computed based upon the weighted average number of common shares outstanding during the year, which was 3,445,087 for 2005.

     NON-DIRECT RESPONSE ADVERTISING

          The Company expenses all advertising costs, except for direct-response advertising, as incurred. In the event the Company incurs expense for material direct-response advertising, it will be amortized over the estimated benefit period.

     COMPREHENSIVE INCOME

          Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the Consolidated Balance Sheets, such items, along with net income, are components of comprehensive income.

               The components of other comprehensive income and related tax effects are as follows:

                                           2005          2004
                                        ----------   -----------
Unrealized Holding Gains (Losses) on
   Available-for-Sale Securities        $3,032,655   $(3,724,868)
Reclassification Adjustment for Gains
   Realized in Income                      (35,976)     (306,551)
                                        ----------   -----------
Net Unrealized Gains (Losses)            2,996,679    (4,031,419)
Tax Effect                               1,018,870     1,370,681
                                        ----------   -----------
Net-of-Tax Amount                       $1,977,809   $(2,660,738)
                                        ==========   ===========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

     SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

     COMPREHENSIVE INCOME (CONTINUED)

          The components of accumulated other comprehensive income, included in Stockholders' Equity, are as follows:

                                             2005         2004
                                           --------   -----------
Net Unrealized Gain (Loss) on Securities
   Available-for-Sale                      $468,819   $(2,527,860)
Tax Effect                                  159,398       859,472
                                           --------   -----------
Net-of-Tax Amount                          $309,421   $(1,668,388)
                                           ========   ===========

     RECENT ACCOUNTING PRONOUNCEMENTS

          In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. This Statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for nonmonetary asset exchanges occurring for fiscal periods beginning after June 15, 2005. This pronouncement is not expected to have a material affect on the financial position and results of operations of the Company.

          In December 2004, the FASB revised SFAS No. 123, Share-Based Payment (Statement 123(R)). Statement 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Statement 123(R) is effective for public entities that file as small business issuers as of the beginning of the first annual reporting period that begins after December 15, 2005.

NOTE B

     CASH AND CASH EQUIVALENTS

          At June 30, 2005 and 2004, cash and cash equivalents consisted of the following:

                                           2005         2004
                                        ----------   ----------
Cash on Hand                            $  260,126   $  260,705
Demand Deposits at Other Institutions    2,478,563      793,420
Federal Funds Sold                       6,553,800    3,288,000
                                        ----------   ----------
                                        $9,292,489   $4,342,125
                                        ==========   ==========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE C

     SECURITIES

          The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

                                                               June 30, 2005
                                            ---------------------------------------------------
                                                             Gross        Gross
                                             Amortized    Unrealized   Unrealized       Fair
                                                Cost         Gains       Losses        Value
                                            -----------   ----------   ----------   -----------
Securities Available-for-Sale

Debt Securities
   FHLB Note                                $   985,739    $  2,855     $     --    $   988,594
   FNMA Note                                    989,887       1,363           --        991,250
   FHLMC Mortgage-Backed Certificates         8,996,881      96,631       44,980      9,048,532
   FNMA Mortgage-Backed Certificates         61,411,259     644,890      183,599     61,872,550
   GNMA Mortgage-Backed Certificates            813,413         835       11,908        802,340
                                            -----------    --------     --------    -----------
      Total Debt Securities                  73,197,179     746,574      240,487     73,703,266
Equity Securities
   210,991 Shares, AMF ARM Fund               2,094,424          --       37,266      2,057,158
                                            -----------    --------     --------    -----------
      Total Securities Available-for-Sale   $75,291,603    $746,574     $277,753    $75,760,424
                                            ===========    ========     ========    ===========
Securities Held-to-Maturity
Debt Securities
   GNMA Mortgage-Backed Certificates        $   665,280    $ 36,554     $     --    $   701,834
   FNMA Mortgage-Backed Certificates            228,039       4,864           19        232,884
   FHLMC Mortgage-Backed Certificates            87,538       1,415           73         88,880
                                            -----------    --------     --------    -----------
      Total Debt Securities                     980,857      42,833           92      1,023,598
Equity Securities (Nonmarketable)
   6,318 Shares - Federal Home
   Loan Bank                                    631,800          --           --        631,800
                                            -----------    --------     --------    -----------
      Total Securities Held-to-Maturity     $ 1,612,657    $ 42,833     $     92    $ 1,655,398
                                            ===========    ========     ========    ===========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE C

          SECURITIES (CONTINUED)

                                                               June 30, 2004
                                           ----------------------------------------------------
                                                            Gross        Gross
                                            Amortized    Unrealized    Unrealized       Fair
                                               Cost         Gains        Losses        Value
                                           -----------   ----------   -----------   -----------
Securities Available-for-Sale

Debt Securities
   FHLMC Mortgage-Backed
      Certificates                         $ 8,705,978     $ 1,138     $  318,433   $ 8,388,683
   FNMA Mortgage-Backed
      Certificates                          54,780,895      46,735      2,191,050    52,636,580

   GNMA Mortgage-Backed
      Certificates                           1,257,968         429         46,134     1,212,263
                                           -----------     -------     ----------   -----------
         Total Debt Securities              64,744,841      48,302      2,555,617    62,237,526

Equity Securities
   205,111 Shares, AMF ARM Fund              2,036,782          --         20,544     2,016,238
                                           -----------     -------     ----------   -----------
         Total Securities Available-for-
            Sale                           $66,781,623     $48,302     $2,576,161   $64,253,764
                                           ===========     =======     ==========   ===========

Securities Held-to-Maturity

Debt Securities
   Municipal Obligations                   $   270,000     $   624     $       --   $   270,624
   GNMA Mortgage-Backed
      Certificates                             827,969      56,266             --       884,235
   FNMA Mortgage-Backed
      Certificates                             300,188       7,073             10       307,251
   FHLMC Mortgage-Backed
      Certificates                             199,000       4,265             --       203,265
                                           -----------     -------     ----------   -----------
         Total Debt Securities               1,597,157      68,228             10     1,665,375
                                           -----------     -------     ----------   -----------
Equity Securities (Nonmarketable)
   2,000 Shares - Intrieve, Inc.                15,000          --             --        15,000
   9,034 Shares - Federal Home
      Loan Bank                                903,400          --             --       903,400
                                           -----------     -------     ----------   -----------
         Total Equity Securities               918,400          --             --       918,400
                                           -----------     -------     ----------   -----------
         Total Securities Held-to-
            Maturity                       $ 2,515,557     $68,228     $       10   $ 2,583,775
                                           ===========     =======     ==========   ===========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE C

          SECURITIES (CONTINUED)

          The amortized cost and fair value of debt securities by contractual maturity at June 30, 2005 follows:

                             Available-for-Sale         Held-to-Maturity
                         -------------------------   ----------------------
                          Amortized        Fair      Amortized      Fair
                             Cost         Value         Cost        Value
                         -----------   -----------   ---------   ----------
Maturity
   Due within One Year   $        --   $        --    $     --   $       --
   Due from One Year
      to Five Years        1,975,626     1,979,844          --           --
   Due from Five Years
      to Ten Years                --            --          --           --
   Due after Ten Years            --            --          --           --
                         -----------   -----------    --------   ----------
                           1,975,626     1,979,844          --           --
   Mortgage-Backed
      Securities          71,221,553    71,723,422     980,857    1,023,598
                         -----------   -----------    --------   ----------
                         $73,197,179   $73,703,266    $980,857   $1,023,598
                         ===========   ===========    ========   ==========

          For the years ended June 30, 2005 and 2004, proceeds from the sale of securities available-for-sale amounted to $ - and $8,346,061, respectively. Gross realized gains amounted to $ - and $223,200, respectively.

          Information pertaining to securities with gross unrealized losses at June 30, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

                                Less Than Twelve Months      Over Twelve Months
                                -----------------------   ------------------------
                                   Gross                     Gross
                                Unrealized      Fair      Unrealized       Fair
                                  Losses        Value       Losses        Value
                                ----------   ----------   ----------   -----------
Securities Available-for-Sale
   Debt Securities:
      Mortgage-Backed             $19,336    $2,871,859   $221,151     $19,065,747
   Marketable Equity
      Securities                       --            --     37,266       2,057,158
                                  -------    ----------   --------     -----------
      Total Securities
         Available-for- Sale      $19,336    $2,871,859   $258,417     $21,122,905
                                  =======    ==========   ========     ===========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE C

     SECURITIES (CONTINUED)

                              Less Than Twelve Months    Over Twelve Months
                              -----------------------   -------------------
                                   Gross                   Gross
                                Unrealized     Fair     Unrealized     Fair
Securities Held-to-Maturity       Losses      Value       Losses      Value
---------------------------     ----------   -------    ----------   ------
Mortgage-Backed                     $92      $32,122        $--        $--
                                    ---      -------        ---        ---
Total Securities Held-
   to-Maturity                      $92      $32,122        $--        $--
                                    ===      =======        ===        ===

          The Company's investment in equity securities consists primarily of shares of an adjustable rate mortgage loan mutual fund. The unrealized losses associated with this fund were caused by interest rate increases, and the timing between when these rate increases took place compared to the resulting adjustment in rates in the underlying mortgage loans. Based on management's assessment of the financial condition of the Company, the Company has the ability and intent to hold these equity securities until a recovery of fair value occurs. Based on this assessment and because the decline in market value is attributable to changes in interest rates and not of credit quality, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2005.

          At June 30, 2005, securities with a carrying value of $2,054,388 were pledged to secure public deposits.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE D

     LOANS RECEIVABLE

          Loans receivable at June 30, 2005 and 2004, are summarized as follows:

                                                     2005          2004
                                                 -----------   -----------
Mortgage Loans (Principally Conventional)
   Principal Balances
      Secured by One-to-Four Family Residences   $19,301,369   $20,903,102
      Secured by Other Properties                    837,042       101,207
                                                 -----------   -----------
   Total Mortgage Loans                           20,138,411    21,004,309
                                                 -----------   -----------
Consumer and Other Loans
   Principal Balances
      Equity and Second Mortgage                   2,776,487     1,077,321
      Loans on Savings Accounts                      469,952       589,551
      Equity Lines of Credit                         499,598       342,664
      Automobile Loans                                 5,390           564
                                                 -----------   -----------
         Total Consumer and Other Loans            3,751,427     2,010,100
                                                 -----------   -----------
         Total Loans                              23,889,838    23,014,409
   Less: Allowance for Loan Losses                  (235,000)     (235,000)
         Unamortized Loan Fees                       (79,801)     (100,669)
                                                 -----------   -----------
         Net Loans Receivable                    $23,575,037   $22,678,740
                                                 ===========   ===========

An analysis of the allowance for loan losses follows:

                                2005       2004
                              --------   --------
Balance - Beginning of Year   $235,000   $235,000
Provision for Loan Losses           --         --
                              --------   --------
Balance - End of Year         $235,000   $235,000
                              ========   ========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE D

     LOANS RECEIVABLE (CONTINUED)

          Fixed rate loans receivable as of June 30, 2005, are scheduled to mature and adjustable rate loans are scheduled to reprice as follows:

                                Under      One       Six     Over
                                 One     to Five   to Ten     Ten
                                 Year     Years     Years    Years    Total
                               -------   -------   ------   ------   -------
                                               (In Thousands)
Loans Secured by One-to-Four
   Family Residential:
   Fixed Rate                  $   993   $  761    $1,315   $7,901   $10,970
   Adjustable Rate               8,332       --        --       --     8,332
Other Loans Secured by
   Real Estate:
   Fixed Rate                       --       --        --      837       837
   Adjustable Rate                  --       --        --       --        --
All Other Loans                  1,524      762       738      727     3,751
                               -------   ------    ------   ------   -------
                               $10,849   $1,523    $2,053   $9,465   $23,890
                               =======   ======    ======   ======   =======

          Mortgage loans serviced for FNMA are not included in the accompanying Consolidated Statements of Financial Condition. The unpaid principal balances of these loans at June 30, 2005 and 2004, were $174,123 and $209,256, respectively. Custodial escrow balances maintained in connection with these serviced loans were $883 and $4,614 at June 30, 2005 and 2004, respectively. Service fees are recorded as income when received.

          As of June 30, 2005 and 2004, there was no recorded investment in loans that are considered impaired under SFAS Nos. 114 and 118. The Association has no commitments to loan additional funds to borrowers whose loans were previously in non-accrual status.

NOTE E

     ACCRUED INTEREST RECEIVABLE

          Accrued interest receivable at June 30, 2005 and 2004, consisted of the following:

                                  2005       2004
                                --------   --------
Accrued Interest on:
   Mortgage Loans               $101,289   $109,569
   Other Loans                    26,462     21,063
   Investments                    20,902      9,485
   Mortgage-Backed Securities    286,881    265,695
                                --------   --------
                                $435,534   $405,812
                                ========   ========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE F

     PREMISES AND EQUIPMENT

          A summary of the cost and accumulated depreciation of premises and equipment follows:

                               2005          2004
                           -----------   -----------
Land                       $   290,798   $   290,798
Buildings                    1,097,318     1,094,206
Equipment                      578,365       554,204
                           -----------   -----------
                             1,966,481     1,939,208
Accumulated Depreciation    (1,441,726)   (1,471,425)
                           -----------   -----------
                           $   524,755   $   467,783
                           ===========   ===========

          Depreciation expense charged against operations for the years ended June 30, 2005 and 2004, was $62,261 and $58,873, respectively.

          The Association leases property for a branch facility. The lease, which expires November 30, 2008, requires monthly rental payments of $1,680. Future minimum rent commitments under this lease follows:

Year Ended
 June 30,
----------
   2006      $20,160
   2007       20,160
   2008       20,160
   2009        8,400
             -------
             $68,880
             =======

          This lease provides for five ten-year option periods with rental adjustment provisions. Total rent expense for the years ended June 30, 2005 and 2004, amounted to $20,160 for each year, respectively.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE G

     DEPOSITS

          Deposits at June 30, 2005 and 2004, are summarized as follows:

                           Weighted
                           Average             2005                    2004
                           Rate at    ---------------------   ---------------------
                          6/30/2005      Amount     Percent      Amount     Percent
                          ---------   -----------   -------   -----------   -------
NOW Accounts                0.14%     $ 6,825,594     9.75%   $ 6,006,403     8.82%
Money Market                0.40%       3,743,813     5.35      4,350,190     6.38
Passbook Savings            0.50%       4,916,784     7.02      5,529,502     8.12
                                      -----------   ------    -----------   ------
                                       15,486,191    22.12     15,886,095    23.32
Certificates of Deposit     3.36%      54,508,865    77.88     52,247,411    76.68
                                      -----------   ------    -----------   ------
   Total Deposits                     $69,995,056   100.00%   $68,133,506   100.00%
                                      ===========   ======    ===========   ======

               Included in NOW Accounts were non-interest bearing accounts of $1,094,211 and $753,535 at June 30, 2005 and 2004, respectively.

               The composition of Certificates of Deposit accounts by interest rate is as follows:

                             2005                    2004
                    ---------------------   ---------------------
                       Amount     Percent      Amount     Percent
                    -----------   -------   -----------   -------
0.00% to 0.99%      $   250,124     0.46%   $ 1,845,658     3.53%
1.00% to 1.99%        6,543,324    12.00     16,641,671    31.85
2.00% to 2.99%       20,563,556    37.72     11,083,752    21.22
3.00% to 3.99%       12,921,542    23.71      7,190,128    13.76
4.00% to 4.99%       10,493,301    19.25      5,910,877    11.31
5.00% to 5.99%        1,940,639     3.56      4,699,894     9.00
6.00% to 6.99%        1,796,379     3.30      4,875,431     9.33
                    -----------   ------    -----------   ------
   Total Deposits   $54,508,865   100.00%   $52,247,411   100.00%
                    ===========   ======    ===========   ======

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE G

     DEPOSITS (CONTINUED)

          Maturities of Certificates of Deposit accounts at June 30, 2005, are scheduled as follows:

                                      Weighted
Year Ending                            Average
  June 30        Amount     Percent     Rate
-----------   -----------   -------   --------
    2006      $27,062,080    49.65%     2.9%
    2007       12,834,661    23.54      3.6%
    2008        4,917,003     9.02      3.8%
    2009        2,631,410     4.83      3.6%
    2010        7,063,711    12.96      4.3%
              -----------   ------
              $54,508,865   100.00%
              ===========   ======

          Interest expense on deposits for the years ended June 30, 2005 and 2004, was as follows:

                             2005         2004
                          ----------   ----------
NOW and Money Market      $   30,520   $   30,854
Passbook Savings              26,570       26,646
Certificates of Deposit    1,710,313    1,810,655
                          ----------   ----------
                          $1,767,403   $1,868,155
                          ==========   ==========

          At June 30, 2005, there were 52 deposit accounts with balances of $100,000 or more with an aggregate value of $7,434,408. These accounts indicated uninsured deposits totaling $2,234,408.

NOTE H

     ADVANCES FROM FEDERAL HOME LOAN BANK OF DALLAS

          Pursuant to collateral agreements with the Federal Home Loan Bank of Dallas (FHLB), advances are secured by a blanket floating lien on first mortgage loans. Total interest recognized amounted to $262,340 and $294,709 for 2005 and 2004, respectively.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE H

     ADVANCES FROM FEDERAL HOME LOAN BANK OF DALLAS (CONTINUED)

          Advances at June 30, 2005 and 2004, consisted of the following:

                      Advance Total
                 -----------------------
                    2005         2004
                 ----------   ----------
2.00% to 2.99%   $3,367,299   $4,543,140
3.00% to 3.99%    3,008,476    3,957,142
4.00% to 4.99%    1,848,684    1,248,034
                 ----------   ----------
                 $8,224,459   $9,748,316
                 ==========   ==========

          Maturities of advances at June 30, 2005 are as follows:

Year Ended
 June 30,
----------
   2006      $2,772,783
   2007       2,878,803
   2008       1,793,840
   2009         544,538
   2010         216,082
Thereafter       18,413
             ----------
             $8,224,459
             ==========

NOTE I

     COMMITMENTS

          As described in Note F, the Association leases property for a branch facility. In addition to this lease, the Association has an agreement with a third-party, which provides on-line data processing services. The agreement, which expires January 31, 2010, contains a minimum monthly service charge of $4,041. At the end of this term, the agreement will automatically continue for successive periods of five years unless terminated upon written notice given at least twelve months prior to the end of the present term. The future minimum commitments for the on-line processing services are as follows:

Year Ended
 June 30,
----------
   2006      $ 48,492
   2007        48,492
   2008        48,492
   2009        48,492
   2010        28,287
             --------
             $222,255
             ========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE J

     FEDERAL INCOME TAXES

          The Company and its subsidiary file consolidated federal income tax returns. The current provision for federal and state income taxes is calculated on pretax accounting income adjusted by items considered to be permanent differences between book and taxable income. Income tax expense for the year ending June 30, 2005 and 2004, is summarized as follows:

               2005       2004
             --------   --------
Federal:
   Current   $436,385   $411,726
State:
   Current     15,846         --
             --------   --------
             $452,231   $411,726
             ========   ========

          The effective federal income tax rate for the years ended June 30, 2005 and 2004, was 33.93% and 33.41%, respectively. The provision for income tax differs from that expected by applying federal income tax rates to income before income taxes as a result of the following:

                                          2005        2004
                                       ---------   ---------
Expected Tax Provision at a 34% Rate   $437,336    $419,039
Expected State Corporate Tax             15,846          --
Effect of Non-Taxable Income               (951)     (7,313)
                                       --------    --------
   Provision for Income Tax            $452,231    $411,726
                                       ========    ========

          At June 30, 2005 and 2004, temporary differences between the financial statement carrying amount and tax bases of assets that gave rise to deferred tax recognition were related to the effect of loan bad debt deduction differences for tax and book purposes. The deferred tax expense or benefit related to securities available-for-sale has no effect on the Association's income tax provision since it is charged or credited to the Association's other comprehensive income or loss equity component. The net deferred income tax asset (liability) consisted of the following components at June 30, 2005 and 2004:

                                                    2005       2004
                                                 ---------   --------
Deferred Tax Liability:
   Loans Receivable - Bad Debt Loss Allowances   $ (26,720)  $(26,720)
   Securities Available-for-Sale Unrealized
      (Gain) Loss                                 (159,398)   859,472
                                                 ---------   --------
   Total Deferred Tax (Liability) Asset          $(186,118)  $832,752
                                                 =========   ========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE J

     FEDERAL INCOME TAXES (CONTINUED)

          In computing federal taxes on income under provisions of the Internal Revenue Code in years past, earnings appropriated by savings and loan associations to general reserves were deductible in arriving at taxable income if certain conditions were met. Association retained earnings appropriated to the federal insurance reserve at June 30, 2005 and 2004, amounted to $4,016,655. Included were appropriations of net income of prior years of $3,327,343, for which no provision for federal income taxes has been made. If this portion of the reserve is used for any purpose other than to absorb losses, a tax liability will be imposed upon the Association at the then current federal income tax rate.

NOTE K

     OTHER NON-INTEREST INCOME AND EXPENSE

          Other non-interest income and expense amounts at June 30, 2005 and 2004, are summarized below:

                                                  2005       2004
                                                --------   --------
Other Non-Interest Income:
   Service Fees on NOW Accounts                 $ 20,779   $ 23,310
   Late Charges                                    4,720      9,020
   Commissions and Other                          14,904      4,083
                                                --------   --------
                                                $ 40,403   $ 36,413
                                                ========   ========

Other Non-Interest Expense:
   NOW Account Expense                          $ 24,367   $ 24,332
   Loan Expenses                                   5,097      6,357
   Office Supplies                                20,648     15,877
   Telephone                                      32,358     28,717
   Postage                                        24,671     23,195
   Business Insurance and Bonds                   36,560     40,377
   Organization Dues and Publications             12,667     10,962
   Charitable Contributions                        3,050      3,128
   Miscellaneous                                  48,772     46,423
   Automobile Expense, Including Depreciation     21,773     21,364
   Consulting Fees                                30,175     28,000
   Legal Fees                                     36,488         --
   Registration Fees                               4,214         --
                                                --------   --------
                                                $300,840   $248,732
                                                ========   ========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE L

     RETIREMENT PLANS

          Effective November 15, 2004, the Association adopted the Home Federal Savings and Loan Association Employees' Savings and Profit Sharing Plan and Trust administered by the Pentegra Group. This plan complies with the requirements of Section 401(k) of the Internal Revenue Code. Those eligible for this defined contribution plan must have completed twelve months of full time service and attained age 21. Participating employees may make elective salary reduction contributions of up to $13,000 for 2004 of their eligible compensation. The Association will contribute a basic "safe harbor" contribution of 3% of participant plan salary and will match 50% of the first 6% of plan salary elective deferrals. The Association is also permitted to make discretionary contributions to be allocated to participant accounts. Pension cost, including administrative fees, attributable to the Association's 401(k) safe harbor plan for the years ended June 30, 2005 and 2004, was $62,452 and $65,935, respectively.

NOTE M

     EMPLOYEE STOCK OWNERSHIP PLAN

          During 2005, the Company instituted an employee stock ownership plan. The Home Federal Savings and Loan Association Employee Stock Ownership Plan
     (ESOP) enables all eligible employees of the Association to share in the growth of the Company through the acquisition of stock. Employees are generally eligible to participate in the ESOP after completion of one year of service and attaining the age of 21.

          The ESOP purchased the statutory limit of eight percent of the shares sold in the initial public offering of the Company, excluding shares issued to Home Federal Mutual Holding Company of Louisiana (113,887 shares). This purchase was facilitated by a loan from the Company to the ESOP in the amount of $1,138,870. The loan is secured by a pledge of the ESOP shares. The shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheets. The corresponding note is to be paid back in 80 quarterly debt service payments of $23,016 on the last business day of each quarter, beginning March 31, 2005, at the rate of 5.25%.

          The Company may contribute to the ESOP, in the form of debt service, at the discretion of its board of directors. Cash dividends on the Company's stock shall be used to either repay the loan, be distributed to the participants in the ESOP, or retained in the ESOP and reinvested in Company stock. Shares are released for allocation to ESOP participants based on principal and interest payments of the note. Compensation expense is recognized based on the number of shares allocated to ESOP participants each year and the average market price of the stock for the current year. Released ESOP shares become outstanding for earnings per share computations.

          As compensation expense is incurred, the Unearned ESOP Shares account is reduced based on the original cost of the stock. The difference between the cost and the average market price of shares released for allocation is applied to Additional Paid-in Capital. ESOP compensation expense was approximately $27,688 for the year ended June 30, 2005.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M

     EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

          The ESOP shares as of June 30, 2005, were as follows:

Allocated Shares                          --
Shares Released for Allocation         2,847
Unreleased Shares                    111,040
                                  ----------
Total ESOP Shares                    113,887
                                  ==========
Fair Value of Unreleased Shares   $1,060,432
                                  ==========
Stock Price at June 30, 2005      $     9.55
                                  ==========

NOTE N

     OFF-BALANCE SHEET ACTIVITIES

     CREDIT RELATED FINANCIAL INSTRUMENTS

          The Association is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets.

          The Association's exposure to credit loss in the event of nonperformance by the other party to loan commitments is represented by the contractual amount of the commitment. The Association follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

          At June 30, 2005 and 2004, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                Contract Amount
                                             ---------------------
                                                2005        2004
                                             ----------   --------
Commitments to Grant Loans                   $2,430,000   $843,000
Unfunded Commitments Under Lines of Credit      214,282    179,000

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

     CASH DEPOSITS

          At various times during the year, the Company maintains cash balances in financial institutions that are in excess of amounts insured by an agency of the federal government.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE N

     OFF-BALANCE SHEET ACTIVITIES (CONTINUED)

     REGIONAL CREDIT CONCENTRATION

          A substantial portion of the Association's lending activity is with customers located within a 100 mile radius of the Shreveport, Louisiana metropolitan area, which includes areas of northwest Louisiana, northeast Texas and southwest Arkansas. Although concentrated within the region, the Association has a diversified loan portfolio, which should preclude the Association from being dependent upon the well being of any particular economic sector to ensure collectibility of any significant portion of its debtors' loan contracts.

     OTHER CREDIT CONCENTRATIONS

          The Association has purchased, with recourse, a significant number of loans from third-party mortgage originators. These loans are serviced by these entities. At June 30, 2005 and 2004, the balance of the loans outstanding being serviced by these entities was $8,264,804 and $7,959,207, respectively.

     INTEREST RATE FLOORS AND CAPS

          The Association writes interest rate floors and caps into its variable rate mortgage loan contracts and loan servicing agreements in an attempt to manage its interest rate exposure. Such floors and caps enable customers to transfer, modify, or reduce their interest rate risk, which, in turn, creates an off-balance-sheet market risk to the Association. At June 30, 2005, the Association's loan portfolio contained approximately $8,331,877 of loans in which the loan contracts or servicing agreements possessed interest rate floors and caps. Of this amount, $8,088,563 consisted of purchased loans, which were originated by third-party mortgage originators.

NOTE O

     RELATED PARTY EVENTS

          In the ordinary course of business, the Association makes loans to its directors and officers. These loans are made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not involve more than normal credit risk or present other unfavorable features.

          An analysis of the activity in loans made to such borrowers (both direct and indirect), including lines of credit, is summarized as follows:

                              Years Ended June 30,
                              --------------------
                                2005        2004
                              --------   ---------
Balance - Beginning of Year   $183,584   $ 523,759
Additions                       64,036     243,503
Principal Payments             (88,334)   (583,678)
                              --------   ---------
Balance - End of Year         $159,286   $ 183,584
                              ========   =========

          Deposits from related parties held by the Association at June 30, 2005 and 2004, amounted to $740,285 and $684,726, respectively.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE P

     REGULATORY MATTERS

          The Association is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly other discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital requirements that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          The Association is required to maintain minimum capital ratios under OTS regulatory guidelines in order to ensure capital adequacy. Management believes, as of June 30, 2005 and 2004, that the Association met all OTS capital adequacy requirements to which it is subject.

          As of June 30, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum capital ratios, which are different than those required to meet OTS capital adequacy requirements. There are no conditions or events since that notification that management believes may have changed the Association's category. The Association was also classified as well capitalized at June 30, 2004.

          The Association's actual and required capital amounts and ratios for OTS regulatory capital adequacy purposes are presented below as of June 30, 2005 and 2004.

                                                          Required for Capital
                                           Actual           Adequacy Purposes
                                    -------------------   --------------------
                                       Amount     Ratio      Amount     Ratio
                                    -----------   -----    ----------   -----
June 30, 2005
   Core Capital               (1)   $26,352,571   24.20%   $3,267,074   3.00%
   Tangible Capital           (1)    26,352,571   24.20%    1,633,537   1.50%
   Total Risk-Based Capital   (2)    26,587,571   91.56%    2,322,960   8.00%

June 30, 2004
   Core Capital               (1)   $18,933,329   19.45%   $2,919,600   3.00%
   Tangible Capital           (1)    18,933,329   19.45%    1,459,800   1.50%
   Total Risk-Based Capital   (2)    19,168,329   71.21%    2,153,360   8.00%

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE P

     REGULATORY MATTERS (CONTINUED)

          The Association's actual and required capital amounts and ratios to be well capitalized under prompt corrective action provisions are presented below as of June 30, 2005 and 2004.

                                                           Required to be
                                          Actual          Well Capitalized
                                   -------------------   ------------------
                                      Amount     Ratio     Amount     Ratio
                                   -----------   -----   ----------   -----
June 30, 2005
   Tier 1 Leverage Capital   (1)   $26,352,571   24.20%  $5,445,123    5.00%
   Tier 1 Risk-Based Capital (2)    26,352,571   90.76%   1,742,220    6.00%
   Total Risk-Based Capital  (2)    26,587,571   91.56%   2,903,700   10.00%

June 30, 2004
   Tier 1 Leverage Capital   (1)   $18,933,329   19.45%  $4,866,000    5.00%
   Tier 1 Risk-Based Capital (2)    18,933,329   70.30%   1,615,020    6.00%
   Total Risk-Based Capital  (2)    19,168,329   71.21%   2,691,700   10.00%

(1)  Amounts and Ratios to Adjusted Total Assets

(2)  Amounts and Ratios to Total Risk-Weighted Assets

NOTE Q

     FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company has adopted SFAS No. 107 issued by the Financial Accounting Standards Board which requires disclosure of the fair value of all financial instruments for which it is practical to estimate fair value.

          The following methods and assumptions were used by the Association in estimating fair values of financial instruments:

          Cash and Cash Equivalents

               The carrying amount approximates the fair value of cash and cash equivalents.

          Securities to be Held-to-Maturity and Available-for-Sale

               Fair values for investment securities, including mortgage-backed securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted or nonmarketable equity securities approximate their fair values. The carrying amount of accrued investment income approximates its fair value.

          Mortgage Loans Held for Sale

               Because these loans are normally disposed of within ninety days of origination, their carrying value closely approximates the fair value of such loans.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE Q

     FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          Loans Receivable

               For variable-rate loans that reprice frequently and with no significant changes in credit risk, fair value approximates the carrying value. Fair values for other loans are estimated using the discounted value of expected future cash flows. Interest rates used are those being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

          Deposit Liabilities

               The fair values for demand deposit accounts are, by definition, equal to the amount payable on demand at the reporting date, that is, their carrying amounts. Fair values for other deposit accounts are estimated using the discounted value of expected future cash flows.

          Advances from Federal Home Loan Bank

               The carrying amount of short-term borrowings approximates their fair value. The fair value of long-term debt is estimated using discounted cash flow analyses based on current incremental borrowing rates for similar borrowing arrangements.

          Accrued Interest Payable

               The carrying amount of accrued interest payable on deposits and borrowings approximates the fair value.

          Off-Balance-Sheet Credit-Related Instruments

               Fair values for outstanding mortgage loan commitments to lend are based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements, customer credit quality, and changes in lending rates. The fair value of interest rate floors and caps contained in some loan servicing agreements and variable rate mortgage loan contracts are considered immaterial within the context of fair value disclosure requirements. Accordingly, no fair value estimate is provided for these instruments.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE Q

     FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          At June 30, 2005 and 2004, the carrying amount and estimated fair values of the Association's financial instruments were as follows:

                                                  2005                        2004
                                       -------------------------   -------------------------
                                         Carrying     Estimated      Carrying     Estimated
                                          Value       Fair Value      Value       Fair Value
                                       -----------   -----------   -----------   -----------
Financial Assets:
   Cash and Cash Equivalents           $ 9,292,489   $ 9,292,489   $ 4,342,125   $ 4,342,125
   Securities Available-for-Sale        75,760,423    75,760,423    64,253,764    64,253,764
   Securities to be Held-to-Maturity     1,612,657     1,655,398     2,515,557     2,583,775
   Loans Held-for-Sale                      70,000        70,000       107,500       107,500
   Loans Receivable                     23,575,037    24,703,000    22,678,740    24,076,723
   Accrued Interest Receivable             435,534       435,534       405,812       405,812

Financial Liabilities
   Deposits                             69,995,056    69,947,453    68,133,506    68,456,095
   Accrued Interest Payable                 47,192        47,192        46,114        46,114
   Advances from Borrowers                 170,037       170,037       232,947       232,947
   Advances from FHLB                    8,224,459     8,052,000     9,748,316     9,336,621

Off-Balance-Sheet Liabilities
   Mortgage Loan Commitments                    --        24,300            --         8,430

          The estimated fair values presented above could be materially different than net realizable value and are only indicative of the individual financial instrument's fair value. Accordingly, these estimates should not be considered an indication of the fair value of the Association taken as a whole.

NOTE R

     PLAN OF REORGANIZATION AND STOCK ISSUANCE

          As disclosed in Note A, on January 18, 2005, Home Federal Savings and Loan Association completed its reorganization to the mutual holding company form of organization and formed Home Federal Bancorp, Inc. of Louisiana to serve as the stock holding company for the Association. In connection with the reorganization, the Company sold 1,423,583 shares of its common stock at $10.00 per share, and issued 2,135,375 shares to Home Federal Mutual Holding Company of Louisiana (the Mutual Holding Company). The Company's ESOP purchased 113,887 shares, financed by a loan from the Company. The net proceeds from the sale of this stock were approximately $12,266,000, and the cost associated with the stock conversion was approximately $730,000.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE R

     PLAN OF REORGANIZATION AND STOCK ISSUANCE (CONTINUED)

          Following the completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Association as of the effective date of the reorganization continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Association. In addition, all persons who became depositors of the Association subsequent to the reorganization will have such membership and liquidation rights with respect to the Mutual Holding Company. Borrower members of the Association at the time of the reorganization have the same membership rights in the Mutual Holding Company that they had in the Association immediately prior to the reorganization so long as their existing borrowings remain outstanding.

NOTE S

     EARNINGS PER COMMON SHARE

          Earnings per share are computed using the weighted average number of common shares outstanding, as prescribed by SFAS No. 128, Earnings per Share. The Company had no securities outstanding during the year ended June 30, 2005, that would have had a dilutive effect on earnings per share.

          The following table presents the components of average outstanding common shares for the year ended June 30, 2005:

Average Common Shares Issued        3,558,958
Average Unearned ESOP Shares         (113,871)
                                    ---------
Average Common Shares Outstanding   3,445,087
                                    =========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE T

     PARENT COMPANY FINANCIAL STATEMENTS

          Financial information pertaining only to Home Federal Bancorp, Inc. of Louisiana as of June 30, 2005, is as follows:

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                             CONDENSED BALANCE SHEET
                                  JUNE 30, 2005
                                 (In Thousands)

ASSETS
   Cash and Cash Equivalents                         $ 3,505
   Investments - Available-for-Sale, at Fair Value     1,980
   Investment in Subsidiary                           26,910
   Other Assets                                           81
                                                     -------
      Total Assets                                   $32,476
                                                     =======

LIABILITIES AND STOCKHOLDERS' EQUITY
   Other Liabilities                                 $    44
   Stockholders' Equity                               32,432
                                                     -------
      Total Liabilities and Stockholders' Equity     $32,476
                                                     =======

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                          CONDENSED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 30, 2005
                                 (In Thousands)

Equity in Undistributed Earnings of Subsidiary   $607
Interest Income                                    43
                                                 ----
   Total Income                                   650
   Total Expenses                                  79
                                                 ----
Income Before Income Taxes                        571
Income Tax (Benefit)                              (13)
                                                 ----
   Net Income                                    $584
                                                 ====

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE T

     PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED)

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                        CONDENSED STATMENT OF CASH FLOWS
                        FOR THE YEAR ENDED JUNE 30, 2005
                                 (In Thousands)

OPERATING ACTIVITIES
   Net Income                                             $   584
   Adjustments to Reconcile Net Income to Net
      Cash Used in Operating Activities:
         Equity in Undistributed Earnings of Subsidiary      (607)
         Increase in Other Assets                             (55)
         Increase in Other Liabilities                         44
                                                          -------
            Net Cash Used in Operating Activities             (34)
                                                          -------
INVESTING ACTIVITIES
   Investment in Subsidiary                                (6,753)
   Purchase of Investments Available-for-Sale              (1,975)
                                                          -------
            Net Cash Used in Investing Activities          (8,728)
                                                          -------
FINANCING ACTIVITIES
   Net Proceeds from Issuance of Common Stock              12,267
                                                          -------
            Net Cash Provided by Financing Activities      12,267
                                                          -------
INCREASE IN CASH AND CASH EQUIVALENTS                       3,505
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                  --
                                                          -------
CASH AND CASH EQUIVALENTS - END OF YEAR                   $ 3,505
                                                          =======

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE U

     SUBSEQUENT EVENTS

     RECOGNITION AND RETENTION PLAN

          On August 10, 2005, the shareholders of the Company approved the establishment of the Home Federal Bancorp, Inc. of Louisianan 2005 Recognition Plan and Trust Agreement (the Recognition Plan) as an incentive to retain personnel of experience and ability in key positions. The aggregate number of shares of the Company's common stock subject to award under the Recognition Plan totaled 69,756. As shares are acquired for the Recognition Plan, the purchase price of these shares will be recorded as a contra equity account. As the shares are distributed, the contra equity account will be reduced.

          Recognition Plan shares are earned by recipients at a rate of 20% of the aggregate number of shares covered by the Recognition Plan over five years. If the employment of an employee or service as a non-employee director is terminated prior to the fifth anniversary of the date of grant of Recognition Plan share award for any reason, the recipient shall forfeit the right to any shares subject to the award that have not been earned.

          The cost associated with the Recognition Plan is based on a share price of $9.85, which represents the market price of the Company's stock on which the Recognition Plan shares were granted. The cost is being recognized over five years.

     STOCK OPTION PLAN

          On August 10, 2005, the shareholders of the Company approved the establishment of the Home Federal Bancorp, Inc. of Louisiana 2005 Stock Option Plan (the Option Plan) for the benefit of directors, officers, and other key employees. The aggregate number of shares of common stock reserved for issuance under the Option Plan totaled 174,389. Both incentive stock options and non-qualified stock options may be granted under the plan.

          On August 18, 2005, the Company granted 174,389 options to directors and key employees. Under the Option Plan, the exercise price of each option cannot be less than the fair market value of the underlying common stock as of the date of the option grant, which was $9.85, and the maximum term is ten years. Incentive stock options and non-qualified stock options granted under the Option Plan become vested and exercisable at a rate of 20% per year over five years, commencing one year from the date of the grant, with an additional 20% vesting on each successive anniversary of the date the option was granted. The Company will account for the Option Plan under the guidance of SFAS No. 123(R).

     PURCHASE OF LAND

          On July 7, 2005, the Association purchased land for a future branch site. The cost associated with the purchase of the land totaled $435,459.

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA

            MARKET PRICE OF HOME FEDERAL BANCORP, INC. COMMON SHARES
                         AND RELATED SHAREHOLDER MATTERS

          Home Federal Bancorp's common shares have been listed on the Over the Counter Bulletin Board ("OTCBB") since January 2005, under the symbol "HFBL." Presented below are the high and low sales prices for Home Federal Bancorp's common shares for the quarters ended March 31, 2005 and June 30, 2005. No dividends were paid by Home Federal Bancorp during such periods. Such prices do not include retail financial markups, markdowns or commissions. Information relating to prices has been obtained from the OTCBB.

QUARTER ENDED:        HIGH     LOW
--------------       ------   -----
2005
June 30, 2005 ....   $ 9.90   $9.30
March 31, 2005 ...    10.25    9.60

          As of September 15, 2005, Home Federal Bancorp had 3,558,958 common shares outstanding held of record by approximately 175 shareholders. The number of shareholders does not reflect the number of persons or entities who may hold stock in nominee or "street" name through brokerage firms or others.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                    DIRECTORS

Daniel R. Herndon                      Scott D. Lawrence
Chairman of the Board, President and   Director. President of Southwestern
Chief Executive Officer                Wholesale, Shreveport, Louisiana

Clyde D. Patterson                     Amos L. Wedgeworth Jr.
Director. Executive Vice President     Director. Currently retired

David A. Herndon III                   Sidney D. York
Director. Currently retired            Director. Currently retired

Woodus K. Humphrey                     Henry M. Hearne
Director. Insurance executive,         Director. Self employed in the fields of
Woodus Humphrey Insurance, Inc.,       investments and farming
Shreveport, Louisiana

Walter T. Colquitt III
Director. Dentist, Shreveport,
Louisiana

                                EXECUTIVE OFFICER

DeNell W. Mitchell
Vice President and
Senior Lending Officer

                  BANKING LOCATIONS AND SHAREHOLDER INFORMATION

                                   MAIN OFFICE

                                624 Market Street
                                 Shreveport, LA

                                 BRANCH OFFICES

6363 Youree Dr.                                               8990 Mansfield Rd.
 Shreveport, LA                                                 Shreveport, LA

                            TRANSFER AGENT/REGISTRAR

                         Registrar and Transfer Company
                                10 Commerce Drive
                           Cranford, New Jersey 07016
                                 (908) 272-8511

Shareholders needing assistance with stock records, transfers or lost certificates, please contact Home Federal Bancorp, Inc.'s transfer agent, Registrar and Transfer Company.

                               (HOME FEDERAL LOGO)
                           BANCORP, INC. OF LOUISIANA