Form 10KSB/A, Exhibit 13
period 2005-06-30
HOME FEDERAL BANCORP, INC. OF LOUISIANA
filed 2005-10-21
CIK 1302901

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
                                                                    ==========    ===========

                     HOME FEDERAL BANCORP, INC. OF LOUISIANA
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 2005 AND 2004


                                                                                              Accumulated
                                                    Additional     Unearned                      Other           Total
                                          Common     Paid-in         ESOP        Retained    Comprehensive   Stockholders'
                                          Stock      Capital        Stock        Earnings    Income (Loss)       Equity
                                         -------   -----------   -----------   -----------   -------------   -------------
BALANCE - JUNE 30, 2003                  $    --   $        --   $        --   $18,156,800    $   992,350     $19,149,150
Net Income                                    --            --            --       820,741             --         820,741
Other Comprehensive Income, Net
   of Applicable Deferred Income Taxes        --            --            --            --     (2,660,738)     (2,660,738)
                                         -------   -----------   -----------   -----------    -----------     -----------
BALANCE - JUNE 30, 2004                       --            --            --    18,977,541     (1,668,388)     17,309,153
Issuance of Common Stock                  14,236    13,391,560    (1,138,870)           --             --      12,266,926
ESOP Compensation Earned                      --          (499)       28,187            --             --          27,688
Net Income                                    --            --            --       849,898             --         849,898
Other Comprehensive Income, Net
   of Applicable Deferred Income Taxes        --            --            --            --      1,977,809       1,977,809
                                         -------   -----------   -----------   -----------    -----------     -----------
BALANCE - JUNE 30, 2005                  $14,236   $13,391,061   $(1,110,683)  $19,827,439    $   309,421     $32,431,474
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

                                   MAIN OFFICE

                                624 Market Street
                                 Shreveport, LA

                                 BRANCH OFFICES

6363 Youree Dr.                                               8990 Mansfield Rd.
 Shreveport, LA                                                 Shreveport, LA

                            TRANSFER AGENT/REGISTRAR


                         Registrar and Transfer Company
                                10 Commerce Drive
                           Cranford, New Jersey 07016
                                   800-368-5948



     Shareholders needing assistance with stock records, transfers or lost certificates, please contact Home Federal Bancorp, Inc.'s transfer agent, Registrar and Transfer Company.

                               (HOME FEDERAL LOGO)
                           BANCORP, INC. OF LOUISIANA