Form 10KSB, Exhibit 13
period 2006-06-30
HOME FEDERAL BANCORP, INC. OF LOUISIANA
filed 2006-09-28
CIK 1302901

Exhibit 13.0
2006 Annual Report
to Shareholders

PRESIDENT’S LETTER TO SHAREHOLDERS
To our Shareholders:
     On behalf of your board of directors, senior management and all of the Home Federal Bancorp employees, it is our pleasure to deliver our second annual report, which details the performance of your company in fiscal 2006.
     Founded in 1924, Home Federal has a proud tradition of providing financial services to the residents of the city of Shreveport and neighboring communities in northwestern Louisiana. During fiscal 2005, we greatly enhanced our ability to provide those services by completing our mutual holding company reorganization and the sale of stock in a public offering to our account holders and members of the general public, which generated approximately $12.3 million in net proceeds.
     As indicated by our results of operations, fiscal 2006 proved to be a difficult year for Home Federal. We have continued to adhere to our underwriting standards and attempted to limit our exposure to credit risk. Yet due to the prevailing interest rate environment, we have continued to experience pressure on our net interest margin.
     We undertook the mutual holding company reorganization and stock offering as part of our overall efforts to diversify Home Federal’s operations. During fiscal 2006, our decision to invest a significant portion of our liquid assets in mortgage-backed securities has resulted in lower yields in the near term, however, we expect to see the benefits of our investment decision as interest rates increase. We also experienced the additional expense related to being a public company.
Looking Forward
     While fiscal 2006 was a year of continuing transition for us, we are hopeful about the prospects for fiscal 2007 and beyond. Our challenge for the years ahead is to further position ourselves to strategically leverage our strengths and seize new opportunities for increased profitability. We are committed to building long-term value for our shareholders and customers.
     Thank you for your continued confidence and support.
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

	At or For the Year Ended June 30,
(Dollars in Thousands, except per share data)	2006	2005
Selected Financial and Other Data:
Total assets	$114,000	$111,331
Cash and cash equivalents	4,930	9,292
Securities available for sale	83,694	75,760
Securities held to maturity	1,425	1,613
Loans receivable, net	20,866	23,575
Deposits	71,279	69,995
FHLB advances	13,417	8,224
Total Stockholders’ Equity	28,539	32,431
Full service offices	3	3

Selected Operating Data:
Total interest income	$5,664	$5,064
Total interest expense	2,433	2,030

Net interest income	3,231	3,034
Provision for loan losses	—	—

Net interest income after provision for loan losses	3,231	3,034
Total non-interest income	144	387
Total non-interest expense	2,414	2,119

Income before income taxes	961	1,302
Income taxes	327	452

Net income	$634	$850

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.35%	5.09%
Average rate on interest-bearing liabilities	2.98	2.62
Average interest rate spread(2)	2.37	2.47
Net interest margin(2)	3.05	3.05
Average interest-earning assets to average interest-bearing liabilities	129.49	128.60
Net interest income after provision for loan losses to non-interest expense	133.82	143.18
Total non-interest expense to average assets	2.14	2.02
Efficiency ratio(3)	71.53	61.94
Return on average assets	.56	.81
Return on average equity	2.10	3.17
Average equity to average assets	26.81	25.57

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	—%	—%
Non-performing assets as a percent of total assets(5)	—	—
Allowance for loan losses as a percent of non-performing loans	23,500.00%	—
Allowance for loan losses as a percent of total loans receivable	1.11	.98
Net charge-offs to average loans receivable	—	—

Association Capital Ratios(4):
Tangible capital ratio	23.48%	24.20%
Core capital ratio	23.48	24.20
Total capital ratio	87.78	91.56

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

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

(5)
Non-performing assets consist of non-performing loans at June 30, 2006 and 2005. Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due. Home Federal Savings and Loan did not have any real estate owned or troubled debt restructurings at June 30, 2006 or 2005.

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
General
     Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Dallas. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Our profitability also depends, to a lesser extent, on non-interest income, provision for loan losses, non-interest expenses and federal income taxes. The Company had net income of $634,000 in fiscal 2006 and $850,000 in fiscal 2005.
     Historically, our business has consisted primarily of originating single-family real estate loans secured by property in our market area. Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction, commercial business and consumer loans. Our loans are primarily funded by certificates of deposit, which typically have a higher interest rate than passbook accounts. The combination of these factors has resulted in low interest rate spreads and returns on equity. Due to the low interest rate environment, a significant amount of our loans have been refinanced in recent years. Rather than re-invest the proceeds from these refinancings in long-term, low yielding loans, we have invested in marketable securities in order to position ourselves more favorably for a rising interest rate environment. Because investment securities generally yield less than loans, however, our net interest margin has been further pressured and our net interest income has remained stable at approximately $3.0 million for both fiscal 2006 and fiscal 2005. Although we may attempt to diversify into greater consumer and commercial lending in the future in order to improve the yield on our portfolio, we presently anticipate that our lending business will continue to consist primarily of originating single-family mortgages funded through deposits.
     The Company’s operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond our control.
Forward-Looking Statements Are Subject to Change
     We make certain statements in this document as to what we expect may happen in the future. These statements usually contain the words “believe,” “estimate,” “project,” “expect,” “anticipate,” “intend” or similar expressions. Because these statements look to the future, they are based on our current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. You should be aware that our current expectations and beliefs as to future events are subject to change at any time, and we can give you no assurances that the future events will actually occur.
Critical Accounting Policies
     In reviewing and understanding financial information for Home Federal Bancorp, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements. These policies are described in Note 1 of the notes to our consolidated financial statements included in this Annual Report. Our accounting and financial reporting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.
     Allowance for Loan Losses. We have identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation. The allowance for loan losses is established

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our commercial and residential loan portfolios and general amounts for historical loss experience. All of these estimates may be susceptible to significant change.
     While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan loss have not required significant adjustments from management’s initial estimates. In addition, the Office of Thrift Supervision, as an integral part of their examination processes, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.
Changes in Financial Condition
     Home Federal Bancorp’s total assets increased $2.7 million, or 2.4%, to $114.0 million at June 30, 2006 compared to $111.3 million at June 30, 2005. This increase was primarily due to increases of $7.9 million in securities available for sale and $1.6 million in deferred tax assets, partially offset by decreases of $4.4 million in cash and cash equivalents and $2.7 million in loans receivable, net compared to the prior year period.
     Loans receivable, net decreased $2.7 million, or 11.4%, from $23.6 million at June 30, 2005 to $20.9 million at June 30, 2006. The decrease in loans receivable, net was attributable primarily to a decrease in one-to-four family residential loans of $5.6 million, partially offset by an increase in loans secured by other properties of $2.3 million and an increase in home equity and second mortgage loans of $500,000.
     Cash and cash equivalents decreased $4.4 million, or 47.3%, to $4.9 million at June 30, 2006.
     Securities available for sale increased $7.9 million, or 10.4%, to $83.7 million at June 30, 2006. This increase was due primarily to the investment in such assets of the net proceeds from the reorganization as well as the investment of loan sale proceeds, and excess funds from loan payments and prepayments. During the past two years, we have experienced significant loan prepayments due to the heavy volume of loan refinancing. However, when interest rates were at their cyclical lows, management was reluctant to invest in long-term, fixed rate mortgage loans for portfolio and instead sold the majority of the long-term, fixed rate mortgage loan production. We have attempted to strengthen our interest-rate risk position and favorably structure our balance sheet to take advantage of a rising rate environment by purchasing investment securities classified as available for sale.
     Total liabilities increased $6.6 million, or 8.4%, to $85.5 million at June 30, 2006 due primarily to an increase in deposits of $1.3 million over the prior year period and an increase of $5.2 million, or 63.4%, in FHLB advances. The increase in deposits was attributable primarily to increases in our Certificates of Deposit, partially offset by decreases in NOW, money market and passbook savings accounts. Certificates of Deposit increased $2.5 million, or 4.6%, to $57.0 million at June 30, 2006, while other deposits decreased $1.2 million, or 7.8%, to $14.3 million at June 30, 2006.
     Shareholders’ equity decreased $3.9 million, or 12.0%, to $28.5 million at June 30, 2006 due primarily to accumulated other comprehensive losses of $3.1 million at June 30, 2006 compared to accumulated other

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
comprehensive income of $309,000 at June 30, 2005. This change in accumulated other comprehensive income was primarily due to the change in net unrealized (loss) gain on securities available for sale due to recent increases in interest rates. The net unrealized (loss) or gain on securities available for sale is affected by interest rate fluctuations. Generally, an increase in interest rates will have an adverse impact while a decrease in interest rates will have a positive impact.
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

		Year Ended June 30,
		2006			2005
	Yield/Rate	Average		Average	Average		Average
	at June 30, 2006	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Investment securities	4.88%	$80,734	$4,039	5.00%	$71,088	$3,358	4.72%
Loans receivable	6.89	20,141	1,420	7.05	22,973	1,568	6.83
Interest-earning deposits	5.10	4,936	205	4.15	5,406	137	2.54

Total interest-earning assets	5.28	105,811	5,664	5.35	99,467	5,063	5.09

Non-interest-earning assets		6,774			5,323

Total assets		$112,585			$104,790

Interest-bearing liabilities:
Savings accounts	.50	$5,009	24	.48	$5,368	27	.50
NOW accounts	.16	7,597	16	.21	6,041	13	.22
Money market accounts	.40	3,516	14	.40	4,129	17	.41
Certificate accounts	4.01	56,269	2,054	3.65	53,335	1,710	3.21

Total deposits	3.26	72,391	2,108	2.91	68,873	1,767	2.57
FHLB advances	4.34	9,320	325	3.49	8,471	262	3.10

Total interest-bearing liabilities	3.44	81,711	2,433	2.98	77,344	2,029	2.62

Non-interest-bearing liabilities		688			649

Total liabilities		82,399			77,993
Total Stockholders’ Equity(1)		30,186			26,797

Total liabilities and equity		$112,585			$104,790

Net interest-earning assets		$24,100			$22,123

Net interest income; average interest rate spread(2)			$3,231	2.37%		$3,034	2.47%

Net interest margin(3)				3.05%			3.05%

Average interest-earning assets to average interest-bearing liabilities				129.49%			128.60%

(1)	Includes retained earnings and accumulated other comprehensive income (loss).

(2)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by net average interest-earning assets.

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
     Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Home Federal Savings and Loan’s interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by current year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	2006 vs. 2005			2005 vs. 2004
			Total			Total
	Increase (Decrease) Due to		Increase	Increase (Decrease) Due to		Increase
	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)
	(In Thousands)
Interest income:
Investment securities	$225	$455	$680	$(85)	$348	$263
Loans receivable, net	44	(192)	(148)	(117)	(316)	(433)
Interest-earning deposits	79	11	68	82	(1)	81

Total interest-earning assets	348	252	600	(120)	31	(89)

Interest expense:
Savings accounts	(1)	(2)	(3)	1	—	1
NOW accounts	—	3	3	—	1	1
Money market accounts	—	(3)	(3)	—	(2)	(2)
Certificate accounts	248	95	343	(80)	(19)	(99)

Total deposits	247	93	340	(79)	(20)	(99)
FHLB advances	37	26	63	1	(33)	(32)

Total interest-bearing liabilities	284	119	403	(78)	(53)	(131)

Increase (decrease) in net interest income	$64	$133	$197	$(42)	$84	$42

Comparison of Operating Results for the Years Ended June 30, 2006 and 2005
     General. Net income amounted to $634,000 for the year ended June 30, 2006, a decrease of $216,000, or 25.4%, compared to net income of $850,000 for the year ended June 30, 2005. This decrease was due to a decrease in non-interest income, and an increase in non-interest expense partially offset by an increase in net interest income.
     Net Interest Income. Net interest income amounted to $3.2 million for fiscal year 2006 compared to $3.0 million for fiscal year 2005.
     The average interest rate spread declined from 2.47% for fiscal 2005 to 2.37% for fiscal 2006 while the average balances of net interest-earning assets increased from $22.1 million to $24.1 million during the same periods. The percentage of average interest-earning assets to average interest-bearing liabilities increased to 129.49% for fiscal 2006 compared to 128.60% for fiscal 2005. The decrease in the interest rate spread reflects the low interest rate environment and management’s decision to temporarily invest in lower rate securities available for sale rather than long-term, fixed rate residential mortgage loans. Net interest margin amounted to 3.05% for both fiscal 2006 and 2005.
     Interest income increased $600,000, or 11.9%, to $5.7 million for fiscal 2006 compared to fiscal 2005. Such increase was primarily due to an increase in the average yield on all interest earning assets and an increase in average investment security balances. These increases were partially offset by a decrease in the average balances of loans and interest earning deposits. The increase in average yields on interest earning assets reflects rising interest rates in general. The decrease in the average balance of loans and the corresponding increase in the average balance of investment securities was due to the payment and prepayment of loans, largely as a result of refinancing and loan sales, and the investment of such funds in investment securities classified as available-for-sale.

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
     Interest expense increased $403,000, or 19.9%, to $2.4 million for fiscal 2006 compared to fiscal 2005 primarily as a result of an increase in the average rate and average balance of certificate accounts and an increase in Federal Home Loan Bank borrowings and the average cost of such borrowings.
     Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to earnings as losses are estimated to have occurred in our loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
     The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
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
     An allowance is also established for uncollectible interest on loans classified as substandard. Substandard loans are those loans which are in excess of ninety days delinquent. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received. When, in management’s judgment, the borrower’s ability to make interest and principal payments is back to normal, the loan is returned to accrual status.
     No provision was made to the allowance in fiscal 2006 or fiscal 2005 because the allowance was maintained at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the loan portfolio, both probable and reasonable.
     Non-Interest Income. Non-interest income amounted to $145,000 for the year ended June 30, 2006, a decrease of $242,000, or 62.5%, compared to non-interest income of $387,000 for the year ended June 30, 2005. Such decrease was due to a $277,000 decrease in gain on sale of securities, partially offset by a $34,000 increase in other income and gain on sale of loans. The increase in gain on sale of loans was due to increased originations of long-term, fixed rate residential loans for sale.
     Non-Interest Expense. Non-interest expense increased $295,000, or 13.9% due primarily to increases in business taxes, compensation, benefits and professional fees, partially offset by decreases in advertising.
     Provision For Income Tax Expense. The provision for income taxes amounted to $327,000 and $452,000 for the fiscal years ended June 30, 2006 and 2005, respectively. The Company’s effective tax rates were 33.9% and 34.7% for fiscal 2006 and 2005, respectively.
Exposure to Changes in Interest Rates
     The Company’s ability to maintain net interest income depends upon our ability to earn a higher yield on assets than the rates we pay on deposits and borrowings. The Company’s interest-earning assets consist primarily of securities available-for-sale and long-term residential mortgage loans which have fixed rates of interest. Consequently, our ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. Although long-term, fixed-rate mortgage loans make up a significant portion of our interest-earning assets at June 30, 2006, we sold a substantial amount of our loans and maintained a significant portfolio of securities available-for-sale during the past

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
few years in order to position the Company for a rising rate environment. At June 30, 2006 and 2005, securities available-for-sale amounted to $83.7 million and $75.8 million, respectively, or 73.4% and 68.1%, respectively, of total assets at such dates. Although this asset/liability management strategy has adversely impacted short-term net income, it provides us with greater flexibility to reinvest such assets in higher-yielding single-family, consumer and commercial business loans in a rising interest rate environment.
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
     Net Portfolio Value. Our interest rate sensitivity is monitored by management through the use of a model which internally generates estimates of the change in our net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth our NPV as of June 30, 2006.

Change in
Interest Rates				NPV as % of Portfolio
In Basis Points	Net Portfolio Value			Value of Assets
(Rate Shock)	Amount	$ Change	% Change	NPV Ratio	Change
(Dollars in Thousands)
300	$15,996	$(11,603)	(42.04)%	16.16%	(8.01)%
200	19,576	(8,023)	(29.07)	18.88	(5.29)
100	23,469	(4,130)	(14.96)	21.57	(2.60)
Static	27,599			24.17
(100)	31,623	4,024	14.58	26.46	2.29
(200)	34,035	6,436	23.32	27.62	3.44
     Qualitative Analysis. Our ability to maintain a positive “spread” between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Our fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed our cost of funds. If interest rates increase, however, we would have to pay more on our deposits and new borrowings, which would adversely affect our interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, we have underwritten our mortgage loans to allow for their sale in the secondary market. Total loan originations amounted to $17.4 million and $11.2 million for fiscal 2006 and 2005, respectively, while loans sold amounted to $2.9 million and $2.1 million during the same respective periods. More significantly, we have invested excess funds from loan payments and prepayments and loan sales in investment securities classified as available for sale. As a result, the Company is not as susceptible to rising interest rates as it would be if its interest-earning assets were primarily comprised of long-term fixed rate mortgage loans. With respect to its floating or adjustable rate loans, the Company writes interest rate floors and caps into such loan documents. Interest rate floors limit our interest rate risk by limiting potential decreases in the interest yield on an adjustable rate loan to a certain level. As a result, we receive a minimum yield even if rates decline farther and the interest rate on the particular loan would otherwise adjust to a lower amount. Conversely, interest rate ceilings limit the amount by which the yield on an adjustable rate loan may increase to no more than six percentage points over the rate at the time of origination. Finally, we intend to place a greater emphasis on shorter-term consumer loans and commercial business loans in the future.

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Liquidity and Capital Resources
     The Company maintains levels of liquid assets deemed adequate by management. Its liquidity ratio averaged 98.65% for the quarter ended June 30, 2006. We adjust our liquidity levels to fund deposit outflows, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.
     Our primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, loan sales and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning accounts and other assets, which provide liquidity to meet lending requirements. Our deposit accounts with the Federal Home Loan Bank of Dallas amounted to $1.4 million and $2.0 million at June 30, 2006 and 2005, respectively.
     A significant portion of our liquidity consists of securities classified as available-for-sale and cash and cash equivalents. Our primary sources of cash are net income, principal repayments on loans and mortgage-backed securities and increases in deposit accounts. If we require funds beyond our ability to generate them internally, we have borrowing agreements with the Federal Home Loan Bank of Dallas which provide an additional source of funds. At June 30, 2006, Home Federal Savings and Loan had $13.4 million in advances from the Federal Home Loan Bank of Dallas and had $74.9 million in additional borrowing capacity.
     At June 30, 2006, the Company had outstanding loan commitments of $1.5 million to originate loans. At June 30, 2006, certificates of deposit scheduled to mature in less than one year, totaled $34.4 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In addition, the cost of such deposits could be significantly higher upon renewal, in a rising interest rate environment. We intend to utilize our high levels of liquidity to fund our lending activities. If additional funds are required to fund lending activities, we intend to sell our securities classified as available-for-sale as needed.
     Home Federal Savings and Loan is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At June 30, 2006, Home Federal Savings and Loan exceeded each of its capital requirements with ratios of 23.48%, 23.48% and 87.78%, respectively.
Off-Balance Sheet Arrangements
     We do not have any off-balance sheet arrangements, as defined by Securities and Exchange Commission rules, and have not had any such arrangements during the two years ended June 30, 2006. See Notes 8 and 15 to the Notes to Consolidated Financial Statements contained in this Annual Report.
Impact of Inflation and Changing Prices
     The consolidated financial statements and related financial data presented herein regarding the Company have been prepared in accordance with accounting principles generally accepted in the United States of America which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Company’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Report of Independent Registered Public Accounting Firm
To the Board of Directors
     Home Federal Bancorp, Inc.
          of Louisiana and Subsidiary
Shreveport, Louisiana
We have audited the accompanying consolidated balance sheets of Home Federal Bancorp, Inc. of Louisiana (the Company) and its wholly-owned subsidiary as of June 30, 2006 and 2005, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Federal Bancorp, Inc. of Louisiana and its wholly-owned subsidiary, Home Federal Savings and Loan Association, as of June 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
A Professional Accounting Corporation
Metairie, Louisiana
July 15, 2006
110 veterans boulevard, suite 200, metairie, LA 70005-4958 • 504.835.5522 • fax 504.835.5535
5100 village walk, suite 202, covington, LA 70433-4012 • 985.892.5850 • fax 985.892.5956
WWW.LAPORTE.COM
A professional accounting corporation
An Independently Owned Member

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
CONSOLIDATED BALANCE SHEETS

	June 30,
	2006	2005
ASSETS

Cash and Cash Equivalents (Includes Interest-Bearing Deposits with Other Banks of $4,183,577 and $8,570,838 for 2006 and 2005)	$4,929,595	$9,292,489
Securities Available-for-Sale	83,693,681	75,760,424
Securities Held-to-Maturity	1,424,866	1,612,657
Loans Held-for-Sale	—	70,000
Loans Receivable, Net	20,866,117	23,575,037
Accrued Interest Receivable	464,908	435,534
Premises and Equipment, Net	947,584	524,755
Deferred Tax Asset	1,597,083	—
Other Assets	76,218	59,936

Total Assets	$114,000,052	$111,330,832

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	$71,278,564	$69,995,056
Advances from Borrowers for Taxes and Insurance	219,054	170,037
Advances from Federal Home Loan Bank of Dallas	13,417,166	8,224,459
Deferred Tax Liability	—	186,118
Other Accrued Expenses and Liabilities	545,991	323,688

Total Liabilities	85,460,775	78,899,358

COMMITMENTS	—	—

STOCKHOLDERS’ EQUITY
Preferred Stock — No Par Value; 2,000,000 Shares Authorized; None Issued and Outstanding	—	—
Common Stock — $.01 Par Value; 8,000,000 Shares Authorized; 3,558,958 Shares Issued; 3,538,258 Shares Outstanding at June 30, 2006 and 3,558,958 Shares Outstanding at June 30, 2005	14,236	14,236
Additional Paid-in Capital	13,445,231	13,391,061
Treasury Stock, at Cost – 20,700 Shares at June 30, 2006; No Shares at June 30, 2005	(210,500)	—
Unearned ESOP Stock	(1,053,731)	(1,110,683)
Unearned RRP Trust Stock	(688,439)	—
Retained Earnings — Partially Restricted	20,148,695	19,827,439
Accumulated Other Comprehensive (Loss) Income	(3,116,215)	309,421

Total Stockholders’ Equity	28,539,277	32,431,474

Total Liabilities and Stockholders’ Equity	$114,000,052	$111,330,832

See accompanying notes to consolidated financial statements.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended
	June 30,
	2006	2005
INTEREST INCOME
Loans, Including Fees	$1,419,877	$1,568,239
Investment Securities	337,995	146,154
Mortgage-Backed Securities	3,700,662	3,211,922
Other Interest-Earning Assets	205,156	137,232

Total Interest Income	5,663,690	5,063,547

INTEREST EXPENSE
Deposits	2,107,892	1,767,403
Federal Home Loan Bank Borrowings	324,959	262,340

Total Interest Expense	2,432,851	2,029,743

Net Interest Income	3,230,839	3,033,804

PROVISION FOR LOAN LOSSES	—	—

Net Interest Income after Provision for Loan Losses	3,230,839	3,033,804

NON-INTEREST INCOME
Gain on Sale of Loans	24,178	17,882
Gain on Sale of Securities	52,210	328,880
Other Income	68,129	40,403

Total Non-Interest Income	144,517	387,165

NON-INTEREST EXPENSE
Compensation and Benefits	1,485,630	1,363,091
Occupancy and Equipment	177,563	182,806
Data Processing	80,513	66,337
Audit and Examination Fees	139,744	113,527
Advertising	50,600	81,873
Deposit Insurance Premiums	9,621	10,366
Legal Fees	93,696	36,488
Franchise and Bank Shares Tax	88,796	—
Other Expense	288,102	264,352

Total Non-Interest Expense	2,414,265	2,118,840

Income Before Income Taxes	961,091	1,302,129

PROVISION FOR INCOME TAX EXPENSE	326,689	452,231

NET INCOME	$634,402	$849,898

EARNINGS PER SHARE:
Basic	$0.19	$0.25
Diluted	$0.19	$0.25
See accompanying notes to consolidated financial statements.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For The Years Ended
	June 30,
	2006	2005
NET INCOME	$634,402	$849,898

OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAX
Unrealized Holding (Losses) Gains Arising During the Period	(3,327,850)	2,001,553
Reclassification Adjustment for Gains included in Net Income	(97,786)	(23,744)

Total Other Comprehensive (Loss) Income	(3,425,636)	1,977,809

TOTAL COMPREHENSIVE (LOSS) INCOME	$(2,791,234)	$2,827,707

See accompanying notes to consolidated financial statements.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED JUNE 30, 2006 AND 2005

					Accumulated
		Additional	Unearned		Other	Unearned		Total
	Common	Paid-in	ESOP	Retained	Comprehensive	RRP Trust	Treasury	Stockholders’
	Stock	Capital	Stock	Earnings	Income (Loss)	Stock	Stock	Equity
BALANCE — July 1, 2004	$—	$—	$—	$18,977,541	$(1,668,388)	$—	$—	$17,309,153

Issuance of Common Stock	14,236	13,391,560	(1,138,870)	—	—	—	—	12,266,926

ESOP Compensation Earned	—	(499)	28,187	—	—	—	—	27,688

Net Income	—	—	—	849,898	—	—	—	849,898

Other Comprehensive Income, Net of Applicable Deferred Income Taxes	—	—	—	—	1,977,809	—	—	1,977,809

BALANCE — June 30, 2005	$14,236	$13,391,061	$(1,110,683)	$19,827,439	$309,421	$—	$—	$32,431,474

ESOP Compensation Earned	—	(182)	56,952	—	—	—	—	56,770

Acquisition of RRP Stock						(688,439)		(688,439)

Dividends Declared	—	—	—	(313,146)	—	—	—	(313,146)

Stock Options Vested		54,352						54,352

Acquisition of Treasury Stock	—	—		—	—	—	(210,500)	(210,500)

Net Income	—	—	—	634,402	—	—	—	634,402

Other Comprehensive Loss, Net of Applicable Deferred Income Taxes	—	—	—	—	(3,425,636)	—	—	(3,425,636)

BALANCE — June 30, 2006	$14,236	$13,445,231	$(1,053,731)	$20,148,695	$3,116,215	$(688,439)	$(210,500)	$28,539,277

See accompanying notes to consolidated financial statements.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	June 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$634,402	$849,898
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Amortization and Accretion on Securities	(95,951)	(37,932)
Amortization of Deferred Loan Fees	(44,602)	(50,118)
Depreciation of Premises and Equipment	67,850	62,261
Loss on Disposal of Premises and Equipment	—	4,584
Gain on Sale of Securities	(52,210)	(328,880)
ESOP Compensation Expense	56,770	27,688
Deferred Income Tax (Benefit)	(18,480)	—
Stock Option Expense	54,352	—
Recognition and Retention Plan Expense	121,889	—
Changes in Assets and Liabilities
Origination and Purchase of Loans Held-for-Sale	(2,895,575)	(2,108,200)
Sale and Principal Repayments of Loans Held-for-Sale	2,965,575	2,145,700
Accrued Interest Receivable	(29,374)	(29,722)
Other Operating Assets	(16,282)	15,935
Other Operating Liabilities	100,415	67,705

Net Cash Provided by Operating Activities	848,779	618,919

CASH FLOWS FROM INVESTING ACTIVITIES
Loan Originations and Principal Collections, Net	2,688,278	1,210,229
Purchases of Loans	—	(2,085,658)
Deferred Loan Fees Collected	65,244	29,250
Acquisition of Premises and Equipment	(490,679)	(123,818)
Activity in Available-for-Sale Securities
Proceeds from Sales of Securities	3,378,017	—
Principal Payments on Mortgage-Backed Securities	11,997,575	9,419,057
Purchases	(28,352,935)	(17,891,105)
Activity in Held-to-Maturity Securities
Redemption or Maturity Proceeds	—	885,480
Principal Payments on Mortgage-Backed Securities	207,080	346,301
Purchases of Securities	(17,400)	—

Net Cash Used in Investing Activities	(10,524,820)	(8,210,264)

See accompanying notes to consolidated financial statements.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Years Ended
	June 30,
	2006	2005
CASH FLOWS FROM FINANCING ACTIVITIES
Net Increase in Deposits	1,283,508	1,861,550
Proceeds from Advances from Federal Home Loan Bank	8,025,000	1,000,000
Repayment of Advances from Federal Home Loan Bank	(2,832,293)	(2,523,857)
Net Proceeds from Issuance of Common Stock	—	12,266,926
Dividends Paid	(313,146)	—
Acquisition of Recognition and Retention Plan Stock	(688,439)	—
Acquisition of Treasury Stock	(210,500)	—
Net Increase (Decrease) in Mortgage-Escrow Funds	49,017	(62,910)

Net Cash Provided by Financing Activities	5,313,147	12,541,709

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,362,894)	4,950,364

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	9,292,489	4,342,125

CASH AND CASH EQUIVALENTS, END OF YEAR	$4,929,595	$9,292,489

SUPPLEMENTARY CASH FLOW INFORMATION
Interest Paid on Deposits and Borrowed Funds	$2,372,702	$2,028,665
Income Taxes Paid	361,160	445,000
Market Value Adjustment for (Loss) Gain on Securities Available-for-Sale	(5,190,357)	2,996,679
See accompanying notes to consolidated financial statements.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.
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
SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
     Most of the Company’s activities are provided to customers of the Association by three offices, all of which are located in the City of Shreveport, Louisiana. The area served by the Association is primarily the Shreveport-Bossier City metropolitan area; however, loan and deposit customers are found dispersed in a wider geographical area covering much of northwest Louisiana.
CASH AND CASH EQUIVALENTS
     For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand, balances due from banks, and federal funds sold, all of which mature within 90 days.
     At June, 2006 and 2005, cash and cash equivalents consisted of the following:

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED
NOTE 1.
SUMMARY OF ACCOUNTING POLICIES (Continued)
CASH AND CASH EQUIVALENTS (Continued)

	2006	2005
Cash on Hand	$229,186	$260,126
Demand Deposits at Other Institutions	1,934,944	2,478,563
Federal Funds Sold	2,765,465	6,553,800

	$4,929,595	$9,292,489

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
ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 1.
SUMMARY OF ACCOUNTING POLICIES (Continued)
ALLOWANCE FOR LOAN LOSSES (Continued)
management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
     The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral and prevailing economic conditions. The evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.
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
     An allowance is also established for uncollectible interest on loans classified as substandard. Substandard loans are those which are in excess of ninety days delinquent. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received. When, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is back to normal, the loan is returned to accrual status.
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
INCOME TAXES
     The Company and its wholly-owned subsidiary will file a consolidated Federal income tax return on a fiscal year basis. Each entity will pay its pro-rata share of income taxes in accordance with a written tax-sharing agreement.
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
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 1.
SUMMARY OF ACCOUNTING POLICIES (Continued)
INCOME TAXES (Continued)
     While the Association is exempt from Louisiana income tax, it will be subject to the Louisiana Ad Valorem Tax, commonly referred to as the Louisiana Shares Tax, that is based on stockholders’ equity and net income.
EARNINGS PER SHARE
     Earnings per share are computed based upon the weighted average number of common shares outstanding during the year.
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
     The components of other comprehensive income and related tax effects are as follows:

	2006	2005
Unrealized Holding (Losses) Gains on Available-for-Sale Securities	$(5,042,196)	$3,032,655
Reclassification Adjustment for Gains Realized in Income	(148,161)	(35,976)

Net Unrealized (Losses) Gains	(5,190,357)	2,996,679
Tax Effect	1,764,721	1,018,870

Net-of-Tax Amount	$(3,425,636)	$1,977,809

     The components of accumulated other comprehensive income, included in Stockholders’ Equity, are as follows:

	2006	2005
Net Unrealized (Loss) Gain on Securities Available-for-Sale	$(4,721,537)	$468,819
Tax Effect	1,605,322	159,398

Net of Tax Amount	$(3,116,215)	$309,421

RECENT ACCOUNTING PRONOUNCEMENTS
     As disclosed in Note 14, the Company granted stock options under its 2005 stock option plan approved by the shareholders of the Company on August 10, 2005. The Company accounts for the plan under SFAS No. 123(R), which revised SFAS No. 123, Share-Based Payment. SFAS 123 (R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost is to be recognized over the period

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 1.
SUMMARY OF ACCOUNTING POLICIES (Continued)
RECENT ACCOUNTING PRONOUNCEMENTS (Continued)
during which an employee is required to provide service in exchange for the award. Compensation cost pertaining to the plan recognized by the Company for the fiscal year ended June 30, 2006 amounted to $54,352.
     In May 2005, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections. This Statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application of changes in accounting principle to prior periods’ financial statements, unless impracticable, and enhances the consistency of financial information between periods. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.
     In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to narrow the scope of exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS No. 155 also amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. SFAS No. 155 is effective for all financial instruments acquired or issued following the start of an entity’s first fiscal year beginning after September 15, 2006.
     In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets. This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. It requires additional disclosures and separate presentation in the balance sheet of the carrying amounts of servicing assets and servicing liabilities that an entity elects to subsequently measure at fair value. SFAS No. 156 is effective for all entities as of the beginning of its fiscal year that begins after September 15, 2006.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 2.
SECURITIES
     The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

	June 30, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Available-for-Sale
Debt Securities
FHLB Note	$996,006	$—	$6,038	$989,968
FNMA Note	996,066	—	10,663	985,403
FHLMC Mortgage-Backed Certificates	8,930,066	154	549,556	8,380,664
FNMA Mortgage-Backed Certificates	74,824,882	239	4,086,912	70,738,209
GNMA Mortgage-Backed Certificates	488,666	132	10,236	478,562

Total Debt Securities	86,235,686	525	4,663,405	81,572,806

Equity Securities
219,780 Shares, AMF ARM Fund	2,179,532	—	58,657	2,120,875

Total Securities Available-for-Sale	$88,415,218	$525	$4,722,062	$83,693,681

Securities Held-to-Maturity

Debt Securities
GNMA Mortgage-Backed Certificates	$535,024	$14,135	$—	$549,159
FNMA Mortgage-Backed Certificates	184,093	2,831	438	186,486
FHLMC Mortgage-Backed Certificates	56,549	772	185	57,136

Total Debt Securities	775,666	17,738	623	792,781

Equity Securities (Nonmarketable)
6,492 Shares — Federal Home Loan Bank	649,200	—	—	649,200

Total Securities Held-to- Maturity	$1,424,866	$17,738	$623	$1,441,981

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 2.
              SECURITIES (Continued)

	June 30, 2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Available-for-Sale
Debt Securities
FHLB Note	$985,739	$2,855	$—	$988,594
FNMA Note	989,887	1,363	—	991,250
FHLMC Mortgage-Backed Certificates	8,996,881	96,631	44,980	9,048,532
FNMA Mortgage-Backed Certificates	61,411,259	644,890	183,599	61,872,550
GNMA Mortgage-Backed Certificates	813,413	835	11,908	802,340

Total Debt Securities	73,197,179	746,574	240,487	73,703,266

Equity Securities
210,991 Shares, AMF ARM Fund	2,094,424	—	37,266	2,057,158

Total Securities Available-for- Sale	$75,291,603	$746,574	$277,753	$75,760,424

Securities Held-to-Maturity

Debt Securities
GNMA Mortgage-Backed Certificates	$665,280	$36,554	$—	$701,834
FNMA Mortgage-Backed Certificates	228,039	4,864	19	232,884
FHLMC Mortgage-Backed Certificates	87,538	1,415	73	88,880

Total Debt Securities	980,857	42,833	92	1,023,598

Equity Securities (Nonmarketable)
6,318 Shares — Federal Home Loan Bank	631,800	—	—	631,800

Total Securities Held-to-Maturity	$1,612,657	$42,833	$92	$1,655,398

     The amortized cost and fair value of debt securities by contractual maturity at June 30, 2006 follows:

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Maturity
Due within One Year	$996,006	$989,968	$—	$—
Due from One Year to Five Years	996,066	985,403	—	—
Due from Five Years to Ten Years	—	—	—	—
Due after Ten Years	—	—	—	—

	1,992,072	1,975,371	—	—
Mortgage-Backed Securities	84,243,614	79,597,435	775,666	792,781

	$86,235,686	$81,572,806	$775,666	$792,781

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 2.
SECURITIES (Continued)
     For the year ended June 30, 2006, proceeds from the sale of securities available-for-sale amounted to $3,378,017. Gross realized gains amounted to $52,210. There were no sales of available-for-sale securities during the year ended June 30, 2005.
     Information pertaining to securities with gross unrealized losses at June 30, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
Securities Available for Sale	Losses	Value	Losses	Value
Debt Securities:
FHLB Note	$6,038	$989,968	$—	$—
FNMA Note	10,663	985,403	—	—
Mortgage-Backed	3,202,554	61,658,344	1,444,150	17,773,002
Marketable Equity Securities	—	—	58,657	2,120,875

Total Securities Available-for-Sale	$3,219,255	$63,633,715	$1,502,807	$19,893,877

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
Securities Held-to-Maturity	Losses	Value	Losses	Value
Mortgage-Backed	$435	$99,197	$188	$25,332

Total Securities Held-to-Maturity	$435	$99,197	$188	$25,332

     The Company’s investment in equity securities consists primarily of shares of an adjustable rate mortgage loan mutual fund. The unrealized losses associated with this fund were caused by interest rate increases, and the timing between when these rate increases took place compared to the resulting adjustment in rates in the underlying mortgage loans. Based on management’s assessment of the financial condition of the Company, the Company has the ability and intent to hold these equity securities until a recovery of fair value occurs. Based on this assessment and because the decline in market value is attributable to changes in interest rates and not of credit quality, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2006.
     The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed by agencies of the U.S. government. Accordingly, it is expected that these securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2006.
At June 30, 2006, securities with a carrying value of $1,910,461 were pledged to secure public deposits.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 3.
LOANS RECEIVABLE
     Loans receivable at June 30, 2006 and 2005, are summarized as follows:

	2006	2005
Mortgage Loans (Principally Conventional)
Principal Balances
Secured by One-to-Four Family Residences	$13,721,121	$19,301,369
Secured by Other Properties	3,163,986	837,042

Total Mortgage Loans	16,885,107	20,138,411

Consumer and Other Loans
Principal Balances
Equity and Second Mortgage	3,286,823	2,776,487
Loans on Savings Accounts	612,388	469,952
Equity Lines of Credit	374,041	499,598
Automobile Loans	43,201	5,390

Total Consumer and Other Loans	4,316,453	3,751,427

Total Loans	21,201,560	23,889,838

Less: Allowance for Loan Losses	(235,000)	(235,000)
Unamortized Loan Fees	(100,443)	(79,801)

Net Loans Receivable	$20,866,117	$23,575,037

     An analysis of the allowance for loan losses follows:

	2006	2005
Balance — Beginning of Year	$235,000	$235,000
Provision for Loan Losses	—	—

Balance — End of Year	$235,000	$235,000

     Fixed rate loans receivable as of June 30, 2006, are scheduled to mature and adjustable rate loans are scheduled to reprice as follows:

	Under	One	Six	Over
	One	to Five	to Ten	Ten
	Year	Years	Years	Years	Total
		(In Thousands)
Loans Secured by One-to-Four Family Residential:
Fixed Rate	$1,434	$563	$926	$7,763	$10,686
Adjustable Rate	3,061	—	—	—	3,061
Other Loans Secured by Real Estate:
Fixed Rate	—	—	25	3,139	3,164
Adjustable Rate	—	—	—	—	—
All Other Loans	987	549	981	1,774	4,291

	$5,482	$1,112	$1,932	$12,676	$21,202

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 3.
LOANS RECEIVABLE (Continued)
     As of June 30, 2006 and 2005, there was no recorded investment in loans that are considered impaired under SFAS Nos. 114 and 118. The Association has no commitments to loan additional funds to borrowers whose loans were previously in non-accrual status.
NOTE 4.
ACCRUED INTEREST RECEIVABLE
     Accrued interest receivable at June 30, 2006 and 2005, consisted of the following:

	2006	2005
Accrued Interest on:
Mortgage Loans	$81,675	$101,289
Other Loans	18,385	26,462
Investments	23,338	20,902
Mortgage-Backed Securities	341,510	286,881

	$464,908	$435,534

NOTE 5.
PREMISES AND EQUIPMENT
     A summary of the cost and accumulated depreciation of premises and equipment follows:

	2006	2005
Land	$727,075	$290,798
Buildings	1,124,602	1,097,318
Equipment	599,628	578,365

	2,451,305	1,966,481
Accumulated Depreciation	(1,503,721)	(1,441,726)

	$947,584	$524,755

     Depreciation expense charged against operations for the years ended June 30, 2006 and 2005, was $67,850 and $62,261, respectively.
     The Association leases property for a branch facility. The lease, which expires November 30, 2008, requires monthly rental payments of $1,680. Future minimum rent commitments under this lease follows:

Year Ended June 30,
2007	$20,160
2008	20,160
2009	8,400

$48,720

     This lease provides for five ten-year option periods with rental adjustment provisions. Total rent expense for the years ended June 30, 2006 and 2005, amounted to $20,160 for each year, respectively.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 6.
DEPOSITS
     Deposits at June 30, 2006 and 2005, are summarized as follows:

	Weighted
	Average
	Rate at	2006		2005
	6/30/2006	Amount	Percent	Amount	Percent
Non-Interest Bearing	0.00%	$828,038	1.16%	$1,094,211	1.56%
NOW Accounts	0.16%	5,412,279	7.59	5,731,383	8.19
Money Market	0.40%	3,302,146	4.63	3,743,813	5.35
Passbook Savings	0.50%	4,755,594	6.67	4,916,784	7.02

		14,298,057	20.06	15,486,191	22.12
Certificates of Deposit	4.01%	56,980,507	79.94	54,508,865	77.88

Total Deposits		$71,278,564	100.00%	$69,995,056	100.00%

     The composition of Certificates of Deposit accounts by interest rate is as follows:

	2006		2005
	Amount	Percent	Amount	Percent
0.00% to 0.99%	$244,467	0.43%	$250,124	0.46%
1.00% to 1.99%	410,920	0.72	6,543,324	12.00
2.00% to 2.99%	9,911,468	17.39	20,563,556	37.72
3.00% to 3.99%	14,901,810	26.15	12,921,542	23.71
4.00% to 4.99%	28,229,915	49.54	10,493,301	19.25
5.00% to 5.99%	3,281,927	5.77	1,940,639	3.56
6.00% to 6.99%	—	—	1,796,379	3.30

Total Deposits	$56,980,507	100.00%	$54,508,865	100.00%

     Maturities of Certificates of Deposit accounts at June 30, 2006, are scheduled as follows:

			Weighted
Year Ending			Average
June 30,	Amount	Percent	Rate
2007	$34,389,421	60.35%	3.9%
2008	9,010,487	15.81	4.2%
2009	3,566,792	6.26	3.8%
2010	6,376,135	11.19	4.4%
2011	3,637,672	6.39	4.8%

	$56,980,507	100.00%

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 6.
DEPOSITS (Continued)
     Interest expense on deposits for the years ended June 30, 2006 and 2005, was as follows:

	2006	2005
NOW and Money Market	$29,557	$30,520
Passbook Savings	24,450	26,570
Certificates of Deposit	2,053,885	1,710,313

	$2,107,892	$1,767,403

     At June 30, 2006, there were fifty-three deposit accounts with balances of $100,000 or more with an aggregate value of $7,398,962. These accounts indicated uninsured deposits totaling $2,098,962.
NOTE 7.
ADVANCES FROM FEDERAL HOME LOAN BANK OF DALLAS
     Pursuant to collateral agreements with the Federal Home Loan Bank of Dallas (FHLB), advances are secured by a blanket floating lien on first mortgage loans. Total interest expense recognized amounted to $324,959 and $262,340 for 2006 and 2005, respectively.
     Advances at June 30, 2006 and 2005, consisted of the following:

	Advance Total
	2006	2005
2.00% to 2.99%	$2,158,554	$3,367,299
3.00% to 3.99%	2,028,464	3,008,476
4.00% to 4.99%	4,230,148	1,848,684
5.00% to 5.99%	5,000,000	—

	$13,417,166	$8,224,459

     Maturities of advances at June 30, 2006 are as follows:

Year Ended
June 30,
2007	$5,972,761
2008	2,419,812
2009	1,204,263
2010	911,395
2011	751,247
Thereafter	2,157,688

$13,417,166

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 8.
COMMITMENTS
     As described in Note 5, the Association leases property for a branch facility. In addition to this lease, the Association has an agreement with a third-party, which provides on-line data processing services. The agreement, which expires January 31, 2010, contains a minimum monthly service charge of $4,041. At the end of this term, the agreement will automatically continue for successive periods of five years unless terminated upon written notice given at least twelve months prior to the end of the present term. The future minimum commitments for the on-line processing services are as follows:

Year Ended
June 30,
2007	$48,492
2008	48,492
2009	48,492
2010	28,287

$173,763

NOTE 9.
FEDERAL INCOME TAXES
     The Company and its subsidiary file consolidated federal income tax returns. The current provision for federal and state income taxes is calculated on pretax accounting income adjusted by items considered to be permanent differences between book and taxable income. Income tax expense for the year ending June 30, 2006 and 2005, is summarized as follows:

	2006	2005
Federal:
Current	$344,256	$436,385
Deferred (Benefit)	(18,480)	—
State:
Current	913	15,846

	$326,689	$452,231

     The effective federal income tax rates for the years ended June 30, 2006 and 2005 were 33.9% and 34.7%, respectively. The provision for income tax differs from that expected by applying federal income tax rates to income before income taxes as a result of the following:

	2006	2005
Expected Tax Provision at a 34% Rate	$326,461	$437,336
Expected State Corporate Tax	913	15,846
Effect of Non-Taxable Income	(685)	(951)

Provision for Income Tax	$326,689	$452,231

     At June 30, 2006 and 2005, temporary differences between the financial statement carrying amount and tax bases of assets that gave rise to deferred tax recognition were related to the effect of loan bad debt deduction differences for tax and book purposes and deferred stock option compensation. The deferred tax expense or benefit related to securities available-for-sale has no effect on the Association’s income tax provision since it is charged or credited to the Association’s other comprehensive income or loss equity component. The net deferred income tax asset (liability) consisted of the following components at June 30, 2006 and 2005:

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 9.
FEDERAL INCOME TAXES (Continued)

	2006	2005
Deferred Tax Asset or Liability:
Stock Option Compensation	$18,480	$—
Loans Receivable-Bad Debt Loss Allowances	(26,720)	(26,720)
Securities Available-for-Sale Unrealized Loss (Gain)	1,605,323	(159,398)

Total Deferred Tax Asset (Liability)	$1,597,083	$(186,118)

     In computing federal taxes on income under provisions of the Internal Revenue Code in years past, earnings appropriated by savings and loan associations to general reserves were deductible in arriving at taxable income if certain conditions were met. Association retained earnings appropriated to the federal insurance reserve at June 30, 2006 and 2005, amounted to $4,016,655. Included were appropriations of net income of prior years of $3,327,343, for which no provision for federal income taxes has been made. If this portion of the reserve is used for any purpose other than to absorb losses, a tax liability will be imposed upon the Association at the then current federal income tax rate.
NOTE 10.
OTHER NON-INTEREST INCOME AND EXPENSE
     Other non-interest income and expense amounts at June 30, 2006 and 2005, are summarized below:

	2006	2005
Other Non-Interest Income:
Service Fees on NOW Accounts	$18,941	$20,779
Late Charges	4,418	4,720
Commissions and Other	44,770	14,904

	$68,129	$40,403

Other Non-Interest Expense:
NOW Account Expense	$37,539	$24,367
Loan Expenses	4,848	5,097
Office Supplies	34,307	20,648
Telephone	33,662	32,358
Postage	18,310	24,671
Business Insurance and Bonds	35,250	36,560
Organization Dues and Publications	5,217	12,667
Charitable Contributions	4,009	3,050
Miscellaneous	46,144	48,772
Automobile Expense, Including Depreciation	21,371	21,773
Consulting Fees	29,820	30,175
Registration Fees	17,625	4,214

	$288,102	$264,352

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 11.
     RETIREMENT PLANS
          Effective November 15, 2004, the Association adopted the Home Federal Savings and Loan Association Employees’ Savings and Profit Sharing Plan and Trust administered by the Pentegra Group. This plan complies with the requirements of Section 401(k) of the Internal Revenue Code. Those eligible for this defined contribution plan must have completed twelve months of full time service and attained age 21. Participating employees may make elective salary reduction contributions of up to $15,000 for 2006, of their eligible compensation. The Association will contribute a basic “safe harbor” contribution of 3% of participant plan salary and will match 50% of the first 6% of plan salary elective deferrals. The Association is also permitted to make discretionary contributions to be allocated to participant accounts. Pension cost, including administrative fees, attributable to the Association’s 401(k) safe harbor plan for the years ended June 30, 2006 and 2005, was $63,139 and $62,452, respectively.
NOTE 12.
     EMPLOYEE STOCK OWNERSHIP PLAN
          During fiscal 2005, the Company instituted an employee stock ownership plan. The Home Federal Savings and Loan Association Employee Stock Ownership Plan (ESOP) enables all eligible employees of the Association to share in the growth of the Company through the acquisition of stock. Employees are generally eligible to participate in the ESOP after completion of one year of service and attaining the age of 21.
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
          The Company may contribute to the ESOP, in the form of debt service, at the discretion of its board of directors. Cash dividends on the Company’s stock shall be used to either repay the loan, be distributed to the participants in the ESOP, or retained in the ESOP and reinvested in Company stock. Shares are released for allocation to ESOP participants based on principal and interest payments of the note. Compensation expense is recognized based on the number of shares allocated to ESOP participants each year and the average market price of the stock for the current year. Released ESOP shares become outstanding for earnings per share computations.
          As compensation expense is incurred, the Unearned ESOP Shares account is reduced based on the original cost of the stock. The difference between the cost and the average market price of shares released for allocation is applied to Additional Paid-in Capital. ESOP compensation expense for the years ended June 30, 2006 and 2005, was approximately $56,770 and $27,688. respectively.
     The ESOP shares as of June 30, 2006, are as follows:

Allocated Shares	5,694
Shares Released for Allocation	2,847
Unreleased Shares	105,346

Total ESOP Shares	113,887

Fair Value of Unreleased Shares	$1,100,866

Stock Price at June 30, 2006	$10.45

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 13.
     RECOGNITION AND RETENTION PLAN
          On August 10, 2005, the shareholders of the Company approved the establishment of the Home Federal Bancorp, Inc. of Louisiana 2005 Recognition and Retention Plan and Trust Agreement (the Recognition Plan) as an incentive to retain personnel of experience and ability in key positions. The aggregate number of shares of the Company’s common stock subject to award under the Recognition Plan totaled 69,756. As shares are acquired for the Recognition Plan, the purchase price of these shares will be recorded as a contra equity account. As the shares are distributed, the contra equity account will be reduced.
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
          The cost associated with the Recognition Plan is based on a share price of $9.85, which represents the market price of the Company’s stock on the date on which the Recognition Plan shares were granted. The cost is being recognized over five years. Compensation expense pertaining to the Recognition Plan was $121,889 and $0 for the years ended June 30, 2006 and 2005, respectively.
          A summary of the changes in restricted stock follows:

	Unawarded Shares		Awarded Shares
	2006	2005	2006	2005
Balance, Beginning of Year	—	—	—	—
Purchased by Plan	69,756	—	—	—
Granted	(69,756)	—	69,756	—
Forfeited	—	—	—	—
Earned and Issued	—	—	—	—

Balance – End of Year	—	—	69,756	—

NOTE 14.
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
          On August 18, 2005, the Company granted 174,389 options to directors and key employees. Under the Option Plan, the exercise price of each option cannot be less than the fair market value of the underlying common stock as of the date of the option grant, which was $9.85, and the maximum term is ten years. Incentive stock options and non-qualified stock options granted under the Option Plan become vested and exercisable at a rate of 20% per year over five years, commencing one year from the date of the grant, with an additional 20% vesting on each successive anniversary of the date the option was granted. The exercise price of the options is equal to the market price of the Company’s stock on the date of grant.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 14.
     STOCK OPTION PLAN (Continued)
          Following is a summary of the status of the Option Plan during the fiscal year ended June 30, 2006:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
Outstanding at July 1, 2005	—	$—

Granted	174,389	9.85
Exercised	—	—
Forfeited	—	—

Outstanding at June 30, 2006	174,389	$9.85

Options Exercisable at June 30, 2006	—	$9.85

Weighted Average Fair Value of Options Granted During the Year	$1.80

          The fair value of each option granted is estimated on the grant date using the Black-Scholes model. The following assumptions were made in estimating fair value:

Dividend Yield	2.0%
Expected Term	10 Years
Risk-free Interest Rate	4.13%
Expected Life	10 Years
Expected Volatility	8.59%
          Compensation cost charged to operations was $54,352 in 2006 and $0 in 2005. The income tax benefit realized from the Option Plan was $18,480 in 2006 and $0 in 2005.
          Following is a summary of the status of options outstanding at June 30, 2006 under the Option Plan:

	Options Outstanding			Options Exercisable
Weighted
		Average	Weighted		Weighted
Exercise		Remaining	Average		Average
Price		Contractual	Exercise		Exercise
Range	Number	Life	Price	Number	Price
$9.85	174,389	9.88 years	$9.85	—	$—
NOTE 15.
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
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 15.
     OFF-BALANCE SHEET ACTIVITIES (Continued)
     CREDIT RELATED FINANCIAL INSTRUMENTS (Continued)
          The Association’s exposure to credit loss in the event of nonperformance by the other party to loan commitments is represented by the contractual amount of the commitment.
          The Association follows the same credit policies in making commitments as it does for on-balance-sheet instruments.
          At June 30, 2006 and 2005, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2006	2005
Commitments to Grant Loans	$—	$2,430,000
Unfunded Commitments Under Lines of Credit	285,247	214,282
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
     REGIONAL CREDIT CONCENTRATION
          A substantial portion of the Association’s lending activity is with customers located within a 100 mile radius of the Shreveport, Louisiana metropolitan area, which includes areas of northwest Louisiana, northeast Texas and southwest Arkansas. Although concentrated within the region, the Association has a diversified loan portfolio, which should preclude the Association from being dependent upon the well being of any particular economic sector to ensure collectibility of any significant portion of its debtors’ loan contracts.
     OTHER CREDIT CONCENTRATIONS
          The Association has purchased, with recourse, a significant number of loans from third-party mortgage originators. These loans are serviced by these entities. At June 30, 2006 and 2005, the balance of the loans outstanding being serviced by these entities was $2,991,111 and $8,264,804, respectively.
     INTEREST RATE FLOORS AND CAPS
          The Association writes interest rate floors and caps into its variable rate mortgage loan contracts and loan servicing agreements in an attempt to manage its interest rate exposure. Such floors and caps enable customers to transfer, modify, or reduce their interest rate risk, which, in turn, creates an off-balance-sheet market risk to the Association. At June 30, 2006, the Association’s loan portfolio contained approximately $2,944,894 of loans in which the loan contracts or servicing agreements possessed interest rate floors and caps. Of this amount, $2,746,113 consisted of purchased loans, which were originated by third-party mortgage originators.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 16.
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
          An analysis of the activity in loans made to such borrowers (both direct and indirect), including lines of credit, is summarized as follows:

	Years Ended June 30,
	2006	2005
Balance – Beginning of Year	$159,286	$183,584
Additions	174,442	64,036
Principal Payments	(33,748)	(88,334)

Balance – End of Year	$299,980	$159,286

          Deposits from related parties held by the Association at June 30, 2006 and 2005, amounted to $733,545 and $740,285, respectively.
NOTE 17.
     REGULATORY MATTERS
          The Association is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly other discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital requirements that involve quantitative measures of the Association’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
          The Association is required to maintain minimum capital ratios under OTS regulatory guidelines in order to ensure capital adequacy. Management believes, as of June 30, 2006 and 2005, that the Association met all OTS capital adequacy requirements to which it is subject.
          As of June 30, 2006, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum capital ratios, which are different than those required to meet OTS capital adequacy requirements. There are no conditions or events since that notification that management believes may have changed the Association’s category. The Association was also classified as well capitalized at June 30, 2005.

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 17.
     REGULATORY MATTERS (Continued)
          The Association’s actual and required capital amounts and ratios for OTS regulatory capital adequacy purposes are presented below as of June 30, 2006 and 2005.

				Required for Capital
		Actual		Adequacy Purposes
		Amount	Ratio	Amount	Ratio
June 30, 2006
Core Capital	(1)	$27,028,756	23.48%	$3,452,740	3.00%
Tangible Capital	(1)	27,028,756	23.48%	1,726,370	1.50%
Total Risk-Based Capital	(2)	27,263,756	87.78%	2,485,520	8.00%

June 30, 2005
Core Capital	(1)	$26,352,571	24.20%	$3,267,074	3.00%
Tangible Capital	(1)	26,352,571	24.20%	1,633,537	1.50%
Total Risk-Based Capital	(2)	26,587,571	91.56%	2,322,960	8.00%
          The Association’s actual and required capital amounts and ratios to be well capitalized under prompt corrective action provisions are presented below as of June 30, 2006 and 2005.

				Required to be
		Actual		Well Capitalized
		Amount	Ratio	Amount	Ratio
June 30, 2006
Tier 1 Leverage Capital	(1)	$27,028,756	23.48%	$5,754,567	5.00%
Tier 1 Risk-Based Capital	(2)	27,028,756	87.00%	1,864,140	6.00%
Total Risk-Based Capital	(2)	27,263,756	87.78%	3,106,900	10.00%

June 30, 2005
Tier 1 Leverage Capital	(1)	$26,352,571	24.20%	$5,445,123	5.00%
Tier 1 Risk-Based Capital	(2)	26,352,571	90.76%	1,742,220	6.00%
Total Risk-Based Capital	(2)	26,587,571	91.56%	2,903,700	10.00%

(1)	Amounts and Ratios to Adjusted Total Assets

(2)	Amounts and Ratios to Total Risk-Weighted Assets
NOTE 18.
     RESTRICTIONS ON DIVIDENDS
          Federal and state banking regulations place certain restrictions on dividends paid by the Association to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Association.
NOTE 19.
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
NOTE 19.
     FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
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
Deposit Liabilities
     The fair values for demand deposit accounts are, by definition, equal to the amount payable on demand at the reporting date, that is, their carrying amounts. Fair values for other deposit accounts are estimated using the discounted value of expected future cash flows. The discount rate is estimated using the rates of currently offered for deposits of similar maturities.
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
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 19.
     FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)
     At June 30, 2006 and 2005, the carrying amount and estimated fair values of the Association’s financial instruments were as follows:

	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
Financial Assets:
Cash and Cash Equivalents	$4,929,595	$4,929,595	$9,292,489	$9,292,489
Securities Available-for-Sale	83,693,681	83,693,681	75,760,424	75,760,424
Securities to be Held-to-Maturity	1,424,866	1,441,981	1,612,657	1,655,398
Loans Held-for-Sale	—	—	70,000	70,000
Loans Receivable	20,866,117	21,420,000	23,575,037	24,703,000
Accrued Interest Receivable	464,908	464,908	435,534	435,534

Financial Liabilities
Deposits	71,278,564	70,475,278	69,995,056	69,947,453
Accrued Interest Payable	109,600	109,600	47,192	47,192
Advances from Borrowers	219,054	219,054	170,037	170,037
Advances from FHLB	13,417,166	12,744,000	8,224,459	8,052,000

Off-Balance-Sheet Liabilities
Mortgage Loan Commitments	—	—	—	24,300
     The estimated fair values presented above could be materially different than net realizable value and are only indicative of the individual financial instrument’s fair value. Accordingly, these estimates should not be considered an indication of the fair value of the Association taken as a whole.
NOTE 20.
PLAN OF REORGANIZATION AND STOCK ISSUANCE
     As disclosed in Note 1, on January 18, 2005, Home Federal Savings and Loan Association completed its reorganization to the mutual holding company form of organization and formed Home Federal Bancorp, Inc. of Louisiana to serve as the stock holding company for the Association. In connection with the reorganization, the Company sold 1,423,583 shares of its common stock at $10.00 per share, and issued 2,135,375 shares to Home Federal Mutual Holding Company of Louisiana (the Mutual Holding Company). The Company’s ESOP purchased 113,887 shares, financed by a loan from the Company. The net proceeds from the sale of this stock were approximately $12,266,000, and the cost associated with the stock conversion was approximately $730,000.
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
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 21.
EARNINGS PER COMMON SHARE
     The following table presents the components of average outstanding common shares for the years ended June 30, 2006 and 2005:

	2006	2005
Average Common Shares Issued	3,558,958	3,558,958
Average Treasury Shares Held	(1,715)	—
Average Unearned ESOP Shares	(109,245)	(113,871)
Average Unearned RRP Trust Shares	(49,868)	—

Weighted Average Number of Common Shares Used in Basic EPS	3,398,130	3,445,087

Effect of Dilutive Securities:
Stock Options	3,379	—

Weighted Average Number of Common Shares and Dilutive Potential Common Shares Used in Dilutive EPS	3,401,509	3,445,087

NOTE 22.
PARENT COMPANY FINANCIAL STATEMENTS
     Financial information pertaining only to Home Federal Bancorp, Inc. of Louisiana as of June 30, 2006 and 2005, is as follows:
HOME FEDERAL BANCORP, INC. OF LOUISIANA
CONDENSED BALANCE SHEET
(In Thousands)

	June 30,
	2006	2005
ASSETS
Cash and Cash Equivalents	$2,294	$3,505
Investments — Available-for-Sale, at Fair Value	1,975	1,980
Investment in Subsidiary	24,196	26,910
Other Assets	74	81

Total Assets	$28,539	$32,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other Liabilities	$—	$44
Stockholders’ Equity	28,539	32,432

Total Liabilities and Stockholders’ Equity	$28,539	$32,476

Home Federal Bancorp, Inc. of Louisiana
and Subsidiary
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 22.
     PARENT COMPANY FINANCIAL STATEMENTS (Continued)
HOME FEDERAL BANCORP, INC. OF LOUISIANA
CONDENSED STATEMENT OF INCOME
Years Ended June 30, 2006 and 2005
(In Thousands)

	2006	2005
Equity in Undistributed Earnings of Subsidiary	$698	$607
Interest Income	133	43

Total Income	831	650
Total Expenses	230	79

Income Before Income Taxes	601	571
Income Tax (Benefit)	(33)	(13)

Net Income	$634	$584

HOME FEDERAL BANCORP, INC. OF LOUISIANA
CONDENSED STATEMENT OF CASH FLOWS
Years Ended June 30, 2006 and 2005
(In Thousands)

	2006	2005
OPERATING ACTIVITIES
Net Income	$634	$584
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities:
Equity in Undistributed Earnings of Subsidiary	(698)	(607)
Decrease (Increase) in Other Assets	14	(55)
(Decrease) Increase in Other Liabilities	(44)	44
Accretion on Investments	(16)	—

Net Cash Used in Operating Activities	(110)	(34)

INVESTING ACTIVITIES
Investment in Subsidiary	—	(6,753)
Purchase of Investments Available-for-Sale	—	(1,975)

Net Cash Used in Investing Activities	—	(8,728)

FINANCING ACTIVITIES
Net Proceeds from Issuance of Common Stock	—	12,267
Paid-In Capital	111	—
Purchase of Treasury Stock	(899)	—
Dividends Paid	(313)	—

Net Cash (Used in) Provided by Financing Activities	(1,101)	12,267

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,211)	3,505
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	3,505	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,294	$3,505

MARKET PRICE OF HOME FEDERAL BANCORP, INC. COMMON SHARES
AND RELATED SHAREHOLDER MATTERS
     Home Federal Bancorp’s common shares have been listed on the Over the Counter Bulletin Board (“OTCBB”) since January 2005, under the symbol “HFBL.” Presented below are the high and low sales prices for Home Federal Bancorp’s common shares for the quarters ended March 31, 2005 through June 30, 2006 and dividends paid for the periods presented. Such prices do not include retail financial markups, markdowns or commissions. Information relating to prices has been obtained from the OTCBB.

Quarter ended:	High	Low	Cash dividends per share
Fiscal 2006
June 30, 2006	$10.45	$10.05	$0.06
March 31, 2006	10.25	9.80	0.06
December 31, 2005	9.90	9.45	0.05
September 30, 2005	9.85	9.35	0.05

Fiscal 2005
June 30, 2005	$9.90	$9.30	n/a
March 31, 2005	10.25	9.60	n/a
     As of September 22, 2006, Home Federal Bancorp had 3,538,258 common shares outstanding held of record by 173 shareholders. The number of shareholders does not reflect the number of persons or entities who may hold stock in nominee or “street” name through brokerage firms or others.
     Shareholders needing assistance with stock records, transfers or lost certificates, please contact Home Federal Bancorp, Inc.’s transfer agent, Registrar and Transfer Company.
Transfer Agent/Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(908) 272-8511

DIRECTORS AND EXECUTIVE OFFICERS
Directors

Daniel R. Herndon	Scott D. Lawrence
Chairman of the Board, President and	Director. President of Southwestern Wholesale,
Chief Executive Officer	Shreveport, Louisiana

Clyde D. Patterson	Amos L. Wedgeworth Jr.
Director. Executive Vice President	Director. Currently retired

David A. Herndon III	Sidney D. York
Director. Currently retired	Director. Currently retired

Woodus K. Humphrey	Henry M. Hearne
Director. Insurance executive, Woodus Humphrey	Director. Self employed in
Insurance, Inc., Shreveport, Louisiana	the fields of investments
and farming

Walter T. Colquitt III
Director. Dentist, Shreveport, Louisiana
Executive Officer
DeNell W. Mitchell
Vice President and Senior Lending Officer
BANKING LOCATIONS
Main Office
624 Market Street
Shreveport, Louisiana
Branch Offices

6363 Youree Drive	8990 Mansfield Road
Shreveport, Louisiana	Shreveport, Louisiana

..