Form 10KSB, Exhibit 13
period 2007-06-30
HOME FEDERAL BANCORP, INC. OF LOUISIANA
filed 2007-09-28
CIK 1302901

Exhibit 13.0
2007 Annual Report
to Shareholders

PRESIDENT’S LETTER TO SHAREHOLDERS

To our Shareholders:
          On behalf of the Board of Directors, senior management and staff of Home Federal, we are pleased to report to you on the financial performance of Home Federal Bancorp, Inc. of Louisiana for fiscal 2007.
          In what has been a challenging year for many financial institutions, we have been pleased to continue to provide our quality financial services to Caddo and Bossier Parishes and neighboring communities in northwestern Louisiana where Home Federal Savings and Loan has operated since 1924. In recent years, the communities in which we operate have experienced significant growth and expansion. From April 1, 2000 to July 1, 2006, Bossier Parish saw an increase in population of 9.1% and Caddo Parish, increased 0.4%, as compared to the overall population of the state of Louisiana which has decreased 4.1% during the same period.
          The economic outlook for our community is strong. We are expecting several new industries and utilities to invest in the Shreveport area in the near future including a steel component manufacturer and gas-fired power plant which are expected to bring several hundred new jobs. In November 2006, the US Air Force announced the creation of the Air Force Cyberspace Command at Barksdale Air Force base in Bossier City. We expect that the command center will have a significant impact on the local economy due to the high salaries associated with the engineering and technical consulting positions that will be created at the base and by its contractors.
          The financial condition of Home Federal remained strong during fiscal 2007. While net income increased slightly by $2,355 from the prior fiscal year, our total loans increased $5.8 million and our total deposits increased $6.4 million in fiscal 2007 compared to the prior year. Challenges presented by the continued margin compression were largely responsible for the slight growth in our net income. Our average cost of funds in fiscal 2007 increased over 100 basis points from 2006. During that period, our average balance of certificates of deposit increased $4.1 million as compared to fiscal 2006.
          We are committed to enhancing the value of our franchise for the shareholders of Home Federal. During fiscal 2007 we adopted our second stock repurchase program. As of June 30, 2007, we had repurchased a total of 171,756 shares since our initial public offering in January 2005. For the quarter ended September 30, 2005, we began paying dividends at a rate of $.05 per share which have been increased to $.06 per share. As we look to grow our business we will explore strategic opportunities that build upon our current foundation.
          Fiscal 2008 promises to be both an exciting and a challenging year for us. Our Board of Directors, senior management and staff are ready for the potential and opportunity that lie ahead. We will continue to build upon the momentum to further position ourselves to leverage Home Federal Bancorp’s strengths, and to seize upon new opportunities for increased profitability.
          Thank you for the trust you have placed in us and your continued support.

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

	At or For the Year Ended June 30,
(Dollars in Thousands, except per share data)	2007	2006
Selected Financial and Other Data:
Total assets	$118,785	$114,000
Cash and cash equivalents	3,972	4,930
Securities available for sale	83,752	83,694
Securities held to maturity	1,408	1,425
Loans receivable, net	26,689	20,866
Deposits	77,710	71,279
FHLB advances	12,368	13,417
Total Stockholders’ Equity	27,812	28,539
Full service offices	3	3

Selected Operating Data:
Total interest income	$6,590	$5,664
Total interest expense	3,448	2,433

Net interest income	3,142	3,231
Provision for loan losses	1	—

Net interest income after provision for loan losses	3,141	3,231
Total non-interest income	240	144
Total non-interest expense	2,417	2,414

Income before income taxes	964	961
Income taxes	327	327

Net income	$637	$634

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.69%	5.35%
Average rate on interest-bearing liabilities	3.84	2.98
Average interest rate spread(2)	1.85	2.37
Net interest margin(2)	2.71	3.05
Average interest-earning assets to average interest-bearing liabilities	128.93	129.49
Net interest income after provision for loan losses to non-interest expense	129.95	133.82
Total non-interest expense to average assets	2.00	2.14
Efficiency ratio(3)	71.49	71.53
Return on average assets	.53	.56
Return on average equity	2.13	2.10
Average equity to average assets	24.82	26.81

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	.46%	—%
Non-performing assets as a percent of total assets(5)	.10	—
Allowance for loan losses as a percent of total loans receivable	.92	1.11
Net charge-offs to average loans receivable	—	—

Association Capital Ratios(4):
Tangible capital ratio	22.79%	23.48%
Core capital ratio	22.79	23.48
Total capital ratio	80.63	87.78

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans at June 30, 2007 and 2006. Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due. Home Federal Savings and Loan did not have any real estate owned or troubled debt restructurings at June 30, 2007 or 2006.

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
General
          Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Dallas. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Our profitability also depends, to a lesser extent, on non-interest income, provision for loan losses, non-interest expenses and federal income taxes. Home Federal Bancorp, Inc. of Louisiana had net income of $637,000 in fiscal 2007 and $634,000 in fiscal 2006.
          Historically, our business has consisted primarily of originating single-family real estate loans secured by property in our market area. Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction, commercial business and consumer loans. Our loans are primarily funded by certificates of deposit, which typically have a higher interest rate than passbook accounts. The combination of these factors has resulted in low interest rate spreads and returns on equity. Due to the low interest rate environment, a significant amount of our loans have been refinanced in recent years. Rather than reinvest the proceeds from these refinancings in long-term, low yielding loans, we have invested in marketable securities in order to position ourselves more favorably for a rising interest rate environment. Because investment securities generally yield less than loans, however, our net interest margin has been further pressured and our net interest income has remained stable at $3.1 million for fiscal 2007 and $3.2 million for fiscal 2006. Although we may attempt to diversify into greater consumer and commercial lending in the future in order to improve the yield on our portfolio, we presently anticipate that our lending business will continue to consist primarily of originating single-family mortgages funded through deposits.
          Home Federal Bancorp’s operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond our control.
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
Changes in Financial Condition
          Home Federal Bancorp’s total assets increased $4.8 million, or 4.2%, to $118.8 million at June 30, 2007 compared to $114.0 million at June 30, 2006. This increase was primarily due to an increase in loans receivable and held-for-sale of $5.8 million and partially offset by a decrease in cash and cash equivalents of $958,000 compared to the prior year period.
          Loans receivable, net increased $4.3 million, or 20.6%, from $20.9 million at June 30, 2006 to $25.2 million at June 30, 2007. The increase in loans receivable, net was attributable primarily to an increase in one-to-four family residential loans of $3.0 million, and an increase in home equity and second mortgage loans of $1.2 million.
          Cash and cash equivalents decreased $958,000, or 18.3%, from $4.9 million at June 30, 2006 to $4.0 million at June 30, 2007. Securities available for sale remained stable from June 30, 2006 to June 30, 2007 at $83.7 million.
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
          Total liabilities increased $5.5 million, or 6.4%, from $85.5 million at June 30, 2006 to $91.0 million at June 30, 2007 due primarily to an increase in deposits of $6.4 million over the prior year period, partially offset by a decrease of $1.0 million, or 7.5%, in FHLB advances. The increase in deposits was attributable primarily to increases in our Certificates of Deposit as well as increases in non-interest bearing and NOW accounts, partially offset by decreases in money market and passbook savings accounts. Certificates of Deposit increased $6.0 million, or 10.5%, from $57.0 million at June 30, 2006 to $63.0 million at June 30, 2007.
          Stockholders’ equity decreased $727,000, or 2.5%, to $27.8 million at June 30, 2007 due primarily to treasury stock acquisitions for fiscal 2007 of $1.6 million, partially offset by accumulated comprehensive income of $275,000 and net income of $637,000. The change in accumulated other comprehensive income was primarily due to the change in net unrealized loss on securities available for sale due to recent minor declines in interest rates. The net unrealized loss on securities available for sale is affected by interest rate fluctuations. Generally, an increase in interest rates will have an adverse impact while a decrease in interest rates will have a positive impact.

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

		Year Ended June 30,
		2007			2006
	Yield/Rate	Average		Average	Average		Average
	at June 30, 2007	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Investment securities	5.08%	$86,552	$4,550	5.26%	$80,734	$4,039	5.00%
Loans receivable	6.83	23,680	1,739	7.34	20,141	1,420	7.05
Interest-earning deposits	5.24	5,633	301	5.35	4,936	205	4.15

Total interest-earning assets	5.49%	115,865	6,590	5.69%	105,811	5,664	5.35%

Non-interest-earning assets		4,875			6,774

Total assets		$120,740			$112,585

Interest-bearing liabilities:
Savings accounts	.50%	$4,630	23	.49%	$5,009	24	.48%
NOW accounts	.15	6,983	15	.21	7,597	16	.21
Money market accounts	.40	3,030	12	.40	3,516	14	.40
Certificate accounts	4.74	60,344	2,710	4.49	56,269	2,054	3.65

Total deposits	3.77	74,987	2,760	3.68	72,391	2,108	2.91
FHLB advances	4.68	14,883	688	4.63	9,320	325	3.49

Total interest-bearing liabilities	3.89%	89,870	$3,448	3.84%	81,711	$2,433	2.98%

Non-interest-bearing liabilities		899			688

Total liabilities		90,769			82,399
Total Stockholders’ Equity(1)		29,971			30,186

Total liabilities and equity		$120,740			$112,585

Net interest-earning assets		$25,995			$24,100

Net interest income; average interest rate spread(2)			$3,142	1.85%		$3,231	2.37%

Net interest margin(3)				2.71%			3.05%

Average interest-earning assets to average interest-bearing liabilities				128.93%			129.49%

(1)	Includes retained earnings and accumulated other comprehensive loss.

(2)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by net average interest-earning assets.

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

          Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Home Federal Bancorp’s interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by current year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	2007 vs. 2006			2006 vs. 2005
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)
	(In Thousands)

Interest income:
Investment securities	$220	$291	$511	$225	$455	$680
Loans receivable, net	69	250	319	44	(192)	(148)
Interest-earning deposits	67	29	96	79	(11)	68

Total interest-earning assets	356	570	926	348	252	600

Interest expense:
Savings accounts	1	(2)	(1)	(1)	(2)	(3)
NOW accounts	—	(1)	(1)	—	3	3
Money market accounts	—	(2)	(2)	—	(3)	(3)
Certificate accounts	507	149	656	248	95	343

Total deposits	508	144	652	247	93	340
FHLB advances	169	194	363	37	26	63

Total interest-bearing liabilities	677	338	1,015	284	119	403

(Decrease) Increase in net interest income	$(321)	$232	$(89)	$64	$133	$197

Comparison of Operating Results for the Years Ended June 30, 2007 and 2006
          General. Net income amounted to $637,000 for the year ended June 30, 2007, an increase of $3,000 compared to net income of $634,000 for the year ended June 30, 2006. This increase was due to an increase in non-interest income, partially offset by a decrease in net interest income and an increase in non-interest expense.
          Net Interest Income. Net interest income amounted to $3.1 million for fiscal year 2007 compared to $3.2 million for fiscal year 2006.
          The average interest rate spread declined from 2.37% for fiscal 2006 to 1.85% for fiscal 2007 while the average balances of net interest-earning assets increased from $24.1 million to $26.0 million during the same periods. The percentage of average interest-earning assets to average interest-bearing liabilities decreased to 128.93% for fiscal 2007 compared to 129.49% for fiscal 2006. The decrease in the average interest rate spread reflects the low interest rate environment and management’s decision to temporarily invest in lower rate securities available for sale rather than long-term, fixed rate residential mortgage loans. Additionally, Home Federal Bancorp’s average cost of funds increased 114 basis points in fiscal 2007 compared to fiscal 2006 as the Federal Reserve was aggressively raising short-term rates. Competition for deposits in our market area led us to increase the average rates paid on certificates of deposit 84 basis points in fiscal 2007 compared to fiscal 2006. Net interest margin declined to 2.71% in fiscal 2007 compared to 3.05% for fiscal 2006.
          Interest income increased $926,000, or 16.3%, to $6.6 million for fiscal 2007 compared to fiscal 2006. Such increase was primarily due to an increase in the average yield on all interest earning assets and an increase in the average balance of all interest earning assets. The increase in average yields on interest earning assets reflects rising interest rates in general during fiscal 2007. The increase in the average balance of investment securities was due to the redeployment of proceeds from payment and prepayment of loans, largely as a result of refinancing and loan sales, and the investment of such funds in investment securities classified as available-for-sale. The increase in the average balance of loans receivable was primarily due to the purchase of mortgage loans originated by a third party mortgage company. Our agreement with the mortgage company provides that they will retain servicing and are required to repurchase such loans if they are not performing according to their terms.

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

          Interest expense increased $1.0 million, or 41.8%, to $3.4 million for fiscal 2007 compared to fiscal 2006 primarily as a result of an increase in the average rate paid and average balance of certificate accounts and an increase in average Federal Home Loan Bank borrowings and the average cost of such borrowings.
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
          A minimal provision was made to the allowance in fiscal 2007. No provision was made to the allowance in fiscal 2006 because the allowance was maintained at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the loan portfolio, both probable and reasonable.
          Non-Interest Income. Non-interest income amounted to $240,000 for the year ended June 30, 2007, an increase of $95,000, or 65.5%, compared to non-interest income of $145,000 for the year ended June 30, 2006. Such increase was due to a $116,000 increase in gain on sale of securities, partially offset by a $21,000 decrease in gain on sale of loans. The decrease in gain on sale of loans was due to a decrease in originations of long-term, fixed rate residential loans for sale.
          Non-Interest Expense. Non-interest expense remained stable at $2.4 million for fiscal 2007 and 2006.
          Provision For Income Tax Expense. The provision for income taxes amounted to $327,000 for both the fiscal years ended June 30, 2007 and 2006. The Company’s effective tax rate was 33.9% for both fiscal 2007 and 2006.
Exposure to Changes in Interest Rates
          The Company’s ability to maintain net interest income depends upon our ability to earn a higher yield on interest-earning assets than the rates we pay on deposits and borrowings. The Company’s interest-earning assets consist primarily of securities available-for-sale and long-term residential mortgage loans which have fixed rates of interest. Consequently, our ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. Although

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

long-term, fixed-rate mortgage loans made up a significant portion of our interest-earning assets at June 30, 2007, we sold a substantial amount of our loans and maintained a significant portfolio of securities available-for-sale during the past few years in order to better position Home Federal Bancorp for a rising rate environment. At June 30, 2007 and 2006, securities available-for-sale amounted to $83.8 million and $83.7 million, respectively, or 70.6% and 73.4%, respectively, of total assets at such dates. Although this asset/liability management strategy has adversely impacted short-term net income, it provides us with greater flexibility to reinvest such assets in higher-yielding single-family, consumer and commercial business loans in a rising interest rate environment.
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
          Net Portfolio Value. Our interest rate sensitivity is monitored by management through the use of a model which internally generates estimates of the change in our net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth our NPV as of June 30, 2007.

Change in				NPV as % of Portfolio
Interest Rates	Net Portfolio Value			Value of Assets
In Basis Points (Rate Shock)	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in Thousands)
300	$16,477	$(11,319)	(40.72)%	15.47%	(7.47)%
200	20,345	(7,451)	(26.81)	18.26	(4.68)
100	24,147	(3,650)	(13.13)	20.76	(2.18)
Static	27,796	—	—	22.94	—
(100)	30,959	3,162	11.38	24.65	1.71
(200)	33,018	5,221	18.78	25.59	2.65
          Qualitative Analysis. Our ability to maintain a positive “spread” between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Our fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed our cost of funds. If interest rates increase, however, we would have to pay more on our deposits and new borrowings, which would adversely affect our interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, we have underwritten our mortgage loans to allow for their sale in the secondary market. Total loan originations amounted to $18.5 million and $17.4 million for fiscal 2007 and 2006, respectively, while loans sold amounted to $12.4 million and $2.9 million during the same respective periods. More significantly, we have invested excess funds from loan payments and prepayments and loan sales in investment securities classified as available for sale. As a result, Home Federal Bancorp is not as susceptible to rising interest rates as it would be if its interest-earning assets were primarily comprised of long-term fixed rate mortgage loans. With respect to its floating or adjustable rate loans, Home Federal Bancorp writes interest rate floors and caps into such loan documents. Interest rate floors limit our interest rate risk by limiting potential decreases in the interest yield on an adjustable rate loan to a certain level. As a result, we receive a minimum yield even if rates decline farther and the interest rate on the particular loan would otherwise adjust to a lower amount. Conversely, interest rate ceilings limit the amount by which the yield on an adjustable rate loan may increase to no more than six percentage points over the rate at the time of origination. Finally, we intend to place a greater emphasis on shorter-term consumer loans and commercial business loans in the future.

Home Federal Bancorp, Inc. of Louisiana
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources
          Home Federal Bancorp maintains levels of liquid assets deemed adequate by management. Our liquidity ratio averaged 97.13% for the quarter ended June 30, 2007. We adjust our liquidity levels to fund deposit outflows, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.
          Our primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, loan sales and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning accounts and other assets, which provide liquidity to meet lending requirements. Our deposit accounts with the Federal Home Loan Bank of Dallas amounted to $21,000 and $1.4 million at June 30, 2007 and 2006, respectively.
          A significant portion of our liquidity consists of securities classified as available-for-sale and cash and cash equivalents. Our primary sources of cash are net income, principal repayments on loans and mortgage-backed securities and increases in deposit accounts. If we require funds beyond our ability to generate them internally, we have borrowing agreements with the Federal Home Loan Bank of Dallas which provide an additional source of funds. At June 30, 2007, we had $12.4 million in advances from the Federal Home Loan Bank of Dallas and had $81.7 million in additional borrowing capacity.
          At June 30, 2007, the Company had outstanding loan commitments of $2.1 million to originate loans. At June 30, 2007, certificates of deposit scheduled to mature in less than one year, totaled $38.1 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In addition, the cost of such deposits could be significantly higher upon renewal, in a rising interest rate environment. We intend to utilize our high levels of liquidity to fund our lending activities. If additional funds are required to fund lending activities, we intend to sell our securities classified as available-for-sale as needed.
          Home Federal Savings and Loan is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At June 30, 2007, Home Federal Savings and Loan exceeded each of its capital requirements with ratios of 22.79%, 22.79% and 80.63%, respectively.
Off-Balance Sheet Arrangements
          We do not have any off-balance sheet arrangements, as defined by Securities and Exchange Commission rules, and have not had any such arrangements during the two years ended June 30, 2007. See Notes 8 and 15 to the Notes to Consolidated Financial Statements contained in this Annual Report.
Impact of Inflation and Changing Prices
          The consolidated financial statements and related financial data presented herein regarding Home Federal Bancorp have been prepared in accordance with accounting principles generally accepted in the United States of America which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of our assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Home Federal Bancorp’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Report of Independent Registered Public Accounting Firm
To the Board of Directors
  Home Federal Bancorp, Inc.
     of Louisiana and Subsidiary
Shreveport, Louisiana
We have audited the accompanying consolidated balance sheets of Home Federal Bancorp, Inc. of Louisiana (the Company) and its wholly-owned subsidiary as of June 30, 2007 and 2006, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Federal Bancorp, Inc. of Louisiana and its wholly-owned subsidiary, Home Federal Savings and Loan Association, as of June 30, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
A Professional Accounting Corporation
Metairie, Louisiana
September 12, 2007

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Balance Sheets
June 30, 2007 and 2006

	2007	2006

	(In Thousands)

Assets
Cash and Cash Equivalents (Includes Interest-Bearing Deposits with Other Banks of $3,025 and $4,184 for 2007 and 2006, respectively)	$3,972	$4,930
Securities Available-for-Sale	83,752	83,694
Securities Held-to-Maturity	1,408	1,425
Loans Held-for-Sale	1,478	—
Loans Receivable, Net	25,211	20,866
Accrued Interest Receivable	499	465
Premises and Equipment, Net	923	948
Deferred Tax Asset	1,476	1,597
Other Assets	66	75

Total Assets	$118,785	$114,000

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$77,710	$71,279
Advances from Borrowers for Taxes and Insurance	196	219
Advances from Federal Home Loan Bank of Dallas	12,368	13,417
Other Accrued Expenses and Liabilities	699	546

Total Liabilities	90,973	85,461

Equity
Preferred Stock — No Par Value; 2,000,000 Shares Authorized; None Issued and Outstanding	—	—
Common Stock — $.01 Par Value; 8,000,000 Shares Authorized; 3,558,958 Shares Issued; 3,387,202 Shares Outstanding at June 30, 2007 and 3,538,258 Shares Outstanding at June 30, 2006	14	14
Additional Paid-In Capital	13,509	13,445
Treasury Stock, at Cost — 171,756 Shares at June 30, 2007; 20,700 Shares at June 30, 2006	(1,771)	(211)
Unearned ESOP Stock	(997)	(1,054)
Unearned RRP Trust Stock	(551)	(688)
Retained Earnings	20,449	20,149
Accumulated Other Comprehensive Loss	(2,841)	(3,116)

Total Stockholders’ Equity	27,812	28,539

Total Liabilities and Stockholders’ Equity	$118,785	$114,000

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND
SUBSIDIARY
Consolidated Statements of Income
Years Ended June 30, 2007 and 2006

	2007	2006

(In Thousands, Except Per Share Data)

Interest Income
Loans, Including Fees	$1,739	$1,420
Investment Securities	285	338
Mortgage-Backed Securities	4,265	3,701
Other Interest-Earning Assets	301	205

Total Interest Income	6,590	5,664

Interest Expense
Deposits	2,760	2,108
Federal Home Loan Bank Borrowings	688	325

Total Interest Expense	3,448	2,433

Net Interest Income	3,142	3,231

Provision for Loan Losses	1	—

Net Interest Income after Provision for Loan Losses	3,141	3,231

Non-Interest Income
Gain on Sale of Loans	3	24
Gain on Sale of Securities	168	52
Other Income	69	69

Total Non-Interest Income	240	145

Non-Interest Expense
Compensation and Benefits	1,487	1,486
Occupancy and Equipment	178	178
Data Processing	73	80
Audit and Examination Fees	142	140
Advertising	36	51
Deposit Insurance Premiums	9	9
Legal Fees	66	94
Franchise and Bank Shares Tax	158	89
Other Expense	268	288

Total Non-Interest Expense	2,417	2,415

Income Before Income Taxes	964	961

Provision for Income Tax Expense	327	327

Net Income	$637	$634

Earnings Per Share
Basic	$0.19	$0.19
Diluted	$0.19	$0.19

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Statements of Comprehensive Income (Loss)
Years Ended June 30, 2007 and 2006

	2007	2006

	(In Thousands)
Net Income	$637	$634

Other Comprehensive Income (Loss), Net of Tax
Unrealized Holding Gains (Losses) Arising During the Period	496	(3,328)
Reclassification Adjustment for Gains included in Net Income	(221)	(97)

Total Other Comprehensive Income (Loss)	275	(3,425)

Total Comprehensive Income (Loss)	$912	$(2,791)

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended June 30, 2007 and 2006

					Accumulated
		Additional	Unearned		Other	Unearned		Total
	Common	Paid-in	ESOP	Retained	Comprehensive	RRP Trust	Treasury	Stockholders’
	Stock	Capital	Stock	Earnings	Loss	Stock	Stock	Equity

	(In Thousands)
Balance — July 1, 2005	$14	$13,391	$(1,111)	$19,828	$309	$—	$—	$32,431
ESOP Compensation Earned	—	—	57	—	—	—	—	57
Acquisition of RRP Trust Stock	—	—	—	—	—	(688)	—	(688)
Dividends Paid	—	—	—	(313)	—	—	—	(313)
Stock Options Vested	—	54	—	—	—	—	—	54
Acquisition of Treasury Stock	—	—	—	—	—	—	(211)	(211)
Net Income	—	—	—	634	—	—	—	634
Other Comprehensive Loss, Net of Applicable Deferred Income Taxes	—	—	—	—	(3,425)	—	—	(3,425)

Balance — June 30, 2006	14	13,445	(1,054)	20,149	(3,116)	(688)	(211)	28,539
ESOP Compensation Earned	—	2	57	—	—	—	—	59
Distribution of RRP Trust Stock	—	—	—	—	—	137	—	137
Dividends Paid	—	—	—	(337)	—	—	—	(337)
Stock Options Vested	—	62	—	—	—	—	—	62
Acquisition of Treasury Stock	—	—	—	—	—	—	(1,560)	(1,560)
Net Income	—	—	—	637	—	—	—	637
Other Comprehensive Income, Net of Applicable Deferred Income Taxes	—	—	—	—	275	—	—	275

Balance — June 30, 2007	$14	$13,509	$(997)	$20,449	$(2,841)	$(551)	$(1,771)	$27,812

See accompanying notes to consolidated financial statements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years Ended June 30, 2007 and 2006

	2007	2006

	(In Thousands)
Cash Flows from Operating Activities
Net Income	$637	$634
Adjustments to Reconcile Net Income to Net Cash (Used in) Provided by Operating Activities
Net Amortization and Accretion on Securities	(168)	(96)
Amortization of Deferred Loan Fees	(17)	(45)
Provision for Loan Losses	1	—
Depreciation of Premises and Equipment	61	68
Gain on Sale of Securities	(168)	(52)
ESOP Compensation Expense	59	57
Deferred Income Tax (Benefit)	(21)	(18)
Stock Option Expense	62	54
Recognition and Retention Plan Expense	134	122
Changes in Assets and Liabilities
Origination and Purchase of Loans Held-for-Sale	(13,835)	(2,896)
Sale and Principal Repayments of Loans Held-for-Sale	12,356	2,966
Accrued Interest Receivable	(34)	(29)
Other Operating Assets	11	(16)
Other Operating Liabilities	156	100

Net Cash (Used in) Provided by Operating Activities	(766)	849

Cash Flows from Investing Activities
Loan Originations and Principal Collections, Net	1,459	2,688
Purchases of Loans	(5,797)	—
Deferred Loan Fees Collected	10	65
Acquisition of Premises and Equipment	(37)	(491)
Activity in Available-for-Sale Securities
Proceeds from Sales of Securities	19,086	3,378
Proceeds from Maturity of Securities	2,000	—
Principal Payments on Mortgage-Backed Securities	10,977	11,998
Purchases	(31,378)	(28,353)
Activity in Held-to-Maturity Securities
Principal Payments on Mortgage-Backed Securities	155	207
Purchases	(130)	(17)

Net Cash Used in Investing Activities	(3,655)	(10,525)

See accompanying notes to consolidated financial statements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Statements of Cash Flows (Continued)
Years Ended June 30, 2007 and 2006

	2007	2006

	(In Thousands)
Cash Flows from Financing Activities
Net Increase in Deposits	6,431	1,284
Proceeds from Advances from Federal Home Loan Bank	7,250	8,025
Repayment of Advances from Federal Home Loan Bank	(8,299)	(2,833)
Dividends Paid	(337)	(313)
Acquisition of Recognition and Retention Plan Stock	—	(688)
Acquisition of Treasury Stock	(1,560)	(211)
Net (Decrease) Increase in Mortgage-Escrow Funds	(22)	49

Net Cash Provided by Financing Activities	3,463	5,313

Net Decrease in Cash and Cash Equivalents	(958)	(4,363)

Cash and Cash Equivalents, Beginning of Year	4,930	9,292

Cash and Cash Equivalents, End of Year	$3,972	$4,930

Supplementary Cash Flow Information
Interest Paid on Deposits and Borrowed Funds	$3,439	$2,373
Income Taxes Paid	352	361
Market Value Adjustment for Gain (Loss) on Securities Available-for-Sale	417	(5,190)
See accompanying notes to consolidated financial statements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 1. Summary of Accounting Policies
     Nature of Operations
On January 18, 2005, Home Federal Savings and Loan Association (the Association) completed its reorganization to the mutual holding company form of organization and formed Home Federal Bancorp, Inc. of Louisiana (the Company) to serve as the stock holding company for the Association. In connection with the reorganization, the Company sold 1,423,583 shares of its common stock in a subscription and community offering at a price of $10.00 per share. The Company also issued 60% of its outstanding common stock in the reorganization to Home Federal Mutual Holding Company of Louisiana, or 2,135,375 shares.
The Association is a federally chartered, stock savings and loan association and is subject to federal regulation by the Federal Deposit Insurance Corporation and the Office of Thrift Supervision. The Association provides financial services to individuals, corporate entities and other organizations through the origination of loans and the acceptance of deposits in the form of passbook savings, certificates of deposit, and demand deposit accounts. Services are provided by three offices, all of which are located in Shreveport, Louisiana.
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

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 1. Summary of Accounting Policies (Continued)
     Cash and Cash Equivalents
For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand, balances due from banks, and federal funds sold, all of which mature within ninety days.
At June 30, 2007 and 2006, cash and cash equivalents consisted of the following:

	2007	2006

	(In Thousands)
Cash on Hand	$198	$229
Demand on Deposits at Other Institutions	770	1,935
Federal Funds Sold	3,004	2,766

	$3,972	$4,930

     Securities
The Company classifies its debt and equity investment securities into one of three categories: held-to-maturity, available-for-sale, or trading. Investments in non-marketable equity securities and debt securities, in which the Company has the positive intent and ability to hold to maturity, are classified as held-to-maturity and carried at amortized cost. Investments in debt securities that are not classified as held-to-maturity and marketable equity securities that have readily determinable fair values are classified as either trading or available-for-sale securities.
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

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 1. Summary of Accounting Policies (Continued)
     Loans
Loans receivable are stated at unpaid principal balances, less allowances for loan losses and unamortized deferred loan fees. Net non-refundable fees (loan origination fees, commitment fees, discount points) and costs associated with lending activities are being deferred and subsequently amortized into income as an adjustment of yield on the related interest earning assets using the interest method. Interest income on contractual loans receivable is recognized on the accrual method. Unearned discount on property improvement and automobile loans is deferred and amortized on the interest method over the life of the loan.
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

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 1. Summary of Accounting Policies (Continued)
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
     Income Taxes
The Company and its wholly-owned subsidiary file a consolidated Federal income tax return on a fiscal year basis. Each entity will pay its pro-rata share of income taxes in accordance with a written tax-sharing agreement.
Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various assets and liabilities and gives current recognition to changes in tax rates and laws.
While the Association is exempt from Louisiana income tax, it is subject to the Louisiana Ad Valorem Tax, commonly referred to as the Louisiana Shares Tax, which is based on stockholders’ equity and net income.
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

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 1. Summary of Accounting Policies (Continued)
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
The components of other comprehensive income and related tax effects are as follows:

	2007	2006

	(In Thousands)
Unrealized Holding Gains (Losses) on Available-for-Sale Securities	$751	$(5,042)
Reclassification Adjustment for Gains Realized in Income	(334)	(148)

Net Unrealized Gains (Losses)	417	(5,190)
Tax Effect	(142)	1,765

Net-of-Tax Amount	$275	$(3,425)

The components of accumulated other comprehensive income, included in Stockholders’ Equity, are as follows:

	2007	2006

	(In Thousands)
Net Unrealized Loss on Securities Available-for-Sale	$(4,305)	$(4,722)
Tax Effect	1,464	1,606

Net-of-Tax Amount	$(2,841)	$(3,116)

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 1. Summary of Accounting Policies (Continued)
     Recent Accounting Pronouncements
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
In June 2006, the FASB issued Interpretation Number (FIN) 48, Accounting for Uncertainty in Income Taxes (as amended). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 1. Summary of Accounting Policies (Continued)
     Recent Accounting Pronouncements (Continued)
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.
In September 2006, the FASB issued SFAS No. 158, Postretirement Plans. This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 2. Securities
The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

	June 30, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities Available-for-Sale	Cost	Gains	Losses	Value

	(In Thousands)
Debt Securities
FHLMC Mortgage-Backed Certificates	$8,114	$—	$499	$7,615
FNMA Mortgage-Backed Certificates	77,379	1	3,740	73,640
GNMA Mortgage-Backed Certificates	274	1	5	270

Total Debt Securities	85,767	2	4,244	81,525

Equity Securities
231,234 Shares, AMF ARM Fund	2,290	—	63	2,227

Total Securities Available-for- Sale	$88,057	$2	$4,307	$83,752

Securities Held-to-Maturity

	(In Thousands)
Debt Securities
GNMA Mortgage-Backed Certificates	$445	$11	$—	$456
FNMA Mortgage-Backed Certificates	142	2	—	144
FHLMC Mortgage-Backed Certificates	42	1	—	43

Total Debt Securities	629	14	—	643

Equity Securities (Non-marketable)
7,795 Shares — Federal Home Loan Bank	779	—	—	779

Total Securities Held-to-Maturity	$1,408	$14	$—	$1,422

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 2. Securities (Continued)

	June 30, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities Available-for-Sale	Cost	Gains	Losses	Value

	(In Thousands)
Debt Securities
FHLB Note	$996	$—	$6	$990
FNMA Note	996	—	11	985
FHLMC Mortgage-Backed Certificates	8,930	1	550	8,381
FNMA Mortgage-Backed Certificates	74,825	—	4,087	70,738
GNMA Mortgage-Backed Certificates	489	—	10	479

Total Debt Securities	86,236	1	4,664	81,573

Equity Securities
219,780 Shares, AMF ARM Fund	2,180	—	59	2,121

Total Securities Available-for- Sale	$88,416	$1	$4,723	$83,694

Securities Held-to-Maturity

	(In Thousands)
Debt Securities
GNMA Mortgage-Backed Certificates	$535	$14	$—	$549
FNMA Mortgage-Backed Certificates	184	3	—	187
FHLMC Mortgage-Backed Certificates	57	1	1	57

Total Debt Securities	776	18	1	793

Equity Securities (Non-marketable)
6,492 Shares — Federal Home Loan Bank	649	—	—	649

Total Securities Held-to-Maturity	$1,425	$18	$1	$1,442

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 2. Securities (Continued)
The amortized cost and fair value of debt securities by contractual maturity at June 30, 2007 follows:

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

(In Thousands)
Mortgage-Backed Securities	$85,767	$81,525	$629	$643

For the year ended June 30, 2007 and 2006, proceeds from the sale of securities available-for-sale amounted to $19.1 million and $3.4 million, respectively. Gross realized gains amounted to $168,000 and $52,000, respectively.
Information pertaining to securities with gross unrealized losses at June 30, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
Securities Available-for-Sale	Losses	Value	Losses	Value

	(In Thousands)
Debt Securities:
Mortgage-Backed Securities	$539	$19,418	$3,705	$61,459
Marketable Equity Securities	—	—	63	2,227

Total Securities Available-for-Sale	$539	$19,418	$3,768	$63,686

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 2. Securities (Continued)
The Company’s investment in equity securities consists primarily of shares of an adjustable rate mortgage loan mutual fund. The unrealized losses associated with this fund were caused by interest rate increases, and the timing between when these rate increases took place compared to the resulting adjustment in rates in the underlying mortgage loans. Based on management’s assessment of the financial condition of the Company, the Company has the ability and intent to hold these securities until a recovery of fair value occurs. Based on this assessment and because the decline in market value is attributable to changes in interest rates and not of credit quality, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2007.
The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed by agencies of the U.S. government. Accordingly, it is expected that these securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2007.
At June 30, 2007, securities with a carrying value of $1.2 million were pledged to secure public deposits.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 3. Loans Receivable
Loans receivable at June 30, 2007 and 2006, are summarized as follows:

	2007	2006
	(In Thousands)
Mortgage Loans (Principally Conventional)
Principal Balances
Secured by One-to-Four Family Residences	$16,669	$13,721
Secured by Other Properties	3,650	3,164

Total Mortgage Loans	20,319	16,885

Consumer and Other Loans
Principal Balances
Equity and Second Mortgage	4,454	3,287
Loans on Savings Accounts	283	612
Equity Lines of Credit	427	374
Automobile Loans	57	44

Total Consumer and Other Loans	5,221	4,317

Total Loans	25,540	21,202

Less: Allowance for Loan Losses	(235)	(235)
Unamortized Loan Fees	(94)	(101)

Net Loans Receivable	$25,211	$20,866

An analysis of the allowance for loan losses follows:

	2007	2006
	(In Thousands)
Balance — Beginning of Year	$235	$235
Provision for Loan Losses	1	—
Loan Charge-offs	(1)	—

Balance — End of Year	$235	$235

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 3. Loans Receivable (Continued)
Fixed rate loans receivable as of June 30, 2007, are scheduled to mature and adjustable rate loans are scheduled to re-price as follows:

	Under	One	Six	Over
	One	to Five	to Ten	Ten
	Year	Years	Years	Years	Total
		(In Thousands)
Loans Secured by One-to-Four Family Residential
Fixed Rate	$15	$391	$763	$7,573	$8,742
Adjustable Rate	7,949	—	—	—	7,949
Other Loans Secured by Real Estate
Fixed Rate	—	94	20	3,536	3,650
All Other Loans	1,127	663	1,151	2,258	5,199

	$9,091	$1,148	$1,934	$13,367	$25,540

As of June 30, 2007 and 2006, there was no recorded investment in loans that are considered impaired under SFAS Nos. 114 and 118. The Association has no commitments to loan additional funds to borrowers whose loans were previously in non-accrual status.
Note 4. Accrued Interest Receivable
Accrued interest receivable at June 30, 2007 and 2006, consisted of the following:

	2007	2006
	(In Thousands)

Accrued Interest on:
Mortgage Loans	$105	$82
Other Loans	25	18
Investments	10	23
Mortgage-Backed Securities	359	342

	$499	$465

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 5. Premises and Equipment
A summary of the cost and accumulated depreciation of premises and equipment follows:

	2007	2006
	(In Thousands)

Land	$727	$727
Buildings	1,132	1,124
Equipment	601	600

	2,460	2,451
Accumulated Depreciation	(1,537)	(1,503)

	$923	$948

Depreciation expense charged against operations for the years ended June 30, 2007 and 2006, was $62,000 and $68,000, respectively.
The Association leases property for a branch facility. The lease, which expires November 30, 2008, requires monthly rental payments of $1,680. Future minimum rent commitments under this lease follows for the year ended June 30th:

2008	$20,160
2009	8,400

Total	$28,560

This lease provides for five ten-year option periods with rental adjustment provisions. Total rent expense for the years ended June 30, 2007 and 2006, amounted to $20,000 for each year, respectively.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 6. Deposits
Deposits at June 30, 2007 and 2006, are summarized as follows:

	Weighted
	Average
	Rate at	2007		2006
	6/30/2007	Amount	Percent	Amount	Percent
	(Dollars in Thousdands)

Non-Interest Bearing	0.00%	$1,372	1.77%	$828	1.16%
NOW Accounts	0.15%	5,921	7.61	5,412	7.59
Money Market	0.40%	2,941	3.79	3,302	4.63
Passbook Savings	0.50%	4,473	5.76	4,756	6.67

		14,707	18.93	14,298	20.05
Certificates of Deposit	4.74%	63,003	81.07	56,981	79.95

Total Deposits		$77,710	100.00%	$71,279	100.00%

The composition of Certificates of Deposit accounts by interest rate is as follows:

	2007		2006
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

0.00% to 0.99%	$9	0.01%	$245	0.43%
1.00% to 1.99%	194	0.31	411	0.72
2.00% to 2.99%	1,543	2.45	9,911	17.40
3.00% to 3.99%	12,164	19.31	14,902	26.15
4.00% to 4.99%	18,388	29.19	28,230	49.54
5.00% to 5.99%	30,705	48.74	3,282	5.76

Total Deposits	$63,003	100.00%	$56,981	100.00%

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 6. Deposits (Continued)
Maturities of Certificates of Deposit accounts at June 30, 2007, are scheduled as follows:

			Weighted
Year Ending			Average
June 30,	Amount	Percent	Rate
	(Dollars in Thousands)

2008	$38,092	60.46%	4.8%
2009	9,689	15.38	4.6%
2010	7,863	12.48	4.7%
2011	3,863	6.13	4.9%
2012	3,456	5.48	5.1%
Thereafter	40	0.07	3.0%

	$63,003	100.00%

Interest expense on deposits for the years ended June 30, 2007 and 2006, was as follows:

	2007	2006
	(In Thousands)

NOW and Money Market	$27	$30
Passbook Savings	23	24
Certificates of Deposit	2,710	2,054

	$2,760	$2,108

At June 30, 2007, there were sixty-six deposit accounts with balances in excess of $100,000 with an aggregate value of $9.9 million. These accounts indicated uninsured deposits totaling $3.3 million.
Note 7. Advances from Federal Home Loan Bank of Dallas
Pursuant to collateral agreements with the Federal Home Loan Bank of Dallas (FHLB), advances are secured by a blanket floating lien on first mortgage loans. Total interest expense recognized amounted to $688,000 and $325,000 for fiscal 2007 and 2006, respectively.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 7. Advances from Federal Home Loan Bank of Dallas (Continued)
Advances at June 30, 2007 and 2006, consisted of the following:

	Advance Total
	2007	2006
	(In Thousands)

2.00% to 2.99%	$916	$2,159
3.00% to 3.99%	1,016	2,028
4.00% to 4.99%	3,459	4,230
5.00% to 5.99%	6,977	5,000

	$12,368	$13,417

Maturities of advances at June 30, 2007 are as follows for the year ended June 30th (In Thousands):

2008	$3,381
2009	2,217
2010	1,978
2011	1,875
2012	944
Thereafter	1,973

$12,368

Note 8. Commitments
As described in Note 5, the Association leases property for a branch facility. In addition to this lease, the Association has an agreement with a third-party, which provides on-line data processing services. The agreement, which expires January 31, 2010, contains a minimum monthly service charge of $4,000. At the end of this term, the agreement will automatically continue for successive periods of five years unless terminated upon written notice given at least twelve months prior to the end of the present term. The future minimum commitments for the on-line processing services are as follows for the year ended June 30th (In Thousands):

2008	$48
2009	48
2010	28

Total	$124

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 9. Federal Income Taxes
The Company and its subsidiary file consolidated federal income tax returns. The current provision for federal and state income taxes is calculated on pretax accounting income adjusted by items considered to be permanent differences between book and taxable income. Income tax expense for the year ending June 30, 2007 and 2006, is summarized as follows:

	2007	2006
	(In Thousands)

Federal
Current	$348	$344
Deferred (Benefit)	(21)	(18)
State
Current	—	1

	$327	$327

The effective federal income tax rate for the years ended June 30, 2007 and 2006 was 33.94% and 33.93%, respectively. The provision for income tax differs from that expected by applying federal income tax rates to income before income taxes as a result of the following:

	2007	2006
	(In Thousands)

Expected Tax Provision at a 34% Rate	$328	$327
Expected State Corporate Tax	—	1
Effect of Non-Taxable Income	(1)	(1)

Provision for Income Tax	$327	$327

At June 30, 2007 and 2006, temporary differences between the financial statement carrying amount and tax bases of assets that gave rise to deferred tax recognition were related to the effect of loan bad debt deduction differences for tax and book purposes and deferred stock option compensation. The deferred tax expense or benefit related to securities available-for-sale has no effect on the Association’s income tax provision since it is charged or credited to the Association’s other comprehensive income or loss equity component. The net deferred income tax asset consisted of the following components at June 30, 2007 and 2006:

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 9. Federal Income Taxes (Continued)

	2007	2006
	(In Thousands)
Deferred Tax Asset or Liability
Stock Option Compensation	$39	$18
Loans Receivable — Bad Debt Loss Allowances	(27)	(27)
Securities Available-for-Sale Unrealized Loss	1,464	1,606

Total Deferred Tax Asset	$1,476	$1,597

In computing federal taxes on income under provisions of the Internal Revenue Code in years past, earnings appropriated by savings and loan associations to general reserves were deductible in arriving at taxable income if certain conditions were met. Association retained earnings appropriated to the federal insurance reserve at June 30, 2007 and 2006, amounted to $4.0 million. Included were appropriations of net income of prior years of $3.3 million, for which no provision for federal income taxes has been made. If this portion of the reserve is used for any purpose other than to absorb losses, a tax liability will be imposed upon the Association at the then current federal income tax rate.
Note 10. Other Non-Interest Income and Expense
Other non-interest income and expense amounts at June 30, 2007 and 2006, are summarized below:

	2007	2006
	(In Thousands)
Other Non-Interest Income
Service Fees on NOW Accounts	$19	$19
Late Charges	5	4
Commissions and Other	45	46

	$69	$69

Other Non-Interest Expense
NOW Account Expense	$45	$38
Loan Expenses	4	5
Office Supplies	29	34
Telephone	32	34
Postage	17	18
Business Insurance and Bonds	34	35
Organization Dues and Publications	9	5
Charitable Contributions	3	4
Miscellaneous	38	46
Automobile Expense, Including Depreciation	21	21
Consulting Fees	28	30
Registration Fees	8	18

	$268	$288

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 11. Retirement Plans
Effective November 15, 2004, the Association adopted the Home Federal Savings and Loan Association Employees’ Savings and Profit Sharing Plan and Trust administered by the Pentegra Group. This plan complies with the requirements of Section 401(k) of the Internal Revenue Code. Those eligible for this defined contribution plan must have completed twelve months of full time service and attained age 21. Participating employees may make elective salary reduction contributions of up to $15,500 for 2007, of their eligible compensation. The Association will contribute a basic “safe harbor” contribution of 3% of participant plan salary and will match 50% of the first 6% of plan salary elective deferrals. The Association is also permitted to make discretionary contributions to be allocated to participant accounts. Pension cost, including administrative fees, attributable to the Association’s 401(k) safe harbor plan for the years ended June 30, 2007 and 2006, was $57,000 and $63,000, respectively.
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
The ESOP purchased the statutory limit of eight percent of the shares sold in the initial public offering of the Company, excluding shares issued to Home Federal Mutual Holding Company of Louisiana (113,887 shares). This purchase was facilitated by a loan from the Company to the ESOP in the amount of $1.1 million. The loan is secured by a pledge of the ESOP shares. The shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheets. The corresponding note is being repaid in 80 quarterly debt service payments of $23,000 on the last business day of each quarter, beginning March 31, 2005, at the rate of 5.25%.
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
As compensation expense is incurred, the Unearned ESOP Shares account is reduced based on the original cost of the stock. The difference between the cost and the average market price of shares released for allocation is applied to Additional Paid-In Capital. ESOP compensation expense for the years ended June 30, 2007 and 2006, was $59,000 and $57,000, respectively.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 12. Employee Stock Ownership Plan (Continued)
The ESOP shares as of June 30, 2007, are as follows:

Allocated Shares	11,389
Shares Released for Allocation	2,847
Unreleased Shares	99,651

Total ESOP Shares	113,887

Fair Value of Unreleased Shares (In Thousands)	$1,006

Stock Price at June 30, 2007	$10.10

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
The cost associated with the Recognition Plan is based on a share price of $9.85, which represents the market price of the Company’s stock on the date on which the Recognition Plan shares were granted. The cost is being recognized over five years. Compensation expense pertaining to the Recognition Plan was $134,000 and $122,000 for the years ended June 30, 2007 and 2006, respectively.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 13. Recognition and Retention Plan (Continued)
A summary of the changes in restricted stock follows:

	Unawarded Shares		Awarded Shares
	2007	2006	2007	2006

Balance — Beginning of Year	—	—	69,756	—
Purchased by Plan	—	69,756	—	—
Granted	—	(69,756)	—	69,756
Forfeited	1,490	—	(1,490)	—
Earned and Issued	—	—	(13,661)	—

Balance — End of Year	1,490	—	54,605	69,756

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

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 14. Stock Option Plan (Continued)
Following is a summary of the status of the Option Plan during the fiscal year ended June 30, 2007:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Outstanding at July 1, 2006	174,389	$9.85
Granted	—	—
Exercised	—	—
Forfeited	(3,532)	9.85

Outstanding at June 30, 2007	170,857	$9.85

Options Exercisable at June 30, 2007	34,179	$9.85

Outstanding at July 1, 2005	—	$—
Granted	174,389	9.85
Exercised	—	—
Forfeited	—	—

Outstanding at June 30, 2006	174,389	$9.85

Options Exercisable at June 30, 2006	—	$—

Weighted Average Fair Value of Options Granted During the Year	$1.80

The fair value of each option granted is estimated on the grant date using the Black-Scholes model. The following assumptions were made in estimating fair value:

Dividend Yield	2.0%
Expected Term	10 Years
Risk-free Interest Rate	4.13%
Expected Life	10 Years
Expected Volatility	8.59%
Compensation cost charged to operations was $62,000 in 2007 and $54,000 in 2006, respectively. The income tax benefit realized from the Option Plan was $21,000 in 2007 and $18,000 in 2006, respectively.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 14. Stock Option Plan (Continued)
Following is a summary of the status of options outstanding at June 30, 2007 under the Option Plan:

	Options Outstanding			Options Exercisable
Weighted
		Average	Weighted		Weighted
Exercise		Remaining	Average		Average
Price		Contractual	Exercise		Exercise
Range	Number	Life	Price	Number	Price

$9.85	170,857	8.13 Years	$9.85	34,179	$9.85
Note 15. Off-Balance Sheet Activities
Credit Related Financial Instruments
The Association is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets.
The Association’s exposure to credit loss in the event of non-performance by the other party to loan commitments is represented by the contractual amount of the commitment.
The Association follows the same credit policies in making commitments as it does for on-balance sheet instruments.
At June 30, 2007 and 2006, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2007	2006
	(In Thousands)

Commitments to Grant Loans	$2,132	$—
Unfunded Commitments Under Lines of Credit	1,325	285
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

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 15. Off-Balance Sheet Activities (Continued)
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
     Other Credit Concentrations
The Association has purchased, with recourse, a significant number of loans from third-party mortgage originators. These loans are serviced by these entities. At June 30, 2007 and 2006, the balance of the loans outstanding being serviced by these entities was $7.9 million and $3.0 million, respectively.
     Interest Rate Floors and Caps
The Association writes interest rate floors and caps into its variable rate mortgage loan contracts and loan servicing agreements in an attempt to manage its interest rate exposure. Such floors and caps enable customers to transfer, modify, or reduce their interest rate risk, which, in turn, creates an off-balance sheet market risk to the Association. At June 30, 2007, the Association’s loan portfolio contained approximately $7.8 million of loans in which the loan contracts or servicing agreements possessed interest rate floors and caps. Of this amount, $7.7 million consisted of purchased loans, which were originated by third-party mortgage originators.
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

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 16. Related Party Events (Continued)
An analysis of the activity in loans made to such borrowers (both direct and indirect), including lines of credit, is summarized as follows for the years ended June 30th:

	2007	2006

	(In Thousands)

Balance — Beginning of Year	$300	$159
Additions	—	175
Principal Payments	(34)	(34)

Balance — End of Year	$266	$300

Deposits from related parties held by the Association at June 30, 2007 and 2006, amounted to $1.5 million and $734,000, respectively.
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
The Association is required to maintain minimum capital ratios under OTS regulatory guidelines in order to ensure capital adequacy. Management believes, as of June 30, 2007 and 2006, that the Association met all OTS capital adequacy requirements to which it is subject.
As of June 30, 2007, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum capital ratios, which are different than those required to meet OTS capital adequacy requirements. There are no conditions or events since that notification that management believes may have changed the Association’s category. The Association was also classified as well capitalized at June 30, 2006.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 17. Regulatory Matters
The Association’s actual and required capital amounts and ratios for OTS regulatory capital adequacy purposes are presented below as of June 30, 2007 and 2006.

				Required for Capital
		Actual		Adequacy Purposes
		Amount	Ratio	Amount	Ratio

	(In Thousands)
June 30, 2007
Core Capital	(1)	$27,724	22.79%	$3,649	3.00%
Tangible Capital	(1)	27,724	22.79%	1,825	1.50%
Total Risk-Based Capital	(2)	27,959	80.63%	2,774	8.00%

June 30, 2006
Core Capital	(1)	$27,029	23.48%	$3,453	3.00%
Tangible Capital	(1)	27,029	23.48%	1,726	1.50%
Total Risk-Based Capital	(2)	27,264	87.78%	2,486	8.00%
The Association’s actual and required capital amounts and ratios to be well capitalized under prompt corrective action provisions are presented below as of June 30, 2007 and 2006.

				Required to be
		Actual		Well Capitalized
		Amount	Ratio	Amount	Ratio

	(In Thousands)
June 30, 2007
Tier 1 Leverage Capital	(1)	$27,724	22.79%	$6,082	5.00%
Tier 1 Risk-Based Capital	(2)	27,724	79.95%	2,081	6.00%
Total Risk-Based Capital	(2)	27,959	80.63%	3,468	10.00%

June 30, 2006
Tier 1 Leverage Capital	(1)	$27,029	23.48%	$5,755	5.00%
Tier 1 Risk-Based Capital	(2)	27,029	87.00%	1,864	6.00%
Total Risk-Based Capital	(2)	27,264	87.78%	3,107	10.00%

(1)	Amounts and Ratios to Adjusted Total Assets

(2)	Amounts and Ratios to Total Risk-Weighted Assets

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

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
     Securities to be Held-to-Maturity and Available-for-Sale
Fair values for investment securities, including mortgage-backed securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted or non-marketable equity securities approximate their fair values. The carrying amount of accrued investment income approximates its fair value.
     Mortgage Loans Held-for-Sale
Because these loans are normally disposed of within ninety days of origination, their carrying value closely approximates the fair value of such loans.
     Loans Receivable
For variable-rate loans that re-price frequently and with no significant changes in credit risk, fair value approximates the carrying value. Fair values for other loans are estimated using the discounted value of expected future cash flows. Interest rates used are those being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.
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

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 19. Fair Value of Financial Instruments (Continued)
     Accrued Interest Payable
The carrying amount of accrued interest payable on deposits and borrowings approximates the fair value.
     Off-Balance Sheet Credit-Related Instruments
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
At June 30, 2007 and 2006, the carrying amount and estimated fair values of the Association’s financial instruments were as follows:

	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

	(In Thousands)		(In Thousands)
Financial Assets
Cash and Cash Equivalents	$3,972	$3,972	$4,930	$4,930
Securities Available-for-Sale	83,752	83,752	83,694	83,694
Securities to be Held-to-Maturity	1,408	1,422	1,425	1,442
Loans Held-for-Sale	1,478	1,478	—	—
Loans Receivable	25,211	27,035	20,866	21,420
Accrued Interest Receivable	499	499	465	465

Financial Liabilities
Deposits	77,710	77,562	71,279	70,475
Accrued Interest Payable	119	119	110	110
Advances from Borrowers	196	196	219	219
Advances from FHLB	12,368	11,945	13,417	12,744

Off-Balance Sheet Liabilities
Mortgage Loan Commitments	—	21	—	—
The estimated fair values presented above could be materially different than net realizable value and are only indicative of the individual financial instrument’s fair value. Accordingly, these estimates should not be considered an indication of the fair value of the Association taken as a whole.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

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
Note 21. Earnings Per Common Share
The following table presents the components of average outstanding common shares for the years ended June 30, 2007 and 2006:

	2007	2006

Average Common Shares Issued	3,558,958	3,558,958
Average Treasury Shares Held	(57,721)	(1,715)
Average Unearned ESOP Shares	(103,217)	(109,245)
Average Unearned RRP Trust Shares	(57,892)	(49,868)

Weighted Average Number of Common Shares Used in Basic EPS	3,340,128	3,398,130

Effect of Dilutive Securities Stock Options	7,378	3,379

Weighted Average Number of Common Shares and Dilutive Potential Common Shares Used in Dilutive EPS	3,347,506	3,401,509

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 22. Parent Company Financial Statements
Financial information pertaining only to Home Federal Bancorp, Inc. of Louisiana as of June 30, 2007 and 2006, is as follows:
HOME FEDERAL BANCORP, INC. OF LOUISIANA
Condensed Balance Sheet
June 30, 2007 and 2006

	2007	2006

	(In Thousands)
Assets
Cash and Cash Equivalents	$2,470	$2,294
Investments — Available-for-Sale, at Fair Value	—	1,975
Investment in Subsidiary	25,155	24,196
Other Assets	187	74

Total Assets	$27,812	$28,539

Liabilities and Stockholders’ Equity
Other Liabilities	$—	$—
Stockholders’ Equity	27,812	28,539

Total Liabilities and Stockholders’ Equity	$27,812	$28,539

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 22. Parent Company Financial Statements (Continued)
HOME FEDERAL BANCORP, INC. OF LOUISIANA
Condensed Statement of Income
Years Ended June 30, 2007 and 2006

	2007	2006

	(In Thousands)
Equity in Undistributed Earnings of Subsidiary	$695	$698
Interest Income	94	133

Total Income	789	831
Total Expenses	182	230

Income Before Income Taxes	607	601
Income Tax (Benefit)	(30)	(33)

Net Income	$637	$634

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY
Notes to the Financial Statements

Note 22. Parent Company Financial Statements (Continued)
HOME FEDERAL BANCORP, INC. OF LOUISIANA
Condensed Statement of Cash Flows
Years Ended June 30, 2007 and 2006

	2007	2006

	(In Thousands)
Operating Activities
Net Income	$637	$634
Adjustments to Reconcile Net Income to Net Cash Used in Operating Activities
Equity in Undistributed Earnings of Subsidiary	(695)	(698)
(Increase) Decrease in Other Assets	(135)	14
Decrease in Other Liabilities	—	(44)
Net Amortization and Accretion on Investments	8	(16)

Net Cash Used in Operating Activities	(185)	(110)

Investing Activities
Proceeds from Investment Maturities	2,000	—

Net Cash Provided by Investing Activities	2,000	—

Financing Activities
Paid-In Capital	258	111
Purchase of Treasury Stock and Recognition and Retention Plan Stock	(1,560)	(899)
Dividends Paid	(337)	(313)

Net Cash Used in Financing Activities	(1,639)	(1,101)

Increase (Decrease) in Cash and Cash Equivalents	176	(1,211)
Cash and Cash Equivalents, Beginning of Year	2,294	3,505

Cash and Cash Equivalents, End of Year	$2,470	$2,294

MARKET PRICE OF HOME FEDERAL BANCORP, INC. COMMON SHARES
AND RELATED SHAREHOLDER MATTERS

     Home Federal Bancorp’s common shares have been listed on the Over the Counter Bulletin Board (“OTCBB”) since January 2005, under the symbol “HFBL.” Presented below are the high and low sales prices for Home Federal Bancorp’s common shares for the quarters ended September 30, 2005 through June 30, 2007 and dividends paid for the periods presented. Such prices do not include retail financial markups, markdowns or commissions. Information relating to prices has been obtained from the OTCBB.

			Cash dividends
Quarter ended:	High	Low	per share

Fiscal 2007
June 30, 2007	$10.60	$10.10	$0.06
March 31, 2007	10.35	10.25	0.06
December 31, 2006	10.48	10.00	0.06
September 30, 2006	10.50	10.10	0.06

Fiscal 2006
June 30, 2006	$10.45	$10.05	$0.06
March 31, 2006	10.25	9.80	0.06
December 31, 2005	9.90	9.45	0.05
September 30, 2005	9.85	9.35	0.05
     As of September 26, 2007, Home Federal Bancorp had 3,383,287 common shares outstanding held of record by 163 shareholders. The number of shareholders does not reflect the number of persons or entities who may hold stock in nominee or “street” name through brokerage firms or others.
     Shareholders needing assistance with stock records, transfers or lost certificates, please contact Home Federal Bancorp, Inc.’s transfer agent, Registrar and Transfer Company.
Transfer Agent/Registrar
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(908) 272-8511

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Daniel R. Herndon	Scott D. Lawrence
Chairman of the Board, President and Chief Executive Officer	Director. President of Southwestern Wholesale, Shreveport, Louisiana

Clyde D. Patterson	Amos L. Wedgeworth Jr.
Director. Executive Vice President	Director. Currently retired

David A. Herndon III	Sidney D. York
Director. Currently retired	Director. Currently retired

Woodus K. Humphrey	Henry M. Hearne
Director. Insurance executive, Woodus Humphrey Insurance, Inc., Shreveport, Louisiana	Director. Self employed in the fields of investments and farming

Walter T. Colquitt III
Director. Dentist, Shreveport, Louisiana
Executive Officer
DeNell W. Mitchell
Vice President and Senior Lending Officer
BANKING LOCATIONS

Main Office
624 Market Street
Shreveport, Louisiana
Branch Offices

6363 Youree Drive Shreveport, Louisiana	8990 Mansfield Road Shreveport, Louisiana