Form 10-K, Exhibit 13
period 2009-06-30
HOME FEDERAL BANCORP, INC. OF LOUISIANA
filed 2009-09-28
CIK 1302901

EXHIBIT 13.0

 2009 Annual Report

to Shareholders

PRESIDENT’S LETTER TO SHAREHOLDERS

To our Shareholders:

While the past year has proven to be the most challenging and difficult year for the financial services industry since the Great Depression, we are gratified to report a year of solid earnings and strong loan growth at Home Federal.  More importantly, we believe fiscal 2009 represents a turning point in our 85-year history as we have taken significant steps to implement our strategic plan to transition Home Federal from a traditional savings institution to a full service community bank.

           In February 2009, we were pleased to announce the appointment of James R. Barlow as Home Federal Bank's new President and Chief Operating Officer and the addition of a new commercial lending team.  Jim and his lending team bring to Home Federal a significant amount of commercial and corporate lending expertise and experience in the local market area.  These new officers and additional personnel are providing us with the opportunity to attract small to mid-size business customers.  Shortly after adding our new lending team, we introduced a combination of commercial loan and deposit products to our existing and new customers that led to an increase in our loan portfolio and contributed to improved interest rate margins by year end.  While our new executives and lending team hit the ground running, our new products and services have only been available for a few months and so we believe the true benefits will best be measured over the next two to three years.

           We are making significant investments in the future of Home Federal.  After the close of the fiscal year, we began offering full-service investment services through a national financial service company which provides our customers with access to securities brokerage, investment planning, as well as wealth and asset management services. We are upgrading our technology infrastructure and will convert to a full service commercial banking platform in 2010, which will enable us to provide the products and services that sophisticated retail and commercial customers in our market have come to expect from their financial institution.  We will continue our marketing efforts to highlight the changes customers can expect at Home Federal.  We are remodeling our Youree Drive branch to feature the new design for Home Federal and demonstrate that we are moving in a new direction to bring our customers A Better Way of banking.

           As noted above, our Board of Directors is committed to a business strategy of transitioning Home Federal to a full service community bank with a wide array of products and services.  Initially, we sought to achieve this objective through our second step conversion and acquisition of a local commercial bank.  We announced these transactions in December 2007, when market conditions for bank stocks were relatively good.  Regrettably, by the time we commenced our offering, the dramatic decline in the value of banking stocks made the proposed offering and acquisition imprudent, resulting in a decision to terminate the offering and merger.  At the time of termination, we took a significant charge related to these transactions which had a material adverse effect on earnings in 2009.  Once the merger was terminated, our Board decided to build out our management team in order to expand our products and services to position the Company for organic growth.  Over the next several years we believe we are well positioned to grow our loan portfolio and depositor base, especially in light of the difficulties experienced by so many regional banks within our market area.  In the future, we hope to expand our footprint in the Shreveport/Bossier area by adding additional full service offices.

Throughout this period of transition, Home Federal will stay true to its guiding principles of prudent capital and risk management.  Our focus will remain on providing quality services to our growing customer base.  We will emphasize maintaining our superior asset quality and managing our interest rate risk.

           On behalf of our Board of Directors, officers and associates at Home Federal, we thank you for the trust you have placed in us and your continued support.

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

	At or For the Year Ended June 30,
(Dollars in Thousands, except per share data)
Selected Financial and Other Data:	2009	2008
Total assets	$154,766	$137,715
Cash and cash equivalents	10,007	7,363
Securities available-for-sale	92,647	96,324
Securities held-to-maturity	2,184	1,688
Loans held-for-sale	1,277	852
Loans receivable, net	46,948	28,263
Deposits	86,146	78,359
FHLB advances	35,997	26,876
Total Stockholders' Equity	31,310	27,874
Full service offices	4	3

Selected Operating Data:
Total interest income	$7,596	$7,004
Total interest expense	3,838	3,968
Net interest income	3,758	3,036
Provision for loan losses	240	--
Net interest income after provision for loan losses	3,518	3,036
Total non-interest income	363	198
Total non-interest expense	(3,113)	(3,359)
Income (loss) before income taxes	768	(125)
Income tax expense (benefit)	253	(43)
Net income (loss)	$515	$(82)

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.21%	5.39%
Average rate on interest-bearing liabilities	3.32	4.00
Average interest rate spread(2)	1.89	1.39
Net interest margin(2)	2.58	2.33
Average interest-earning assets to average interest-bearing liabilities	126.37	131.06
Net interest income after provision for loan losses to non-interest expense	113.01	90.38
Total non-interest expense to average assets	2.09	2.52
Efficiency ratio(3)	80.21	103.87
Return on average assets	.35	(.06)
Return on average equity	1.70	(.25)
Average equity to average assets	20.35	24.83

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	.72%	--%
Non-performing assets as a percent of total assets(5)	.23	.04
Allowance for loan losses as a percent of total loans receivable	.97	.82
Net charge-offs to average loans receivable	.03	--

Association Capital Ratios(4):
Tangible capital ratio	18.93%	20.21%
Core capital ratio	18.93	20.21
Total capital ratio	54.77	73.08
___________________
(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

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

(5)
Non-performing assets consist of non-performing loans at June 30, 2009 and 2008.  Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.  Home Federal Bank did not have any troubled debt restructurings at June 30, 2009 or 2008.  Real estate owned at June 30, 2009 and 2008 amounted to $-0- and $52,000, respectively.

Home Federal Bancorp, Inc. of Louisiana

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Dallas. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing.  Our profitability also depends, to a lesser extent, on non-interest income, provision for loan losses, non-interest expenses and federal income taxes.  Home Federal Bancorp, Inc. of Louisiana had net income of $515,000 in fiscal 2009 and a net loss of $82,000 in fiscal 2008.

Historically, our business has consisted primarily of originating single-family real estate loans secured by property in our market area.  Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction, commercial business and consumer loans.  During fiscal 2009, we hired three commercial loan officers and have begun to offer commercial real estate loans, commercial business loans and real estate secured lines of credit.  Our loans are primarily funded by certificates of deposit, which typically have a higher interest rate than passbook accounts.  The combination of these factors has resulted in low interest rate spreads and returns on equity.  Due to the low interest rate environment, a significant amount of our loans have been refinanced in recent years.  Rather than reinvest the proceeds from these refinancings in long-term, low yielding loans, we have invested in marketable securities in order to position ourselves more favorably for a rising interest rate environment.  Because of a decrease in our cost of funds and the volume increase of interest earning assets, our net interest margin increased during fiscal 2009 and our net interest income increased to $3.8 million for fiscal 2009 as compared to $3.0 million for fiscal 2008.  Although we may attempt to diversify into greater consumer and commercial lending in the future in order to improve the yield on our portfolio, we presently anticipate that our lending business will continue to consist primarily of originating single-family mortgages funded through deposits.

During fiscal 2008, Home Federal Bancorp entered into an Agreement and Plan of Merger with First Louisiana Bancshares, Inc., pursuant to which Home Federal Bancorp would acquire First Louisiana Bancshares and its wholly-owned subsidiary, First Louisiana Bank.  Simultaneously with the adoption of the Agreement and Plan of Merger, Home Federal Mutual Holding Company adopted a Plan of Conversion and Reorganization whereby Home Federal Mutual Holding Company would convert from the mutual holding company form of organization to the fully public stock holding company form of organization and offer shares of a new holding company to its members and the general public in a subscription and community offering.  At the close of the offering period in August 2008, the orders received were not sufficient to reach the required minimum of the offering range.  As a result, Home Federal Bancorp’s second-step conversion and offering terminated and, as of August 14, 2008, Home Federal Bancorp and First Louisiana Bancshares mutually agreed to terminate the Agreement and Plan of Merger.  Completion of the merger was contingent on completion of the second-step conversion.  During fiscal 2009 and 2008, Home Federal Bancorp incurred related merger and stock issuance expenses of $133,000 and $883,000, respectively.

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

Home Federal Bancorp, Inc. of Louisiana

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

Allowance for Loan Losses. We have identified the evaluation of the allowance for loan losses as a critical accounting policy where amounts are sensitive to material variation.  The allowance for loan losses represents management’s estimate for probable losses that are inherent in our loan portfolio but which have not yet been realized as of the date of our consolidated balance sheet.  It is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectability of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our commercial and residential loan portfolios and general amounts for historical loss experience.  All of these estimates may be susceptible to significant changes as more information becomes available.

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

Changes in Financial Condition

Home Federal Bancorp's total assets increased $17.1 million, or 12.4%, to $154.8 million at June 30, 2009 compared to $137.7 million at June 30, 2008.  This increase was primarily due to an increase in loans receivable and loans held-for-sale of $19.1 million, a decrease in available-for-sale securities of $3.7 million, and an increase in cash and cash equivalents of $2.6 million, compared to the prior year period.

Loans receivable, net increased $18.7 million, or 66.1%, from $28.3 million at June 30, 2008 to $46.9 million at June 30, 2009.  The increase in loans receivable, net was attributable primarily to commercial real estate and commercial business loans which totaled $14.8 million at June 30, 2009 compared to none at June 30, 2008.  One-to-four family residential loans increased $1.6 million, and home equity and second mortgage loans increased $1.1 million at June 30, 2009 compared to the prior year period.  At June 30, 2009, the balance of purchased loans approximated $9.5 million, which consisted solely of one-to-four family residential loans, including $9.3 million of loans from the mortgage originator in Arkansas.

Home Federal Bancorp, Inc. of Louisiana

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As part of implementing our business strategy, during the second half of fiscal 2009 we diversified the loan products we  offer  and  increased our efforts to originate higher yielding commercial real estate loans and lines of credit and commercial business loans.  In February 2009, we hired three commercial loan officers, including Home Federal Bank’s President and Chief Operating Officer, Mr. Barlow, with over 12 years of commercial banking experience, particularly in the local Shreveport market.  Commercial real estate loans and lines of credit and commercial business loans were deemed attractive due to their generally higher yields and shorter anticipated lives compared to single-family residential mortgage loans.  As of June 30, 2009, Home Federal Bank had $8.2 million of commercial real estate loans and $6.6 million of commercial business loans compared to none at June 30, 2008.  Although commercial loans are generally considered to have greater credit risk than other certain types of loans, management expects to mitigate such risk by originating such loans in our market area to known borrowers.

Securities available-for-sale decreased $3.7 million, or 3.8%, from $96.3 million at June 30, 2008 to $92.6 million at June 30, 2009.   This  decrease resulted primarily from the reduction of new investment acquisitions offset by market value increases in the portfolio.  During the past two years, we have experienced significant loan prepayments due to the heavy volume of loan refinancing.  However, when interest rates were at their cyclical lows, management was reluctant to invest in long-term, fixed rate mortgage loans for the portfolio and instead sold the majority of the long-term, fixed rate mortgage loan production.  We have attempted to strengthen our interest-rate risk position and favorably structure our balance sheet to take advantage of a rising rate environment by purchasing investment securities classified as available-for-sale.

Cash and cash equivalents increased $2.6 million, or 35.9%, from $7.4 million at June 30, 2008 to $10.0 million at June 30, 2009.  The increase  in cash and cash equivalents was attributable primarily to the growth in our deposits and funding through advances from the Federal Home Loan Bank.  These inflows of cash and cash equivalents were partially offset by the acquisition of investment securities and the funding of our loan growth.

Total liabilities increased $13.6 million, or 12.4%, from $109.8 million at June 30, 2008  to  $123.5  million  at  June  30,  2009  due  primarily  to  an increase of $9.1 million, or 33.9%, in FHLB advances, offset by a decrease in escrow deposits of $3.6 million representing funds received in the proposed stock issuance, which was subsequently terminated.  Deposits increased $7.8 million during the year ended June 30, 2009.  The increase in deposits was attributable primarily to increases in our Passbook Savings Accounts as well as increases in money market accounts and certificates of deposit.  Money market accounts increased $5.9 million as the result of a significant yield increase to depositors.  Certificates of deposit increased $700,000, or 1.1%, from $62.1 million at June 30, 2008 to $62.8 million at June 30, 2009.

Stockholders' equity increased $3.4 million, or 12.3%, to $31.3 million at June 30, 2009 from $27.9 million  at  June  30,  2008,  due  primarily  to  a change of $3.1 million in the Company’s accumulated other comprehensive income, and net income of $515,000 for the year ended June 30, 2009, less dividends of $298,000 paid during the year ended June 30, 2009.  The change in accumulated other comprehensive income was primarily due to the change in net unrealized loss on securities available for sale due to recent declines in interest rates.  The net unrealized loss on securities available-for-sale is affected by interest rate fluctuations.  Generally, an increase in interest rates will have an adverse impact while a decrease in interest rates will have a positive impact.

Home Federal Bancorp, Inc. of Louisiana

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Average Balances, Net Interest Income, Yields Earned and Rates Paid. The following table shows for the  periods  indicated  the  total  dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

		Year Ended June 30,
			2009			2008
	Yield/Rate	Average		Average	Average		Average
	at June 30, 2009	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
			(Dollars in Thousands)
Interest-earning assets:
Investment securities	4.96%	$107,683	$5,333	4.95%	$94,775	$4,780	5.04%
Loans receivable	6.30	32,630	2,238	6.86	28,698	2,072	7.22
Interest-earning deposits	.16	5,578	25	.45	6,564	152	2.32
Total interest-earning assets	5.13%	145,891	7,596	5.21%	130,037	7,004	5.39%
Non-interest-earning assets		2,730			3,367
Total assets		$148,621			$133,404

Interest-bearing liabilities:
Savings accounts	.42%	5,653	26	.46%	4,546	22	.49%
NOW accounts	.19	7,896	21	.27	7,176	16	.22
Money market accounts	1.42	4,268	38	.89	2,999	12	.40
Certificate accounts	3.43	61,780	2,378	3.85	63,893	2,985	4.67
Total deposits	2.71	79,597	2,463	3.09	78,614	3,035	3.86
FHLB advances	3.81	35,853	1,375	3.84	20,602	933	4.53
Total interest-bearing liabilities	3.10%	115,450	3,838	3.32%	99,216	3,968	4.00%
Non-interest-bearing liabilities		2,927			1,058
Total liabilities		118,377			100,274
Total Stockholders' Equity(1)		30,244			33,130
Total liabilities and equity		$148,621			$133,404
Net interest-earning assets		$30,441			$30,821
Net interest income; average interest rate spread(2)			$3,758	1.89%		$3,036	1.39%
Net interest margin(3)				2.58%			2.33%
Average interest-earning assets to average interest-bearing liabilities				126.37%			131.06%

(1)	Includes retained earnings and accumulated other comprehensive loss.

(2)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by net average interest-earning assets.

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

	2009 vs. 2008			2008 vs. 2007
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Rate	Volume		Rate	Volume
	(In Thousands)
Interest income:
Investment securities	$(98)	$651	$553	$(203)	$433	$230
Loans receivable, net	(118)	284	166	(35)	368	333
Interest-earning deposits	(104)	(23)	(127)	(199)	50	(149)
Total interest-earning assets	(320)	912	592	(437)	851	414
Interest expense:
Savings accounts	(1)	5	4	-	(1)	(1)
NOW accounts	3	2	5	1	-	1
Money market accounts	21	5	26	-	-	-
Certificate accounts	(508)	(99)	(607)	115	160	275
Total deposits	(485)	(87)	(572)	116	159	275
FHLB advances	(249)	691	442	(20)	265	245
Total interest-bearing liabilities	(734)	604	(130)	96	424	520
Increase (Decrease) in net interest Income	$414	$308	$722	$(533)	$427	$(106)

Comparison of Operating Results for the Years Ended June 30, 2009 and 2008

General.  Net income amounted to $515,000 for the year ended June 30, 2009, reflecting a change of $597,000 compared to a net loss of $82,000 for the year ended June 30, 2008.  This change was due to an increase of $647,000 in non-interest income and net interest income after provision for loan losses and a decrease of $246,000 in non-interest expense resulting from a decrease in the charge-off of conversion and merger expenses of $750,000, offset by an increase of $296,000 in the provision for income taxes.

Net Interest Income.  Net interest income amounted to $3.8 million for fiscal year 2009 compared to $3.0 million for fiscal year 2008.  The increase was due primarily to an increase of $592,000 in total interest income, and a $130,000 decrease in interest expense.

The average interest rate spread increased from 1.39% for fiscal 2008 to 1.89% for fiscal 2009 while the average balance of net interest-earning assets decreased from $30.8 million to $30.4 million during the same periods.  The percentage of average interest-earning assets to average interest-bearing liabilities decreased to 126.4% for fiscal 2009 compared to 131.1% for fiscal 2008.  The increase in the average interest rate spread reflects the lower interest rates paid on interest bearing liabilities and management's decision to temporarily invest in lower rate securities available for sale rather than long-term, fixed rate residential mortgage loans.  Additionally, Home Federal Bancorp’s average cost of funds decreased 68 basis points in fiscal 2009 compared to fiscal 2008 as the Federal Reserve was reducing short-term rates.  Lower certificate of deposit interest rates in our market area led us to decrease the average rates paid on certificates of deposit 82 basis points in fiscal 2009 compared to fiscal 2008.  Net interest margin increased to 2.58% in fiscal 2009 compared to 2.33% for fiscal 2008.

Interest income increased $592,000, or 8.5%, to $7.6 million for fiscal 2009 compared to fiscal 2008.  Such increase was primarily due to an increase in the average balance of all interest earning assets. The decrease in average yields on interest earning assets reflects falling interest rates in general during fiscal 2009. The increase in the average balance of investment securities was due to the investment of proceeds from Federal Home Loan Bank borrowings in investment securities classified as available-for-sale.  The increase in the average balance of loans receivable was primarily due to new loans originated by our new commercial lending activities.

Home Federal Bancorp, Inc. of Louisiana

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Interest expense decreased $130,000, or 3.3%, to $3.8 million for fiscal 2009 compared to fiscal 2008  primarily  as a  result  of  decreases  in  the average rates paid on interest-bearing liabilities, partially offset by increases in the average balance of interest-bearing deposits and Federal Home Loans Bank borrowings.

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

A provision of $240,000 was made to the allowance in the last quarter of fiscal 2009, primarily in response to the increase in commercial lending during the period.  We held one residential mortgage loan at June 30, 2009 classified as substandard compared to none at June 30, 2008.  No provision was made to the allowance in fiscal 2008 because the allowance was maintained at a level believed, to the best of management's knowledge, to cover all known and inherent losses in the loan portfolio, both probable and reasonable.

Non-Interest Income.  Non-interest income amounted to $363,000 for the year ended June 30, 2009, an increase of $165,000, or 83.3%, compared to non-interest income of $198,000 for the year ended June 30, 2008.  Such increase was due to a $176,000 increase in gain on sale of securities, offset by a $7,000 decrease in other non-interest income, and a $4,000 decrease in gain on sale of loans.

Non-Interest Expense.  Non-interest expense decreased $246,000, or 7.3%, due primarily to $883,000 of  conversion and merger expense incurred in fiscal 2008 compared to $133,000 incurred in fiscal 2009.  Such decrease was partially offset by increases in compensation, benefits and other expenses of $211,000 as well as a special assessment by the Federal Deposit Insurance Corporation which was accrued in the last quarter of fiscal 2009.

Provision for Income Tax Expense.  The provision for income taxes amounted to $253,000 for the fiscal year ended June 30, 2009.  For the fiscal year ended June 30, 2008, the Company realized a net deferred tax benefit of $43,000.  The Company's effective tax rate was 32.75% for fiscal 2009 and 33.93% for fiscal 2008.

Exposure to Changes in Interest Rates

The Company's ability to maintain net interest income depends upon our ability to earn a higher yield on interest-earning assets than the rates we pay on deposits and borrowings.  The Company's interest-earning assets consist primarily of securities available-for-sale and long-term residential and commercial mortgage loans which have fixed rates of interest.  Consequently, our ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise.
Although long-term, fixed-rate mortgage loans made up a significant portion of our interest-earning assets at June 30, 2009, we sold a substantial amount of our loans and maintained a significant portfolio of securities available-for-sale during the past few years in order to better position Home Federal Bancorp for a rising rate environment.  At June 30, 2009 and 2008, securities available-for-sale amounted to $92.6 million and $96.3 million, respectively, or 59.9% and 69.9%, respectively, of total assets at such dates.  Although this asset/liability management strategy has adversely impacted short-term net income, it provides us with greater flexibility to reinvest such assets in higher-yielding single-family, consumer and commercial business loans in a rising interest rate environment.

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

Net Portfolio Value.  Our interest rate sensitivity is monitored by management through the use of a model which internally generates estimates of the change in our net portfolio value ("NPV") over a range of interest rate scenarios.  NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts.  The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario.  The following table sets forth our NPV as of June 30, 2009:

Change in Interest Rates in Basis Points (Rate Shock)	Net Portfolio Value			NPV as % of Portfolio Value of Assets
	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in Thousands)
300	$ 23,789	$ (8,674)	(27.67)%	16.35%	(3.93)%
200	26,950	(5,513)	(16.98)	17.90	(2.37)
100	29,988	(2,475)	(7.62)	19.28	(1.00)
Static	32,463	-	-	20.27	-
(50)	33,304	841	2.59	20.55	.27
(100)	33,577	1,114	3.43	20.55	.27

Qualitative Analysis.   Our ability to maintain a positive "spread" between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates.  Our fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed our cost of funds.  If interest rates increase, however, we would have to pay more on our deposits and new borrowings, which would adversely affect our interest rate spread.  In order to counter the potential effects of dramatic increases in market rates of interest, we have underwritten our mortgage loans to allow for their sale in the secondary market.  Total loan originations amounted to $50.7 million for fiscal 2009 and $18.5 million for fiscal 2008, while loans sold amounted to $16.2 million and $13.6 million during the same respective periods.  More significantly, we have invested excess funds from loan payments and prepayments and loan sales in investment securities classified as available-for-sale.  As a result, Home Federal Bancorp is not as susceptible to rising interest rates as it would be if its interest-earning assets were primarily comprised of long-term fixed rate mortgage loans.  With respect to its floating or adjustable rate loans, Home Federal Bancorp writes interest rate floors and caps into such loan documents.  Interest rate floors limit our interest rate risk by limiting potential decreases in the interest yield on an adjustable rate loan to a certain level.  As a result, we receive a minimum yield even if rates decline farther and the interest rate on the particular loan would otherwise adjust to a lower amount.  Conversely, interest rate ceilings limit the amount by which the yield on an adjustable rate loan may increase to no more than six percentage points over the rate at the time of origination.  Finally, we intend to place a greater emphasis on shorter-term consumer loans and commercial business loans in the future.

Home Federal Bancorp, Inc. of Louisiana

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

Home Federal Bancorp maintains levels of liquid assets deemed adequate by management.  Our liquidity ratio averaged 87.9% for the quarter ended June 30, 2009.  We adjust our liquidity levels to fund deposit outflows, repay our borrowings and to fund loan commitments.  We also adjust liquidity as appropriate to meet asset and liability management objectives.

Our primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, loan sales and earnings and funds provided from operations.  While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.  We set the interest rates on our deposits to maintain a desired level of total deposits.  In addition, we invest excess funds in short-term interest-earning accounts and other assets, which provide liquidity to meet lending requirements.  Our deposit accounts with the Federal Home Loan Bank of Dallas amounted to $3.8 million and $2.1 million at June 30, 2009 and 2008, respectively.

A significant portion of our liquidity consists of securities classified as available-for-sale and cash and cash equivalents.  Our primary sources of cash are net income, principal repayments on loans and mortgage-backed securities and increases in deposit accounts.  If we require funds beyond our ability to generate them internally, we have borrowing agreements with the Federal Home Loan Bank of Dallas which provide an additional source of funds.  At June 30, 2009, we had $36.0 million in advances from the Federal Home Loan Bank of Dallas and had $68.3 million in additional borrowing capacity.

At June 30, 2009, the Company had outstanding loan commitments of $6.9 million to originate loans.  At June 30, 2009, certificates of deposit scheduled to mature in less than one year, totaled $43.4 million.  Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In addition, the cost of such deposits could be significantly higher upon renewal, in a rising interest rate environment.  We intend to utilize our high levels of liquidity to fund our lending activities.  If additional funds are required to fund lending activities, we intend to sell our securities classified as available-for-sale as needed.

Home Federal Bank is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively.  At June 30, 2009, Home Federal Bank exceeded each of its capital requirements with ratios of 18.93%, 18.93% and 54.77%, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by Securities and Exchange Commission rules, and have not had any such arrangements during the two years ended June 30, 2009.  See Notes 8 and 15 to the Notes to Consolidated Financial Statements contained in this Annual Report.

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

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Home Federal Bancorp, Inc.
of Louisiana and Subsidiary
Shreveport, Louisiana

We have audited the accompanying consolidated balance sheets of Home Federal Bancorp, Inc. of Louisiana (the Company) and its wholly-owned subsidiary as of June 30, 2009 and 2008, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Home Federal Bancorp, Inc. of Louisiana and its wholly-owned subsidiary, Home Federal Bank, as of June 30, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                     A Professional Accounting Corporation
Metairie, Louisiana
September 15, 2009

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Balance Sheets
June 30, 2009 and 2008

	2009	2008
		(In Thousands)
Assets
Cash and Cash Equivalents (Includes Interest-Bearing
Deposits with Other Banks of $8,508 and
$4,957 for 2009 and 2008, Respectively)	$ 10,007	$ 7,363
Securities Available-for-Sale	92,647	96,324
Securities Held-to-Maturity	2,184	1,688
Loans Held-for-Sale	1,277	852
Loans Receivable, Net	46,948	28,263
Accrued Interest Receivable	543	550
Premises and Equipment, Net	982	880
Deferred Tax Asset	-	1,691
Foreclosed Real Estate	-	52
Other Assets	178	52

Total Assets	$ 154,766	$ 137,715

Liabilities and Stockholders' Equity

Liabilities
Deposits	$ 86,146	$ 78,359
Advances from Borrowers for Taxes and Insurance	137	177
Advances from Federal Home Loan Bank of Dallas	35,997	26,876
Stock Purchase Deposit Escrow	-	3,575
Other Accrued Expenses and Liabilities	1,082	854
Deferred Tax Liability	94	-

Total Liabilities	123,456	109,841

Stockholders' Equity
Preferred Stock - No Par Value; 2,000,000 Shares Authorized;
None Issued and Outstanding	-	-
Common Stock - $.01 Par Value; 8,000,000 Shares Authorized;
3,558,958 Shares Issued; 3,373,464 Shares Outstanding at
June 30, 2009 and 3,383,287 Shares Outstanding at June 30, 2008	14	14
Additional Paid-In Capital	13,608	13,567
Treasury Stock, at Cost - 185,494 Shares at June 30, 2009;
175,671 Shares at June 30, 2008	(1,887)	(1,809)
Unearned ESOP Stock	(883)	(940)
Unearned RRP Trust Stock	(269)	(395)
Retained Earnings	20,288	20,071
Accumulated Other Comprehensive Income (Loss)	439	(2,634)

Total Stockholders' Equity	31,310	27,874

Total Liabilities and Stockholders' Equity	$ 154,766	$ 137,715

See accompanying notes to consolidated financial statements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Statements of Operations
For the Years Ended June 30, 2009 and 2008

	2009	2008
(In Thousands, Except Per Share Data)
Interest Income
Loans, Including Fees	$ 2,238	$ 2,072
Investment Securities	112	243
Mortgage-Backed Securities	5,221	4,537
Other Interest-Earning Assets	25	152

Total Interest Income	7,596	7,004

Interest Expense
Deposits	2,463	3,035
Federal Home Loan Bank Borrowings	1,375	933

Total Interest Expense	3,838	3,968

Net Interest Income	3,758	3,036

Provision for Loan Losses	240	-

Net Interest Income after
Provision for Loan Losses	3,518	3,036

Non-Interest Income
Gain on Sale of Loans	2	6
Gain on Sale of Securities	325	149
Other Income	36	43

Total Non-Interest Income	363	198

Non-Interest Expense
Compensation and Benefits	1,783	1,572
Occupancy and Equipment	230	168
Franchise and Bank Shares Tax	150	141
Merger and Stock Issuance Costs	133	883
Legal Fees	131	74
Audit and Examination Fees	122	121
Deposit Insurance Premiums	78	9
Data Processing	77	69
Other Expense	409	322

Total Non-Interest Expense	3,113	3,359

Income (Loss) Before Income Taxes	768	(125)

Provision for Income Tax Expense (Benefit)	253	(43)

Net Income (Loss)	$ 515	$ (82)

Earnings (Loss) Per Share
Basic	$ 0.16	$ (0.03)
Diluted	$ 0.16	$ (0.03)

See accompanying notes to consolidated financial statements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
For the Years Ended June 30, 2009 and 2008

	2009	2008
	(In Thousands)

Net Income (Loss)	$ 515	$ (82)

Other Comprehensive Income, Net of Tax
Unrealized Holding Gains Arising During the Period	3,480	425
Reclassification Adjustment for Gains Included in Net Income	(407)	(218)

Total Other Comprehensive Income	3,073	207

Total Comprehensive Income	$ 3,588	$ 125

See accompanying notes to consolidated financial statements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended June 30, 2009 and 2008

					Accumulated
		Additional	Unearned		Other	Unearned		Total
	Common	Paid-in	ESOP	Retained	Comprehensive	RRP Trust	Treasury	Stockholders'
	Stock	Capital	Stock	Earnings	Income (Loss)	Stock	Stock	Equity
			(In Thousands)

Balance - July 1, 2007	$ 14	$ 13,509	$ (997)	$ 20,449	$ (2,841)	$ (551)	$ (1,771)	$ 27,812

ESOP Compensation Earned	-	(4)	57	-	-	-	-	53

Distribution of RRP Trust Stock	-	-	-	-	-	156	-	156

Dividends Paid	-	-	-	(296)	-	-	-	(296)

Stock Options Vested	-	62	-	-	-	-	-	62

Acquisition of Treasury Stock	-	-	-	-	-	-	(38)	(38)

Net Loss	-	-	-	(82)	-	-	-	(82)

Other Comprehensive Income, Net
of Applicable Deferred Income Taxes	-	-	-	-	207	-	-	207

Balance - June 30, 2008	14	13,567	(940)	20,071	(2,634)	(395)	(1,809)	27,874

ESOP Compensation Earned	-	(16)	57	-	-	-	-	41

Distribution of RRP Trust Stock	-	-	-	-	-	126	-	126

Dividends Paid	-	-	-	(298)	-	-	-	(298)

Stock Options Vested	-	57	-	-	-	-	-	57

Acquisition of Treasury Stock	-	-	-	-	-	-	(78)	(78)

Net Income	-	-	-	515	-	-	-	515

Other Comprehensive Income, Net
of Applicable Deferred Income Taxes	-	-	-	-	3,073	-	-	3,073

Balance - June 30, 2009	$ 14	$ 13,608	$ (883)	$ 20,288	$ 439	$ (269)	$ (1,887)	$ 31,310

See accompanying notes to consolidated financial statements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended June 30, 2009 and 2008

	2009	2008
	(In Thousands)
Cash Flows from Operating Activities
Net Income (Loss)	$ 515	$ (82)
Adjustments to Reconcile Net Income (Loss) to Net
Cash Provided by Operating Activities
Net Amortization and Accretion on Securities	(290)	(182)
Amortization of Deferred Loan Fees	(18)	(20)
Provision for Loan Losses	240	-
Depreciation of Premises and Equipment	71	55
Gain on Sale of Securities	(325)	(149)
ESOP Compensation Expense	41	53
Deferred Income Tax (Benefit)	203	(321)
Stock Option Expense	57	62
Recognition and Retention Plan Expense	125	150
Changes in Assets and Liabilities:
Origination and Purchase of Loans Held-for-Sale	(16,582)	(12,985)
Sale and Principal Repayments of Loans Held-for-Sale	16,157	13,611
Accrued Interest Receivable	8	(51)
Other Operating Assets	(125)	14
Other Operating Liabilities	229	158

Net Cash Provided by Operating Activities	306	313

Cash Flows from Investing Activities
Loan Originations and Principal Collections, Net	(18,923)	330
Purchases of Loans	-	(3,455)
Deferred Loan Fees Collected	25	42
Acquisition of Premises and Equipment	(172)	(12)
Activity in Available-for-Sale Securities
Proceeds from Sales of Securities	19,373	15,507
Principal Payments on Mortgage-Backed Securities	13,842	11,582
Purchases	(24,269)	(39,017)
Activity in Held-to-Maturity Securities
Principal Payments on Mortgage-Backed Securities	114	138
Purchases	(610)	(416)
Proceeds From Disposition of Foreclosed Real Estate	42	-

Net Cash Used in Investing Activities	(10,578)	(15,301)

See accompanying notes to consolidated financial statements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA
AND SUBSIDIARY
Consolidated Statements of Cash Flows (Continued)
For the Years Ended June 30, 2009 and 2008

	2009	2008
	(In Thousands)
Cash Flows from Financing Activities
Net Increase in Deposits	7,786	650
Proceeds from Advances from Federal Home Loan Bank	47,950	18,700
Repayment of Advances from Federal Home Loan Bank	(38,829)	(4,192)
Dividends Paid	(298)	(296)
Acquisition of Treasury Stock	(78)	(38)
Net Decrease in Advances from Borrowers for
Taxes and Insurance	(40)	(20)
Stock Purchase Deposit Escrow	4,556	3,575
Stock Purchase Deposit Escrow Refunded	(8,131)	-

Net Cash Provided by Financing Activities	12,916	18,379

Net Increase in Cash and Cash Equivalents	2,644	3,391

Cash and Cash Equivalents, Beginning of Year	7,363	3,972

Cash and Cash Equivalents, End of Year	$ 10,007	$ 7,363

Supplemental Cash Flow Information
Interest Paid on Deposits and Borrowed Funds	$ 3,826	$ 3,930
Income Taxes Paid	89	252
Market Value Adjustment for Gain on Securities
Available-for-Sale	4,655	314

Non-Cash Investing Activity
Loans Transferred to Foreclosed Real Estate
During the Year	-	52

See accompanying notes to consolidated financial statements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1.          Summary of Significant Accounting Policies

Nature of Operations

On January 18, 2005, Home Federal Bank (the Bank), formerly known as Home Federal Savings and Loan Association, completed its reorganization to the mutual holding company form of organization and formed Home Federal Bancorp, Inc. of Louisiana (the Company) to serve as the stock holding company for the Bank.  In connection with the reorganization, the Company sold 1,423,583 shares of its common stock in a subscription and community offering at a price of $10.00 per share.  The Company also issued 60% of its outstanding common stock in the reorganization to Home Federal Mutual Holding Company of Louisiana, or 2,135,375 shares.

The Bank is a federally chartered, stock savings and loan association and is subject to federal regulation by the Federal Deposit Insurance Corporation and the Office of Thrift Supervision.  The Bank provides financial services to individuals, corporate entities and other organizations through the origination of loans and the acceptance of deposits in the form of passbook savings, certificates of deposit, and demand deposit accounts.  Services are provided by four offices, all of which are located in Shreveport, Louisiana.

The Bank is subject to competition from other financial institutions, and is also subject to the regulations of certain Federal and State agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Home Federal Bank.  All significant intercompany balances and transactions have been eliminated.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses and deferred taxes.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are provided to customers of the Bank by four offices, all of which are located in the city of Shreveport, Louisiana.  The area served by the Bank is primarily the Shreveport-Bossier City metropolitan area; however, loan and deposit customers are found dispersed in a wider geographical area covering much of northwest Louisiana.

    Cash and Cash Equivalents
For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand, balances due from banks, and federal funds sold, all of which mature within ninety days.

At June 30, 2009 and 2008, cash and cash equivalents consisted of the following:

	2009	2008
	(In Thousands)
Cash on Hand	$ 406	$ 314
Demand Deposits at Other Institutions	4,919	4,214
Federal Funds Sold	4,682	2,835

Total	$ 10,007	$ 7,363

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1.                 Summary of Significant Accounting Policies (Continued)

Securities

Investments in debt securities and certain equity securities with readily determinable fair values are accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities.  SFAS 115 requires investments to be classified within one of three categories, trading, held to maturity, or available for sale, based on the type of security and management’s intent with regards to selling the security.

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

Loans Held-for-Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

Loans receivable are stated at unpaid principal balances, less allowances for loan losses and unamortized deferred loan fees.  Net non-refundable fees (loan origination fees, commitment fees, discount points) and costs associated with lending activities are being deferred and subsequently amortized into income as an adjustment of yield on the related interest earning assets using the interest method.  Interest income on contractual loans receivable is recognized on the accrual method.  Unearned discounts are deferred and amortized on the interest method over the life of the loan.

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

Allowance for Loan Losses (Continued)

A loan is considered impaired when, based on current information or events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement.  When a loan is impaired, the measurement of such impairment is based upon the fair value of the collateral of the loan.  If the fair value of the collateral is less than the recorded investment in the loan, the Bank will recognize the impairment by creating a valuation allowance with a corresponding charge against earnings.

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

Off-Balance Sheet Credit Related Financial Instruments
In the ordinary course of business, the Bank has entered into commitments to extend credit. Such financial instruments are recorded when they are funded.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held-for-sale and are carried at the lower of cost or current fair value minus estimated cost to sell as of the date of foreclosure.  Cost is defined as the lower of the fair value of the property or the recorded investment in the loan.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.

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

The Company accounts for income taxes on the asset and liability method.  Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized.  Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years.  Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized.  Current taxes are measured by applying the provisions of enacted tax laws to taxable income to determine the amount of taxes receivable or payable.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Income Taxes (Continued)

In June 2006, the FASB issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109, (FIN 48).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes.  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  FIN 48 was adopted by the Company on July 1, 2008.

While the Bank is exempt from Louisiana income tax, it is subject to the Louisiana Ad Valorem Tax, commonly referred to as the Louisiana Shares Tax, which is based on stockholders’ equity and net income.

Earnings per Share
Earnings per share are computed based upon the weighted average number of common shares outstanding during the year.

Non-Direct Response Advertising

The Company expenses all advertising costs, except for direct-response advertising, as incurred.  In the event the Company incurs expense for material direct-response advertising, it will be amortized over the estimated benefit period.  Direct-response advertising consists of advertising whose primary purpose is to elicit sales to customers who could be shown to have responded specifically to the advertising and results in probable future benefits.  For the years ended June 30, 2009 and 2008, the Company did not incur any amount of direct-response advertising.

Stock-Based Compensation

The Company utilizes SFAS No. 123R, Accounting for Stock-Based Compensation, to account for its stock-based compensation.  SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the statement of operations based on their fair values.  The amount of compensation is measured at the fair value of the options when granted, and this cost is expensed over the required service period, which is normally the vesting period of the options.  SFAS No. 123R applies to awards granted or modified after January 1, 2006, or any unvested awards outstanding prior to that date.

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

The components of other comprehensive income and related tax effects are as follows:

	2009	2008
	(In Thousands)
Unrealized Holding Gains on Available-for-Sale Securities	$ 5,271	$ 644
Reclassification Adjustment for Gains Realized in Income	(616)	(330)
Net Unrealized Gains	4,655	314
Tax Effect	(1,582)	(107)
Net-of-Tax Amount	$ 3,073	$ 207

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1.	Summary of Significant Accounting Policies (Continued)

Comprehensive Income (Continued)

The components of accumulated other comprehensive income (loss), included in Stockholders’ Equity, are as follows:

	2009	2008
	(In Thousands)
Net Unrealized Gain (Loss) on Securities
Available-for-Sale	$ 665	$ (3,991)
Tax Effect	(226)	1,357
Net-of-Tax Amount	$ 439	$ (2,634)

Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007.  During 2008, FASB deferred the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financially statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008, and interim periods within the fiscal year.  Adoption of this pronouncement did not have a monetary effect on the financial position and results of operations of the Company, but resulted in expanded disclosures (Note 21).

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (as amended).  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to provide entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Statement is expected to expand the use of fair value measurement.  This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  The Company did not make an early adoption election nor has it chosen to measure the financial instruments identified under SFAS No. 159 at fair value.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations.  SFAS No. 141 (R) will impact how entities apply the acquisition method to business combinations.  Significant changes to how the Company accounts for business combinations under this Statement include 1) the acquisition date will be the date the acquirer obtains control, 2) all identifiable assets acquired, liabilities assumed, and non-controlling interests in the acquiree  will be stated at fair value on the acquisition date, 3) assets or liabilities arising from non-contractual contingencies will be measured at their acquisition date fair value only if it is more likely than not that they meet the definition of an asset or liability on the acquisition date, 4) adjustments subsequently made to the provisional amounts recorded on the acquisition date will be made retroactively during a measurement period not to exceed one year, 5) acquisition-related restructuring costs that do not meet the criteria in SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, will be expensed as incurred, 6) transaction costs will be expensed as incurred, 7) reversals of deferred income tax valuation allowances and income tax contingencies will be recognized in earnings subsequent to the measurement period, and 8) the allowance for loan losses of an acquiree will not be permitted to be recognized by the acquirer.  Additionally, SFAS No. 141(R) will require additional disclosures regarding subsequent changes to acquisition-related contingencies, contingent consideration, non-controlling interests, acquisition-related transaction costs, fair values and cash flows not expected to be collected for acquired loans, and goodwill valuation.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1.            Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

The Company will be required to apply SFAS No. 141(R) prospectively to all business combinations completed on or after July 1, 2009.  Early adoption is not permitted.  For business combinations with an acquisition date before the effective date, the provisions of SFAS No. 141(R) will apply to the subsequent accounting for deferred income tax valuation allowances and income tax contingencies and will require any changes in those amounts to be recorded in earnings.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (an amendment of ARB No. 51).  This Statement was issued to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements.  This Statement is effective for fiscal years, and interim periods with those fiscal years, beginning on or after December 31, 2008.

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

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles.  This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the PCAOB amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets.  This statement revises SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and will require entities to provide more information about sales of securitized financial assets and similar transactions, particularly if the seller retains some risk to the assets.  The Statement eliminates the concept of a qualifying special-purpose entity, changes the requirements for the derecognition of financial assets, and calls upon sellers of the assets to make additional disclosures about them.  The Statement will be effective at the start of the first fiscal year beginning after November 15, 2009.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46R. This statement amends FASB Interpretation (FIN) No. 46(R), Consolidation of Variable Interest Entities, (FASB ASC 810-10) by altering how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity’s purpose and design and the parent company’s ability to direct the entity’s actions.  The statement will require a company to disclose its involvement with variable interest entities and any significant changes in risk due to the involvement.  The Company will have to disclose how its involvement with a variable interest entity affects its financial statements.  The standard will be effective at the start of the first fiscal year beginning after November 15, 2009.

In February 2008, FASB issued FSP FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, which provides guidance on accounting for a transfer of a financial asset and a repurchase financing.  The FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement under FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  However, if certain criteria are met, the initial transfer and repurchase shall not be evaluated as a linked transaction and therefore evaluated separately under FASB No. 140.  The FSP is effective for repurchase financing in which the initial

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1.	Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

transfer is entered in fiscal years beginning after November 15, 2008. The Company does not anticipate a material impact on its consolidated financial statements as a result of this statement.

In April 2008, FASB issued FSP 142-3 which amends the list of factors an entity should consider in developing renewal of extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, Goodwill and Other Intangibles.  The new guidance applies to intangible assets that are acquired individually or with a group of other assets and to intangible assets acquired in both business combinations and asset acquisitions.  The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  The guidance must be applied prospectively only to intangible assets acquired after the FSP’s effective date.

The above pronouncements are not expected to have a significant impact on the consolidated financial statements of the Company.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 2.	Securities

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

		June 30, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities Available-for-Sale	Cost	Gains	Losses	Value
	(In Thousands)
Debt Securities
FHLMC Mortgage-Backed
Certificates	$ 14,237	$ 333	$ 10	$ 14,560
FNMA Mortgage-Backed
Certificates	75,194	1,197	166	76,225
GNMA Mortgage-Backed
Certificates	136	1	2	135

Total Debt Securities	89,567	1,531	178	90,920

Equity Securities
244,550 Shares, AMF ARM Fund	2,415	-	688	1,727

	Total Securities Available-for-
Sale	$ 91,982	$ 1,531	$ 866	$ 92,647

Securities Held-to-Maturity
		(In Thousands)
Debt Securities
GNMA Mortgage-Backed
Certificates	$ 260	$ 10	$ -	$ 270
FNMA Mortgage-Backed
Certificates	88	1	-	89
FHLMC Mortgage-Backed
Certificates	30	-	-	30

Total Debt Securities	378	11	-	389

Equity Securities (Non-Marketable)
18,064 Shares - Federal Home
Loan Bank	1,806	-	-	1,806

	Total Securities Held-to-
Maturity	$ 2,184	$ 11	$ -	$ 2,195

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 2.                 Securities (Continued)

		June 30, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Securities Available-for-Sale	Cost	Gains	Losses	Value
	(In Thousands)
Debt Securities
FHLMC Mortgage-Backed
Certificates	$ 13,683	$ -	$ 664	$ 13,019
FNMA Mortgage-Backed
Certificates	84,069	24	3,111	80,982
GNMA Mortgage-Backed
Certificates	163	-	3	160

Total Debt Securities	97,915	24	3,778	94,161

Equity Securities
242,745 Shares, AMF ARM Fund	2,400	-	237	2,163

Total Securities Available-for-
Sale	$ 100,315	$ 24	$ 4,015	$ 96,324

Securities Held-to-Maturity
		(In Thousands)
Debt Securities
GNMA Mortgage-Backed
Certificates	$ 346	$ 14	$ -	$ 360
FNMA Mortgage-Backed
Certificates	112	1	-	113
FHLMC Mortgage-Backed
Certificates	34	-	-	34

Total Debt Securities	492	15	-	507

Equity Securities (Non-Marketable)
11,961 Shares - Federal Home
Loan Bank	1,196	-	-	1,196

Total Securities Held-to-
Maturity	$ 1,688	$ 15	$ -	$ 1,703

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 2.                 Securities (Continued)

The amortized cost and fair value of debt securities by contractual maturity at June 30, 2009, follows:

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
		(In Thousands)
Within One Year or Less	$ -	$ -	$ -	$ -
One through Five Years	-	-	33	33
After Five through Ten Years	751	751	145	146
Over Ten Years	88,816	90,169	200	210

Total	$ 89,567	$ 90,920	$ 378	$ 389

For the year ended June 30, 2009 and 2008, proceeds from the sale of securities available-for-sale amounted to $19.4 million and $15.5 million, respectively.  Gross realized gains amounted to $325,000 and $149,000, respectively.

Information pertaining to securities with gross unrealized losses at June 30, 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

June 30, 2009

	Less Than Twelve Months		Over Twelve Months

	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
Securities Available-for-Sale	Losses	Value	Losses	Value
(In Thousands)
Debt Securities
Mortgage-Backed Securities	$ 10	$ 864	$ 168	$ 23,801
Marketable Equity
Securities	-	-	688	1,727

Total Securities
Available-for-Sale	$ 10	$ 864	$ 856	$ 25,528

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 2.                 Securities (Continued)

June 30, 2008

	Less Than Twelve Months		Over Twelve Months

	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
Securities Available-for-Sale	Losses	Value	Losses	Value
(In Thousands)
Debt Securities
Mortgage-Backed Securities	$ 1,336	$ 31,202	$ 2,442	$ 59,085
Marketable Equity
Securities	-	-	237	2,163

Total Securities
Available-for-Sale	$ 1,336	$ 31,202	$ 2,679	$ 61,248

The Company’s investment in equity securities consists primarily of shares of an adjustable rate mortgage loan mutual fund.  The unrealized losses associated with this fund were primarily caused by the investment downgrade of certain non-agency private label mortgage-backed securities held by the fund and uncertainty in spreads in the bond market for mortgage-related securities along with the performance of a small number of the bonds within the fund.  Based on management’s assessment of the financial condition of the Company, the Company has the ability and intent to hold these securities until a recovery of fair value occurs, and accordingly, the Company does not consider this investment to be other-than-temporarily impaired at June 30, 2009.

The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate changes.  The contractual cash flows of these investments are guaranteed by agencies of the U.S. government.  Accordingly, it is expected that these securities would not be settled at a price less than the amortized cost of the Company’s investment.  Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2009.

At June 30, 2009, securities with a carrying value of $4.2 million were pledged to secure public deposits, and securities with a carrying value of $17.7 million were pledged to secure FHLB advances.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 3.	Loans Receivable

Loans receivable at June 30, 2009 and 2008, are summarized as follows:

		2009	2008
		(In Thousands)

	Loans Secured by Mortgages on Real Estate
	Secured by One-to-Four Family Residences	$ 22,106	$ 18,736
	Commercial - Real Estate Secured	8,193	-
	Secured by Other Properties	4,884	4,945
	Total Mortgage Loans	35,183	23,681
	Commercial Loans	6,590	-
	Consumer Loans
	Equity and Second Mortgage	4,914	3,848
	Loans on Savings Accounts	359	573
	Equity Lines of Credit	451	461
	Automobile Loans	40	51
	Total Consumer and Other Loans	5,764	4,933
	Total Loans	47,537	28,614

Less:	Allowance for Loan Losses	(466)	(235)
	Unamortized Loan Fees	(123)	(116)
	Net Loans Receivable	$ 46,948	$ 28,263

	An analysis of the allowance for loan losses follows:

		2009	2008
		(In Thousands)

	Balance - Beginning of Year	$ 235	$ 235
	Provision for Loan Losses	240	-
	Loan Charge-Offs	(9)	-
	Balance - End of Year	$ 466	$ 235

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 3.          Loans Receivable (Continued)

Fixed rate loans receivable as of June 30, 2009, are scheduled to mature and adjustable rate loans are scheduled to re-price as follows:

	Under	One	Six	Over
	One	to Five	to Ten	Ten
	Year	Years	Years	Years	Total
Loans Secured by One-to-Four
Family Residential
Fixed Rate	$ 234	$ 6,023	$ 400	$ 6,040	$ 12,697
Adjustable Rate	9,409	-	-	-	9,409
Other Loans Secured by Real Estate
Fixed Rate	-	9,633	1,221	4,884	15,738
All Other Loans	4,543	2,381	955	1,815	9,694

Total	$ 14,186	$ 18,037	$ 2,576	$ 12,739	$ 47,538

As of June 30, 2009 and 2008, there was no recorded investment in loans that are considered impaired under SFAS Nos. 114 and 118.  The Bank has no commitments to loan additional funds to borrowers whose loans were previously in non-accrual status.

Note 4.	Accrued Interest Receivable

Accrued interest receivable at June 30, 2009 and 2008, consisted of the following:

	2009	2008
	(In Thousands)
Accrued Interest on:
Mortgage Loans	$ 156	$ 128
Other Loans	26	19
Investments	1	8
Mortgage-Backed Securities	360	395
Total	$ 543	$ 550

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 5.	Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	2009	2008
	(In Thousands)

Land	$ 727	$ 727
Buildings	1,183	1,134
Equipment	725	601
	2,635	2,462
Accumulated Depreciation	(1,653)	(1,582)

Total	$ 982	$ 880

Depreciation expense charged against operations for the years ended June 30, 2009 and 2008, was $71,000 and $55,000, respectively.

The Bank leases property for two branch facilities. The Youree Branch lease, which expires November 30, 2018, requires monthly rental payments of $2,171.  This lease has three ten-year option periods remaining with rental adjustment provisions.  The Bellmead Branch lease has a term of five years ending on April 30, 2014, however, the Bank has a one-time option to terminate this lease after thirty-six months.  Monthly rental payments during the initial thirty-six months are $3,443.  Total rent expense paid under the terms of these two leases for the years ended June 30, 2009 and 2008, amounted to $34,000 and $20,000, respectively.  Future minimum rental payments resulting from the non-cancelable term of these leases are as follows:

Year Ended
June 30,	Amount

2010	$ 67,756
2011	67,756
2012	60,869
2013	26,436
2014	26,436
Thereafter	116,759

Total Minimum Future	$ 366,012
Rental Payments

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 6.	Deposits

Deposits at June 30, 2009 and 2008, are summarized as follows:

	Weighted
	Average
	Rate at	2009		2008
	6/30/2009	Amount	Percent	Amount	Percent
		(Dollars in Thousands)
Non-Interest Bearing	0.00%	$ 2,222	2.58%	$ 1,679	2.14%
NOW Accounts	0.19%	6,315	7.33	6,854	8.75
Money Market	1.40%	8,752	10.16	2,882	3.68
Passbook Savings	0.50%	6,056	7.03	4,836	6.17

		23,345	27.10	16,251	20.74
Certificates of Deposit	3.43%	62,801	72.90	62,108	79.26

	Total Deposits	$ 86,146	100.00%	$ 78,359	100.00%
					`

The composition of Certificates of Deposit accounts by interest rate is as follows:

	2009		2008
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
0.00% to 0.99%	$ 134	0.21%	$ 9	0.01%
1.00% to 1.99%	11,970	19.06	127	0.20
2.00% to 2.99%	13,030	20.75	9,074	14.61
3.00% to 3.99%	21,405	34.09	12,840	20.67
4.00% to 4.99%	12,990	20.68	24,724	39.82
5.00% to 5.99%	3,272	5.21	15,334	24.69

Total Deposits	$ 62,801	100.00%	$ 62,108	100.00%

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 6.	Deposits (Continued)

Maturities of Certificates of Deposit accounts at June 30, 2009, are scheduled as follows:

			Weighted
Year Ending			Average
June 30,	Amount	Percent	Rate
	(Dollars in Thousands)
2010	$ 43,360	69.04%	3.2%
2011	9,367	14.92	3.8%
2012	5,421	8.63	4.5%
2013	2,022	3.22	4.7%
2014	2,631	4.19	3.6%

Total	$ 62,801	100%

  Interest expense on deposits for the years ended June 30, 2009 and 2008, was as follows:

	2009	2008
	(In Thousands)

NOW and Money Market	$ 59	$ 28
Passbook Savings	26	22
Certificates of Deposit	2,378	2,985

Total	$ 2,463	$ 3,035

At June 30, 2008, deposits in excess of $100,000 were generally not federally insured.  As the result of recent changes in federal law, deposits at June 30, 2009 are generally insured up to $250,000.  At June 30, 2009, there were twelve deposit accounts with balances in excess of $250,000 with an aggregate value of $5.2 million, of which $2.2 million would potentially be uninsured.

Note 7.                 Advances from Federal Home Loan Bank of Dallas

Pursuant to collateral agreements with the Federal Home Loan Bank of Dallas (FHLB), advances are secured by a blanket floating lien on first mortgage loans.  Total interest expense recognized amounted to $1.4 million and $933,000, for fiscal years 2009 and 2008, respectively.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 7.                 Advances from Federal Home Loan Bank of Dallas (Continued)

Advances at June 30, 2009 and 2008, consisted of the following:

	Advance Total
	2009	2008
	(In Thousands)

1.00% to 1.99%	$ 2,000	$ -
2.00% to 2.99%	5,462	6,876
3.00% to 3.99%	12,468	2,245
4.00% to 4.99%	9,654	7,179
5.00% to 5.99%	6,413	10,576

Total	$ 35,997	$ 26,876

Maturities of advances at June 30, 2009 are as follows for the year ended June 30th (In Thousands):

Year Ended
June 30,	Amount

2010	$ 9,990
2011	8,116
2012	7,422
2013	5,907
2014	1,915
Thereafter	2,647

Total	$ 35,997

Note 8.	Commitments

Lease Commitments
As described in Note 5, the Bank leases property for two branch facilities.  In addition to this lease, the Bank has an agreement with a third-party to provide on-line data processing services.  The agreement, which expires January 31, 2010, contains a minimum monthly service charge of $4,000.  At the end of this term, the agreement will automatically continue for successive periods of five years unless terminated upon written notice given at least twelve months prior to the end of the present term.  The future minimum commitments for the on-line processing services amount to $28,000 for the year ended June 30, 2010.

Employment Contracts
The Company and the Bank have employment contracts with certain key employees. These contracts provide for compensation and termination benefits.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 9.	Federal Income Taxes

The Company and its subsidiary file consolidated federal income tax returns.  The current provision for federal and state income taxes is calculated on pretax accounting income adjusted by items considered to be permanent differences between book and taxable income.  Income tax expense for the year ending June 30, 2009 and 2008, is summarized as follows:

	2009	2008
	(In Thousands)

Federal
Current	$ 50	$ 278
Deferred (Benefit)	203	(321)
State
Current	-	-

Total	$ 253	$ (43)

The effective federal income tax rate for the years ended June 30, 2009 and 2008 was 32.75% and 33.93%, respectively.  Reconciliations of income tax expense (benefit) at the statutory rate to the Company’s effective rates are as follows:

	2009	2008
	(In Thousands)

Computed at Expected Statutory Rate	$ 261	$ (42)
Other	(8)	(1)

Provision for Income Tax Expense (Benefit)	$ 253	$ (43)

At June 30, 2009 and 2008, temporary differences between the financial statement carrying amount and tax bases of assets that gave rise to deferred tax recognition were related to the effect of loan bad debt deduction differences for tax and book purposes and deferred stock option compensation.  The deferred tax expense or benefit related to securities available-for-sale has no effect on the Bank's income tax provision since it is charged or credited to the Bank’s other comprehensive income or loss equity component.

The net deferred income tax (liability) asset consisted of the following components at June 30, 2009 and 2008:

	2009	2008
	(In Thousands)

Deferred Tax Asset or Liability
Stock Option Compensation	$ 80	$ 61
Loans Receivable - Bad Debt Loss Allowances	52	(27)
Securities Available-for-Sale Unrealized Gain or Loss	(226)	1,357
Conversion and Merger Expense	-	300

Total Deferred Tax (Liability) Asset	$ (94)	$ 1,691

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 9.                 Federal Income Taxes (Continued)

In computing federal taxes on income under provisions of the Internal Revenue Code in years past, earnings appropriated by savings and loan associations to general reserves were deductible in arriving at taxable income if certain conditions were met.  Bank retained earnings appropriated to the federal insurance reserve at June 30, 2009 and 2008, amounted to $4.0 million.  Included were appropriations of net income of prior years of $3.3 million, for which no provision for federal income taxes has been made.  If this portion of the reserve is used for any purpose other than to absorb losses, a tax liability will be imposed upon the Bank at the then current federal income tax rate.

At June 30, 2009 and 2008, the Company did not have any tax positions which resulted in unrecognized tax benefits.  In addition, the Company had no amount of interest and penalties recognized in the consolidated statements of operations for the years ended June 30, 2009 and 2008, respectively, nor any amount of interest and penalties recognized in the consolidated balance sheets as of June 30, 2009 and 2008, respectively.

Note 10.	Other Non-Interest Income and Expense

Other non-interest income and expense amounts at June 30, 2009 and 2008, are summarized below:

	2009	2008
	(In Thousands)

Other Non-Interest Income
Commissions and Other	$ 18	$ 16
Services Fees on NOW Accounts	14	22
Late Charges	4	5

Total Other Non-Interest Income	$ 36	$ 43

Other Non-Interest Expense
NOW Account Expense	$ 75	$ 59
Miscellaneous	63	71
Telephone	48	37
Office Supplies	42	26
Advertising	35	-
Business Insurance and Bonds	34	34
Automobile Expense, Including Depreciation	32	21
Consulting Fees	27	30
Postage	23	18
Registration Fees	11	9
Organization Dues and Publications	10	8
Loan Expenses	6	6
Charitable Contributions	3	3

Total Other Non-Interest Expenses	$ 409	$ 322

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 11.	Retirement Plans

Effective November 15, 2004, the Bank adopted the Home Federal Savings and Loan Association Employees’ Savings and Profit Sharing Plan and Trust administered by the Pentegra Group.  This plan complies with the requirements of Section 401(k) of the Internal Revenue Code.  Those eligible for this defined contribution plan must have completed twelve months of full time service and attained age 21. Participating employees may make elective salary reduction contributions of up to $16,500 for 2009, of their eligible compensation.  The Bank will contribute a basic “safe harbor” contribution of 3% of participant plan salary and will match 50% of the first 6% of plan salary elective deferrals. The Bank is also permitted to make discretionary contributions to be allocated to participant accounts. Pension costs, including administrative fees, attributable to the Bank’s 401(k) safe harbor plan for the years ended June 30, 2009 and 2008, were $54,000 and $66,000, respectively.

Note 12.	Employee Stock Ownership Plan

During fiscal 2005, the Company instituted an employee stock ownership plan.  The Home Federal Savings and Loan Association Employee Stock Ownership Plan (ESOP) enables all eligible employees of the Bank to share in the growth of the Company through the acquisition of stock.  Employees are generally eligible to participate in the ESOP after completion of one year of service and attaining the age of 21.

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

As compensation expense is incurred, the Unearned ESOP Shares account is reduced based on the original cost of the stock.  The difference between the cost and the average market price of shares released for allocation is applied to Additional Paid-In Capital.  ESOP compensation expense for the years ended June 30, 2009 and 2008, was $41,000 and $53,000, respectively.

The ESOP shares as of June 30, 2009, are as follows:

Allocated Shares	19,930
Shares Released for Allocation	2,847
Unreleased Shares	91,110

Total ESOP Shares	113,887

Fair Value of Unreleased Shares (In Thousands)	$ 615

Stock Price at June 30, 2009	$ 6.75

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 13.            Recognition and Retention Plan

On August 10, 2005, the shareholders of the Company approved the establishment of the Home Federal Bancorp, Inc. of Louisiana 2005 Recognition and Retention Plan and Trust Agreement (the Recognition Plan) as an incentive to retain personnel of experience and ability in key positions. The aggregate number of shares of the Company’s common stock subject to award under the Recognition Plan totaled 69,756.  As shares were acquired for the Recognition Plan, the purchase price of these shares was recorded as a contra equity account.  As the shares are distributed, the contra equity account is reduced.

Recognition Plan shares are earned by recipients at a rate of 20% of the aggregate number of shares covered by the Recognition Plan award over five years.  If the employment of an employee or service as a non-employee director is terminated prior to the fifth anniversary of the date of grant of Recognition Plan share award for any reason other than the recipient’s death, disability, or following a change in control of the Company, the recipient shall forfeit the right to any shares subject to the award that have not been earned.

The cost associated with the Recognition Plan is based on a share price of $9.85, which represents the market price of the Company’s stock on the date on which the Recognition Plan shares were granted.  The cost is being recognized over five years.  Compensation expense pertaining to the Recognition Plan was $125,000 and $150,000, for the years ended June 30, 2009 and 2008, respectively.

A summary of the changes in restricted stock follows:

	Unawarded Shares		Awarded Shares
	2009	2008	2009	2008

Balance - Beginning of Year	1,952	1,490	38,333	54,605
Purchased by Plan	-	-	-	-
Granted	-	-	-	-
Forfeited	338	462	(338)	(462)
Earned and Issued	-	-	(12,781)	(15,810)

Balance - End of Year	2,290	1,952	25,214	38,333

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 14.            Stock Option Plan

On August 10, 2005, the shareholders of the Company approved the establishment of the Home Federal Bancorp, Inc. of Louisiana 2005 Stock Option Plan (the Option Plan) for the benefit of directors, officers, and other employees.  The aggregate number of shares of common stock reserved for issuance under the Option Plan totaled 174,389.  Both incentive stock options and non-qualified stock options may be granted under the plan.

On August 18, 2005, the Company granted 174,389 options to directors and employees.  Under the Option Plan, the exercise price of each option cannot be less than the fair market value of the underlying common stock as of the date of the option grant, which was $9.85, and the maximum term is ten years.  Incentive stock options and non-qualified stock options granted under the Option Plan become vested and exercisable at a rate of 20% per year over five years, commencing one year from the date of the grant, with an additional 20% vesting on each successive anniversary of the date the option was granted.  The exercise price of the options is equal to the market price of the Company’s stock on the date of grant.

Following is a summary of the status of the Option Plan during the fiscal years ended June 30, 2009 and 2008:

		Weighted
		Average
	Number of	Exercise
	Shares	Price
Outstanding at July 1, 2008	169,762	$ 9.85
Granted	-
Exercised	-
Forfeited	(11,628)
Outstanding at June 30, 2009	158,134	$ 9.85

Options Exercisable at June 30, 2009	105,858	$ 9.85

Outstanding at July 1, 2007	170,857	$ 9.85
Granted	-
Exercised	-
Forfeited	(1,095)
Outstanding at June 30, 2008	169,762	$ 9.85

Options Exercisable at June 30, 2008	73,688	$ 9.85

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

Compensation cost charged to operations was $57,000 and $62,000 in 2009 and 2008, respectively.  The income tax benefit realized from the Option Plan was $19,000 in 2009 and $21,000 in 2008.

Following is a summary of the status of options outstanding at June 30, 2009 under the Option Plan:

	Options Outstanding			Options Exercisable
Weighted
		Average	Weighted		Weighted
Exercise		Remaining	Average		Average
Price		Contractual	Exercise		Exercise
Range	Number	Life	Price	Number	Price
$ 9.85	167,753	5.26 Years	$ 9.85	105,858	$ 9.85

Note 15.          Off-Balance Sheet Activities

Credit Related Financial Instruments

The Bank is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments consist primarily of commitments to extend credit.  Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheets.

The Bank’s exposure to credit loss in the event of non-performance by the other party to loan commitments is represented by the contractual amount of the commitment.  The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At June 30, 2009 and 2008, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2009	2008
	(In Thousands)

Commitments to Grant Loans	$ 6,935	$ 104
Unfunded Commitments Under Lines of Credit	3,672	847

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee.  The commitments for equity lines of credit may expire without being drawn upon.  Therefore, the total commitment amounts do not necessarily represent future cash requirements.  The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 15.	Off-Balance Sheet Activities (Continued)

Cash Deposits

The Company periodically maintains cash balances in financial institutions that are in excess of insured amounts.  The Company has not experienced any losses and does not believe that significant credit risk exists as a result of this practice.

Regional Credit Concentration

A substantial portion of the Bank’s lending activity is with customers located within a 100 mile radius of the Shreveport, Louisiana metropolitan area, which includes areas of northwest Louisiana, northeast Texas and southwest Arkansas.  Although concentrated within the region, the Bank has a diversified loan portfolio, which should preclude the Bank from being dependent upon the well being of any particular economic sector to ensure collectibility of any significant portion of its debtors’ loan contracts.

Other Credit Concentrations
The Bank has purchased, with recourse, a significant number of loans from third-party mortgage originators.  These loans are serviced by these entities. At June 30, 2009 and 2008, the balance of the loans outstanding being serviced by these entities was $9.5 million and $10.5 million, respectively.

Interest Rate Floors and Caps
The Bank writes interest rate floors and caps into its variable rate mortgage loan contracts and loan servicing agreements in an attempt to manage its interest rate exposure.  Such floors and caps enable customers to transfer, modify, or reduce their interest rate risk, which, in turn, creates an off-balance sheet market risk to the Bank.  At June 30, 2009, the Bank's loan portfolio contained approximately $9.4 million of loans in which the loan contracts or servicing agreements possessed interest rate floors and caps.  Of this amount, $9.3 million consisted of purchased loans, which were originated by third-party mortgage originators.

Note 16.	Related Party Events

In the ordinary course of business, the Bank makes loans to its directors and officers. These loans are made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not involve more than normal credit risk or present other unfavorable features.

An analysis of the activity in loans made to such borrowers (both direct and indirect), including lines of credit, is summarized as follows for the years ended June 30th:

	2009	2008
	(In Thousands)

Balance - Beginning of Year	$ 430	$ 266
Additions	1,329	195
Principal payments	(138)	(31)
Balance - End of Year	$ 1,621	$ 430

Deposits from related parties held by the Bank at June 30, 2009 and 2008, amounted to $1.8 and $1.3 million, respectively.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 17.	Merger and Stock Issuance Costs

On December 31, 2007, the Company entered into an Agreement and Plan of Merger (the Agreement) with First Louisiana Bancshares, Inc. (First Louisiana) which provided for the merger of First Louisiana with and into the Company.  In connection with the merger, the Company’s current mutual holding company, Home Federal Mutual Holding Company of Louisiana, which owns approximately 63.1% of the Company’s outstanding shares, was to be merged into the Company in order to consummate the conversion of the Company to a full stock form organization.

In order to facilitate the merger and conversion, the Company offered up to 1,840,000 shares of its common stock to the public.  The costs associated with the stock issuance and conversion were capitalized with the intent to net these costs against the gross proceeds generated from the stock offering.  In addition, certain direct costs associated with the acquisition of First Louisiana were capitalized with the intent that these direct costs would be included in the total cost of the acquisition.  The Company was not able to sell the minimum number of shares required under the offering, and elected to terminate the offering.  As a result, those costs that were capitalized pertaining to the stock issuance and conversion, and with the planned merger with First Louisiana were written off and charged to expense in the consolidated statement of operations.  The amount of merger, conversion and stock issuance costs recognized in the consolidated statement of operations for the years ended June 30, 2009 and 2008 totaled $133,000 and $883,000, respectively.

Note 18.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly other discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital requirements that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Bank is required to maintain minimum capital ratios under OTS regulatory guidelines in order to ensure capital adequacy. Management believes, as of June 30, 2009 and 2008, that the Bank met all OTS capital adequacy requirements to which it is subject.

As of June 30, 2009, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum capital ratios, which are different than those required to meet OTS capital adequacy requirements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 18.	Regulatory Matters (Continued)

There are no conditions or events since that notification that management believes may have changed the Bank’s category.  The Bank was also classified as well capitalized at June 30, 2008.

The Bank’s actual and required capital amounts and ratios for OTS regulatory capital adequacy purposes are presented below as of June 30, 2009 and 2008.

				Required for Capital
		Actual		Adequacy Purposes
		Amount	Ratio	Amount	Ratio
		(Dollars in Thousands)
June 30, 2009
Core Capital	(1)	$ 29,163	18.93%	$ 4,623	3.00%
Tangible Capital	(1)	29,163	18.93%	2,311	1.50%
Total Risk-Based Capital	(2)	29,629	54.77%	4,328	8.00%

June 30, 2008
Core Capital	(1)	$ 28,312	20.21%	$ 4,203	3.00%
Tangible Capital	(1)	28,312	20.21%	2,101	1.50%
Total Risk-Based Capital	(2)	28,547	73.08%	3,125	8.00%

The Bank’s actual and required capital amounts and ratios to be well capitalized under prompt corrective action provisions are presented below as of June 30, 2009 and 2008.

				Required to be
		Actual		Well Capitalized
		Amount	Ratio	Amount	Ratio
		(Dollars in Thousands)
June 30, 2009
Tier 1 Leverage Capital	(1)	$ 29,163	18.93%	$ 7,704	5.00%
Tier 1 Risk-Based Capital	(2)	29,163	53.91%	3,246	6.00%
Total Risk-Based Capital	(2)	29,629	54.77%	5,410	10.00%

June 30, 2008
Tier 1 Leverage Capital	(1)	$ 28,312	20.21%	$ 7,005	5.00%
Tier 1 Risk-Based Capital	(2)	28,312	72.48%	2,344	6.00%
Total Risk-Based Capital	(2)	28,547	73.08%	3,906	10.00%

(1) Amounts and Ratios to Adjusted Total Assets
(2) Amounts and Ratios to Total Risk-Weighted Assets

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 18.	Regulatory Matters (Continued)

The actual and required capital amounts and ratios applicable to the Bank for the years ended June 30, 2009 and 2008, are presented in the following tables, including a reconciliation of capital under generally accepted accounting principles (GAAP) to such amounts reported for regulatory purposes.

			Minimum for Capital
	Actual		Adequacy Purposes
June 30, 2009	Ratio	Amount	Ratio	Amount
	(Dollars in Thousands)

Total Equity, and Ratio to Total Assets	19.19%	$ 29,723
Investments in and Advances to
Nonincludable Subsidiaries		(121)
Unrealized Gains on
Securities Available-for-Sale		(439)
Tangible Capital, and Ratio
to Adjusted Total Assets	18.93%	$ 29,163	1.5%	$ 2,311
Tier 1 (Core) Capital,
and Ratio to Adjusted Total Assets	18.93%	$ 29,163	3.0%	$ 4,623
Tier 1 (Core) Capital,
and Ratio to Risk-Weighted Assets	53.91%	$ 29,163
Allowance for Loan Losses		466
Equity Investment		-

Total Risk-Based Capital, and
Ratio to Risk-Weighted Assets	54.77%	$ 29,629	8.0%	$ 4,328

Total Assets		$ 154,872

Adjusted Total Assets		$ 154,086

Risk-Weighted Assets		$ 54,095

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 18.	Regulatory Matters (Continued)

			Minimum for Capital
	Actual		Adequacy Purposes
June 30, 2008	Ratio	Amount	Ratio	Amount
	(Dollars in Thousands)

Total Equity, and Ratio to Total Assets	18.84%	$ 25,950
Investments in and Advances to
Nonincludable Subsidiaries		(272)
Unrealized Losses on
Securities Available-for-Sale		2,634
Tangible Capital, and Ratio
to Adjusted Total Assets	20.21%	$ 28,312	1.5%	$ 2,101
Tier 1 (Core) Capital,
and Ratio to Adjusted Total Assets	20.21%	$ 28,312	3.0%	$ 4,203
Tier 1 (Core) Capital,
and Ratio to Risk-Weighted Assets	72.48%	$ 28,312
Allowance for Loan Losses		235
Equity Investment		-

Total Risk-Based Capital, and
Ratio to Risk-Weighted Assets	73.08%	$ 28,547	8.0%	$ 3,125

Total Assets		$ 137,732

Adjusted Total Assets		$ 140,094

Risk-Weighted Assets		$ 39,064

Note 19.	Restrictions on Dividends

Federal and state banking regulations place certain restrictions on dividends paid by the Bank to the Company.  The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank.

Note 20.	Fair Value of Financial Instruments

The Company has adopted SFAS No. 107 issued by the Financial Accounting Standards Board which requires disclosure of the fair value of all financial instruments for which it is practical to estimate fair value.

The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

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

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 20.	Fair Value of Financial Instruments (Continued)

At June 30, 2009 and 2008, the carrying amount and estimated fair values of the Bank’s financial instruments were as follows:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
	(In Thousands)		(In Thousands)
Financial Assets
Cash and Cash Equivalents	$ 10,007	$ 10,007	$ 7,363	$ 7,363
Securities Available-for-Sale	92,647	92,647	96,324	96,324
Securities to be Held-to-Maturity	2,184	2,195	1,688	1,703
Loans Held-for-Sale	1,277	1,277	852	852
Loans Receivable	46,948	50,461	28,263	29,576
Accrued Interest Receivable	543	543	550	550

Financial Liabilities
Deposits	86,146	88,314	78,359	79,667
Accrued Interest Payable	157	157	144	144
Advances from Borrowers	137	137	177	177
Advances from FHLB	35,997	37,088	26,876	26,753

Off-Balance Sheet Liabilities
Mortgage Loan Commitments	-	69	-	1

The estimated fair values presented above could be materially different than net realizable value and are only indicative of the individual financial instrument’s fair value.  Accordingly, these estimates should not be considered an indication of the fair value of the Bank taken as a whole.

Note 21.         Fair Value Accounting

On July 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurement.  SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157was issued to establish a uniform definition of fair value.  The definition of fair value under SFAS No. 157 is market-based as opposed to company-specific, and includes the following:

▪
Defines fair value as the price that would be received to sell an asset or paid to transfer a liability, in either case, through an orderly transaction between market participants at a measurement date and establishes a framework for measuring fair value;

▪	Establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date;

▪
Nullifies the guidance in EITF 02-3, which required the deferral of profit at inception of a transaction involving a derivative financial instrument in the absence of observable data supporting the valuation technique;

▪	Eliminates large position discounts for financial instruments quoted in active markets and requires consideration of the company’s creditworthiness when valuing liabilities; and

▪	Expands disclosures about instrument that are measured at fair value.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 21.          Fair Value Accounting (Continued)

SFAS No. 157 establishes a three-level valuation hierarchy for disclosure of fair value measurements.  The valuation hierarchy favors the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

▪	Level 1 – Fair value is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets in which the Company can participate.

▪
Level 2 – Fair value is based upon (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers, or in which little information is released publicly; (c) inputs other than quoted prices that are observable for the asset or liability or (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means.

▪
Level 3 – Fair value is based upon inputs that are unobservable for the asset or liability.  These inputs reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability (including assumptions about risk).  These inputs are developed based on the best information available in the circumstances, which include the Company’s own data. The Company’s own data used to develop unobservable inputs are adjusted if information indicates that market participants would use different assumptions.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 21.          Fair Value Accounting (Continued)

Fair values of assets and liabilities measured on a recurring basis at June 30, 2009 and 2008 are as follows:

Fair Value Measurements Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Total
June 30, 2009

Available-for-Sale
Debt Securities	$ -	$ 90,920	$ 90,920
Equity Securities	1,727	-	1,727
Total	$ 1,727	$ 90,920	$ 92,647

Fair Value Measurements Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Total
June 30, 2008

Available-for-Sale
Debt Securities	$ -	$ 94,161	$ 94,161
Equity Securities	2,163	-	2,163
Total	$ 2,163	$ 94,161	$ 96,324

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 22.	Earnings Per Common Share

The following table presents the components of average outstanding common shares for the years ended June 30, 2009 and 2008:

	2009	2008

Average Common Shares Issued	3,558,958	3,558,958
Average Treasury Shares Held	(181,874)	(175,168)
Average Unearned ESOP Shares	(91,110)	(96,804)
Average Unearned RRP Shares	(29,220)	(42,872)

Weighted Avenue Number of Common
Shares Used in Basic EPS	3,256,754	3,244,114

Effect of Dilutive Securities
Stock Options	-	-

Weighted Average Number of Common
Shares and Dilutive Potential Common
Shares Used in Dilutive EPS	3,256,754	3,244,114

Earnings per share are computed using the weighted average number of shares outstanding as prescribed in SFAS No. 128.  For the years ended June 30, 2009 and 2008, there were outstanding options to purchase 167,753 and 169,762 shares, respectively, at $9.85 per share.  For fiscal 2009 and 2008, the options were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market value price of the common shares during the period.

Note 23.	Subsequent Events

In accordance with SFAS No. 165, Subsequent Events, management has evaluated subsequent events through the date that the financial statements were issued, September 15, 2009, and determined that no events occurred that require disclosure.  No subsequent events occurring after this date have been evaluated for inclusion in these financial statements.

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 24.            Parent Company Financial Statements

Financial information pertaining only to Home Federal Bancorp, Inc. of Louisiana as of June 30, 2009 and 2008, is as follows:

HOME FEDERAL BANCORP, INC. OF LOUISIANA
Condensed Balance Sheets
June 30, 2009 and 2008

	2009	2008
	(In Thousands)
Assets
Cash and Cash Equivalents	$ 1,125	$ 1,535
Investment in Subsidiary	29,723	25,950
Other Assets	462	492

Total Assets	$ 31,310	$ 27,977

Liabilities and Stockholders' Equity
Other Liabilities	$ -	$ 103
Stockholders' Equity	31,310	27,874

Total Liabilities and Stockholders' Equity	$ 31,310	$ 27,977

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 24.	Parent Company Financial Statements (Continued)

HOME FEDERAL BANCORP, INC. OF LOUISIANA
Condensed Statements of Operations
For the Years Ended June 30, 2009 and 2008

	2009	2008
	(In Thousands)
Equity in Undistributed Earnings of Subsidiary	$ 701	$ 587
Interest Income	52	55

Total Income	753	642

Operating Expenses	213	186
Conversion and Merger Expense	133	883

Total Expenses	346	1,069

Income (Loss) Before Income Tax Benefit	407	(427)
Income Tax Benefit	(108)	(345)

Net Income (Loss)	$ 515	$ (82)

HOME FEDERAL BANCORP, INC. OF LOUISIANA AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 24.	Parent Company Financial Statements (Continued)

HOME FEDERAL BANCORP, INC. OF LOUISIANA
Condensed Statements of Cash Flows
For the Years Ended June 30, 2009 and 2008

	2009	2008
	(In Thousands)
Operating Activities
Net Income (Loss)	$ 515	$ (82)
Adjustments to Reconcile Net Income (Loss) to Net
Cash Used in Operating Activities
Equity in Undistributed Earnings of Subsidiary	(701)	(587)
Decrease (Increase) in Other Assets	30	(305)
(Decrease) Increase in Other Liabilities	(103)	103
Net Cash Used in Operating Activities	(259)	(871)

Investing Activities
Net Cash Provided by Investing Activities	-	-

Financing Activities
Paid-In Capital	225	270
Aquisition of Treasury Stock	(78)	(38)
Dividends Paid	(298)	(296)
Net Cash Used in Financing Activities	(151)	(64)

Decrease in Cash and Cash Equivalents	(410)	(935)
Cash and Cash Equivalents, Beginning of Year	1,535	2,470

Cash and Cash Equivalents, End of Year	$ 1,125	$ 1,535

Home Federal Bancorp, Inc. of Louisiana

MARKET PRICE OF HOME FEDERAL BANCORP, INC. COMMON SHARES AND RELATED SHAREHOLDER MATTERS

Home Federal Bancorp's common shares are quoted on the OTC Bulletin Board ("OTCBB"), under the symbol "HFBL."  Presented below are the high and low sales prices for Home Federal Bancorp's common shares for the quarters ended September 30, 2007 through June 30, 2009 and dividends paid for the periods presented.  Such prices do not include retail financial markups, markdowns or commissions.  Information relating to prices has been obtained from the OTCBB.

			Cash Dividends
Quarter Ended:	High	Low	per Share

Fiscal 2009
June 30, 2009	$8.00	$5.75	$0.06
March 31, 2009	8.00	6.00	0.06
December 31, 2008	7.50	6.00	0.06
September 30, 2008	8.99	7.50	0.06

Fiscal 2008
June 30, 2008	$9.17	$7.53	$0.06
March 31, 2008	9.51	7.95	0.06
December 31, 2007	10.30	9.03	0.06
September 30, 2007	10.43	9.60	0.06

As of September 25, 2009, Home Federal Bancorp had 3,350,166 common shares outstanding held of record by 154 shareholders.  The number of shareholders does not reflect the number of persons or entities who may hold stock in nominee or “street" name through brokerage firms or others.

Shareholders needing assistance with stock records, transfers or lost certificates, please contact Home Federal Bancorp, Inc.'s transfer agent, Registrar and Transfer Company.

Transfer Agent/Registrar

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 368-5948
www.rtco.com

Home Federal Bancorp, Inc. of Louisiana

DIRECTORS AND EXECUTIVE OFFICERS

Directors
Daniel R. Herndon Chairman of the Board, President and Chief Executive Officer	Henry M. Hearne Director. Self employed in the fields of investmentand farming
James R. Barlow Director. President and Chief Operating Officer Home Federal Bank	David A. Herndon III Director. Retired geologist
Clyde D. Patterson Director. Executive Vice President	Woodus K. Humphrey Director. Insurance executive, Woodus Humphrey Insurance, Inc., Shreveport, Louisiana Scott D. Lawrence Director. President of Southwestern Wholesale, Shreveport, Louisiana
Walter T. Colquitt III Director. Dentist, Shrevport, Louisiana

Mark M. Harrison Director. Co-owner of House of Carpets and Lighting, Shreveport, Louisiana and co-owner of Roly Poly sandwich franchises, Shreveport and West Monroe, Louisiana	Amos L. Wedgeworth Jr. Director. Retired physician

Executive Officers
Daniel R. Herndon President and Chief Executive Officer	James R. Barlow President and Chief Operating Officer Home Federal Bank
Clyde D. Patterson Executive Vice President

BANKING AND OFFICE LOCATIONS

Main Office

624 Market Street
Shreveport, Louisiana

Branch Offices

6363 Youree Drive Shreveport, Louisiana	8990 Mansfield Road Shreveport, Louisiana

Agency Office
6425 Youree Drive, Suite 100 Shreveport, Louisiana